PROSPECTUS

14,407,588 Shares

BIOFIELD CORP.

Common Stock

BIOFIELD CORP.
Suite M, 1025 North Nine Drive
Alpharetta, Georgia 30004
(770) 740-8180

This prospectus relates to sales by certain selling stockholders of up to an aggregate of 14,407,588 shares of our common stock (the "Selling Stockholders"), of which 8,250,238 shares and warrants to acquire 664,500 shares are currently held by the Selling Stockholders. In addition, in accordance with the terms of the subscription agreements under which the shares and warrants were purchased, we are required to issue additional shares of our common stock, at no additional consideration, if we cannot meet certain deadlines. This prospectus covers an additional 5,492,850 shares of our common stock, which is our good faith estimate of the maximum number of additional shares (4,993,500) and warrants to acquire additional shares (499,350) which we may be required to issue to the Selling Stockholders under the terms of their subscription agreements. This prospectus also covers such indeterminate number of additional shares which are issuable upon exercise of the warrants as a result of stock splits, stock dividends and similar transactions. See "Selling Stockholders."

We are registering these shares by filing a registration statement with the Securities and Exchange Commission using a "Shelf" registration statement. This process allows the Selling Stockholders to sell their common stock over a period of time in varying amounts as described under "Plan of Distribution."

We will receive no proceeds from the sale of any of our common stock by the Selling Stockholders. We will receive the proceeds from the Selling Stockholders' exercise of warrants, unless the Selling Stockholders exercise the cashless exercise feature of the warrants which would permit them to purchase a lesser number of shares of common stock without payment of any cash consideration thereof. The Selling Stockholders are under no obligation to exercise the warrants.

Our shares are quoted on the OTC Bulletin Board under the symbol "BZET."

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE DISCLOSURES IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is February 23, 2004

TABLE OF CONTENTS

Prospectus Summary	2
Risk Factors	5
Forward-Looking Statements	14
Use of Proceeds	14
Market for our Common Stock and Related Stockholder Matters	15
Management's Discussion and Analysis or Plan of Operations	17
Business	24
Management	38
Certain Transactions	42
Legal Proceedings	43
Principal Stockholders	44
Selling Stockholders	45
Plan of Distribution	47
Description of Capital Stock	48
Potential Anti-Takeover Matters	49
Changes in, and Disagreements with, Accountants	49
Legal Matters	50
Experts	50
Where You Can Find Additional Information	50
Index to Financial Statements	F-1

PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus carefully, including the section entitled "Risk Factors", and our Consolidated Financial Statements and the related Notes to those statements included in this prospectus. This prospectus contains certain forward-looking statements. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in this prospectus. See "Forward-Looking Statements".

Except as otherwise required by the context, all references in this prospectus to "we", "us", "our", or the "Company" refer to the consolidated operations of Biofield Corp., a Delaware corporation, and its wholly-owned subsidiary, Biofield International, Inc., a Delaware corporation.

Our Business

We are a medical technology company that has developed a device to assist in detecting breast cancer in a non-invasive procedure. Our technology is based on the principle that epithelial cancers, such as cancer of the breast, ovaries, skin, prostate and colon, are characterized by small changes in the electrical charge of the affected tissue. These changes, when they occur, result in a depolarization of the charge distribution found in normal epithelial tissue which lines many solid organs, including the stomach, colon, prostate, endometrium, lung and breast. Moreover, this depolarization appears to be progressive as cell transformation and carcinogensis occur, and is measurable at the skin surface.

Our breast cancer diagnostic device, which we call the Biofield Diagnostic System, employs single-use sensors of our own design and a measurement device to detect and analyze changes associated with the development of epithelial cancers, such as breast cancer. The Biofield Diagnostic System takes multiple readings from an array of test points on the skin surface of the symptomatic breast and asymptomatic breast to measure differentials, which may exist between test points. We believe that the analysis of these differentials, using a pre-programmed algorithm, provides useful diagnostic information. The device is intended to be used by physicians or by trained medical technicians under the supervision of a physician.

The Biofield Diagnostic System is intended to be used as an adjunct to physical examination or relevant imaging modalities (i.e., the therapeutic methods) to provide physicians and patients with immediate and objective information about the probability that a previously identified lesion is malignant or benign, without regard to the size, weight or volume of the lesion. The device currently is intended for palpable breast lesions in women under 55 years of age. We believe that the Biofield Diagnostic System, together with other available clinical information, could reduce diagnostic uncertainty and decrease the number of diagnostic procedures, including surgical biopsies, performed on suspicious breast lesions. In clinical studies, the Biofield Diagnostic System performed statistically better in the clinically difficult subgroup of women 55 years of age and younger, for whom certain diagnostic imaging modalities, such as mammography and ultrasound, are generally considered less effective.

The Biofield Diagnostic System has not been approved by the U.S. Food and Drug Administration ("FDA") and, therefore, is not available for commercial distribution in the United States. We have obtained a CE mark Certification administered by the European regulatory authorities, which permits us to market the model of our device which has been certified in European Union member countries. At the present time, our marketing activities have been curtailed, as our limited cash resources are being utilized almost entirely in connection with the activities necessary to seek FDA approval and to maintain our essential operations. Although we have entered into marketing distribution agreements for certain foreign countries, our sales have been negligible.

At September 30, 2004, we had a working capital deficiency of $5.0 million, which amount has increased since such date. We require an immediate infusion of additional financial resources in order for us to continue our present operations. Unless such resources timely become available, we will be compelled to cease operations.

Our principal executive offices are located at Suite M, 1025 North Nine Drive, Alpharetta, Georgia 30004 and our telephone number is (770) 740-8180.

The Offering

Common Stock Offered by the Selling Stockholders:	14,407,588 shares
Common Stock Outstanding before this Offering (includes 7,245,000 issued and outstanding shares being offered by the Selling Stockholders):	34,348,472 shares
Common Stock Outstanding after this Offering (assumes warrants to acquire all 664,500 shares are exercised and sold by the Selling Stockholders):	35,012,972 shares
Common Stock Outstanding after this Offering if we fail to meet certain contractual deadlines (assumes warrants to acquire all 1,163,850 shares are exercised and sold by the Selling Stockholders):	39,382,322 shares
Use of Proceeds from Sale of Common Stock:	We will not receive any proceeds from the sale of the shares of our Common Stock offered by the Selling Stockholders.
Use of Proceeds from Exercise of Warrants:	We will receive the exercise price of any warrants that are exercised by the Selling Stockholders, unless the cashless exercise feature of the warrants is utilized. We intend to use any proceeds from the exercise of warrants for working capital and general corporate purposes.
NASD OTC Bulletin Board Symbol:	BZET

Risk Factors

Potential investors should carefully consider the risk factors set forth under the caption "Risk Factors" beginning on Page 5 and the other information included in this prospectus prior to purchasing our common stock. An investment in our common stock involves a high degree of risk. We have a limited operating history, have experienced losses since inception and have not yet achieved positive operating cash flow. See "Risk Factors" for a description of these and other risks.

Summary Financial Data

The following summary financial information was derived from our historical consolidated financial statements. You should read this information in conjunction with the Consolidated Financial Statements and the related Notes, and the discussion in "Management's Discussion and Analysis or Plan of Operations."

The 2003 and 2002 annual data was obtained from the consolidated financial statements contained in the Company's 10-KSB. The six-months ended data was obtained from the Company's quarterly filings on Form 10-QSB.

	Year ended 12/31/2003	Year ended 12/31/2002	Nine months ended 9/30/2004	Nine months ended 9/30/2003
Consolidated Statements of Operations Data:
Revenues	$—	$102,000	$10,550	$—
Gross profit (loss)	$—	$(356,803)	$10,550	$—
Operating expenses	$1,763,493	$2,513,104	$2,142,811	$1,324,211
Other expenses	$401,205	$18,882	$262,410	$283,187
Net loss	$(2,164,698)	$(2,888,789)	$(2,394,671)	$(1,607,398)
Basic and diluted loss per common share	$(0.08)	$(0.11)	$(0.08)	$(0.06)
Weighted average common shares outstanding	25,890,366	25,267,922	31,484,728	25,663,975
Consolidated Balance Sheets Data:
Total assets	$1,626,937	$516,970	$1,114,550	$453,988
Total liabilities	$5,673,762	$3,593,608	$6,445,768	$4,867,774
Total stockholders' equity (deficit)	$(4,046,825)	$(3,076,638)	$(5,331,218)	$(4,413,786)

RISK FACTORS

You should carefully consider the following risk factors in addition to the other information set forth in this prospectus before you decide to buy our common stock. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock.

The FDA has Rejected Our Most Recent Submission for Approval of the Biofield Diagnostic Device and Reclassified Our Device

On March 12, 2004, we submitted our application for clearance of our device pursuant to the FDA's 510(k) clearance procedure, to KEMA Registered Quality, Inc. (the "notified body" responsible for processing such applications), for review prior to formal submission to the FDA. KEMA subsequently recommended to the FDA that our diagnostic device be approved. On November 16, 2004, we submitted our application for formal submission to the FDA to approve our device.

On December 6, 2004, the FDA notified us that it had reclassified by statute the Biofield Diagnostic System into class III (Premarket Approval) pursuant to Section 513(f) of the Federal Food, Drug and Cosmetic Act. As a result of the FDA's reclassification, we must have an approved "PMA" (premarket approval application) with the FDA, absent any subsequent reclassification, prior to legally marketing or distributing our device. The basis of the FDA's decision was its determination that the device is not "substantially equivalent to devices marketed in U.S. interstate commerce...." The FDA also informed the company that although a manufacturer whose device is found to be not substantially equivalent to a predicate device can request the FDA to make a risk-based classification for its device, the FDA believes that "based on the review of your device, general controls would be inadequate and special controls difficult to develop, to provide reasonable assurance of the device's safety and effectiveness."

In the event that the FDA had accepted our submission for clearance, we would have been able to commence sales and marketing efforts immediately. Consequently, as a result of the FDA's decision, and notwithstanding that we have submitted a subsequent request with the FDA to reclassify our device, which is presently being reviewed, there can be no assurance that we will ever obtain FDA clearance for the Biofield Diagnostic Device. At a minimum, we will likely experience significant additional expense and time in order to obtain clearance for our device from the FDA. In the event that we are unable to obtain such approval, we will likely be compelled to cease operations.

We Need to Obtain Financing in Order to Continue Our Operations or We Will Cease Operations

We project that our financial resources will be depleted by the end of March 2005. Our line of credit of $1.2 million, which has been entirely drawn down and is secured by personal guarantees from Dr. Long and his affiliates, expires on December 2, 2005. In addition, the $1 million of 12% promissory notes issued in the private placement completed in February 2004 matured on December 31, 2004, and the $329,000 of 12% promissory notes issued in the private placement completed in August 2004 as well as the $50,000 of 12% promissory notes issued to an affililate of our placement agent in September 2004 mature on May 31, 2005; upon such respective maturity dates, all such notes become due on demand and bear interest (until paid) at 1.5% per month. We have been seeking long-term financing through investment banking channels for over two years, but have not yet been successful in obtaining such financing. Moreover, federal securities law restrictions limit our ability to raise additional funds through the private placement of equity securities during the pendency of the offering to which this prospectus relates. All of the foregoing may impair our ability to timely raise necessary capital to continue our business and operations. Unless such resources timely become available, we will be compelled to cease operations.

We Anticipate Significant Dilution of Our Current Stockholders in Obtaining Necessary Funding

Our $1 million private placement, which closed in February 2004, required us, in order to obtain $1 million of short-term financing, to issue (in addition to $1 million of short-term notes) an aggregate of 5,000,000 shares of our common stock and warrants to acquire 500,000 shares of our common stock at an exercise price of $0.20 per share. As a result of lack of financial resources, in May 2004, we commenced an additional private placement in which we raised $329,000 (which closed in August 2004) on terms substantially identical to the terms of the February 2004 private placement, pursuant to which we issued an additional 1,645,000 shares of our common stock and warrants to acquire 164,500 shares of our common stock at an exercise price of $0.20 per share. Furthermore, we are required to issue to the holders of these notes substantial additional shares of our common stock if certain short-term goals are not timely achieved. As of December 31, 2004, promissory notes aggregating a total face amount of $1 million that we previously issued in connection with the private offering completed in February 2004 matured and remained unpaid. In accordance with the terms of the notes, in the event that the notes were not paid by December 31, 2004, we must issue to the holders of the notes 250,000 shares of our common stock for each $100,000 principal amount of notes and the notes thereafter would bear interest at the rate of 1.5% per month. Accordingly, we are now obligated to issue to the note holders a total of 2,500,000 shares of common stock, and in December 2004, pursuant to a Regulation S offering, we sold an aggregate of 1,103,500 shares of our common stock at a price of $0.10 per share and 20,000 shares of common stock at a price of $0.15 per share.. In addition, in September 2004, we borrowed $50,000 from an affiliate of our placement agent in exchange for the issuance of 500,000 shares of common stock. Furthermore, the subscription agreement relating to our $1 million private placement contained an undertaking requiring us to file an application for approval of our device with the FDA by June 20, 2004. In March 2004, we submitted our 510(k) application to KEMA as described above. We believe that our filing of the 510(k) application with KEMA satisfies such undertaking to file an application with the FDA by June 20, 2004. In the event, however, that it is determined that the filing of our 510(k) application did not satisfy such undertaking, we would then be required to issue an additional 500,000 shares of our common stock to the participants in the private placement, as well as an additional 500,000 shares of our common stock for each period of 30 days after June 20, 2004 in which the undertaking remained unsatisfied. If we are successful in raising additional funds by selling our equity securities, the equity ownership of our existing stockholders will be significantly further diluted. If we are able to raise additional funds through debt financing, which currently is unlikely without a third party guaranty, we will incur significant borrowing costs.

We Have a Limited Operating History

We have had a limited history of operations. Since our inception in October 1987, we have engaged principally in the development of our device, which has not been approved for sale in the United States. Consequently, we have little experience in manufacturing, marketing and selling our products.

We Expect to Continue to Incur Significant Operating Losses Which Endangers our Viability as a Going-Concern

We currently have no significant source of operating revenue and have incurred net operating losses since our inception. At September 30, 2004, we had an accumulated deficit of approximately $68.6 million. These losses have resulted principally from costs incurred in research and development and clinical trials and from general and administrative costs associated with our operations. We expect operating losses to continue for at least the next several years, mainly due to the anticipated expenses associated with the pre-market approval process and proposed commercialization of our device, research and development and marketing activities and administration costs. Our continuing losses have caused our independent accountants to qualify their audit report regarding our use of "going concern" basis of accounting in preparation of our 2003 consolidated financial statements.

Our Business May Never Become Profitable

Our ability to achieve profitability will depend, in substantial part, on our ability to obtain regulatory approvals for our device, in particular the approval of the FDA, and to develop the capacity to successfully manufacture and market our device within a reasonable time. We cannot assure you when, or if, we will receive required regulatory approvals to manufacture and market our device. Accordingly, the extent of future losses and the time required to achieve profitability, are highly uncertain.

Our Cash Flow Problems Have Caused Us to Be Delinquent in Payments to Vendors and Other Creditors

Since 1998, our lack of financial resources has caused us to delay payment of our obligations as they became due in the ordinary course of our business. Such delays have damaged some of our vendor and professional relationships, and have caused us to incur additional expenses in the payment of late charges and penalties. As of September 30, 2004, we had a working capital deficiency of $5.0 million and accounts payable, primarily to service providers and vendors, aggregating approximately $1.1 million, substantially all of which are past due. These amounts have increased since September 30, 2004. At September 30, 2004, we also owed our employees approximately $160,000 for their past services and interest on the unpaid remuneration. As of December 31, 2004, promissory notes aggregating a total face amount of $1 million that we previously issued in connection with the private offering completed in February 2004 matured and remained unpaid. In accordance with the terms of the notes, in the event that the notes were not paid by December 31, 2004, we must issue to the holders of the notes 250,000 shares of our common stock for each $100,000 principal amount of notes and the notes thereafter would bear interest at the rate of 1.5% per month. Accordingly, we are now obligated to issue to the note holders a total of 2,500,000 shares of common stock.

We Will Require Significant Additional Capital to Continue our Operations, Which May Not Be Available

We expect that we will need significant additional funding to complete all the steps necessary to receive approval from the FDA, for operating expenses and for our marketing program. Moreover, our fixed commitments, including salaries and fees for current employees and consultants, rent, payments under license agreements and other contractual commitments, including commitments to previous service providers and others which are contingent upon improvement in our cash position and have been extended until some indefinite future time, are substantial and are likely to increase. We do not expect to generate positive cash flow for at least several years, if at all, as revenues, initially, are unlikely to cover funds required for operating expenses, including the expected cost of commercializing our device. We cannot assure you that additional financing will be available when needed or, if available, will be available on acceptable terms. Since 2001, insufficient funds have prevented us from implementing our business strategy and have required us to delay, scale back or eliminate certain activities.

We May Never Be Able to Bring our Device to Market or Sustain Its Sales After Regulatory Approval

Our device faces a high degree of uncertainty, including the following:

•	We may not be able to obtain United States regulatory approval. Obtaining regulatory approval may take more time and cost significantly more money than anticipated. Lack of United States regulatory approval has significantly affected our ability to sell our device outside of the United States.

•	We may not be able to produce our device in commercial quantities at reasonable cost.

•	We may not be able to successfully market our device or find an appropriate corporate partner, if necessary, to assist us in the marketing of our device.

•	Our device may not gain satisfactory market acceptance.

•	Our device may be superseded by another product commercialized for the same use or may infringe patents issued to others, which would prevent us from marketing and selling our device.

•	After approval, our device may be recalled or withdrawn at any time as a result of regulatory issues, including those concerning safety and efficacy.

If we are unable to successfully market our device or sustain its sales, our business, financial condition and results of operations will be significantly and adversely affected.

We Are Currently Dependent on a Single Product Which Has Not Yet Been Commercialized

Although we intend to develop additional applications for our device, based on its core technology, none of these applications is expected to result in a commercial product for at least several years, if at all. Consequently, until such time, if at all, as our device is approved for commercial distribution in the United States, limited distribution of our device overseas will account for substantially all of our revenues, if any.

Our Contract Manufacturers May Be Unable to Produce Commercial Quantities of Our Products

Our current contract manufacturer for our device has not yet completed the redesign of a new version of our device due to our delay in payment for its redesign services and has not yet manufactured our device. We cannot assure you that it will complete its redesign services or be able to manufacture in volume, when or if the need may arise. If this situation occurs, our business would be significantly and adversely affected.

If Our Single Source Suppliers Are Unable to Deliver, Our Manufacturing, Sales and Marketing of Our Device Would Suffer

For certain services and components, we currently rely on single suppliers. If we encounter delays or difficulties with our third-party suppliers in producing, packaging or distributing our device and its components, market introduction and subsequent sales would be significantly adversely affected. If we are required to rely on alternative sources of supply, we cannot assure you that we will be able to enter into alternative supply arrangements at commercially acceptable rates, if at all. If we are unable to obtain or retain qualified suppliers and contract manufacturers on commercially acceptable terms, we will not be able to commercialize our device as planned. Our dependence upon third parties for the manufacture and supply of our device and components may significantly and adversely affect our ability to attain profitability and our ability to manufacture and deliver our device on a timely and competitive basis.

We May Not Be Able to Apply Our Technology to Other Uses and Products, Which Could Result in Our Products Becoming Obsolete

We cannot assure you that our technology will be approved and accepted for breast cancer screening or for the detection of other cancers. Furthermore, we cannot assure you that, even if we can develop any new products or uses for our current device, such products or uses would be approved by the FDA or by any comparable foreign regulatory bodies, or would be commercially viable.

We May Not Be Able to Obtain Government Regulatory Approval to Market and Sell Our Products

Regulation by governmental authorities in the United States will be a significant factor in the manufacture and marketing of our products, as well as our research and development activities. All of our proposed products will require regulatory approval by governmental agencies before commercialization and our products must undergo rigorous preclinical and clinical testing and other pre-market approval procedures prescribed by the FDA. Various federal and, in some cases, state statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of medical devices. The lengthy process of seeking these approvals, and the subsequent compliance with applicable statutes and regulations, will require us to expend substantial resources. If we fail to obtain or are otherwise substantially delayed in obtaining regulatory approvals, our business and operations could be significantly and adversely affected. The regulation of medical devices, particularly in Europe, continues to develop and we cannot assure that, as new laws and regulations are adopted, these actions will not have an adverse effect on us.

Our Device Will Be Subject to Continuing Review by the FDA Which Could Impact On Our Ability to Sell It in the Future

Changes to our device or the manner in which it is used after it is approved will require additional approval by the FDA. Our failure to receive approval of such a change on a timely basis, or at all, would have a significant adverse effect on our business.

A Failure of Our Contract Manufacturers to Comply with FDA Regulations Would Impact On Our Ability to Sell Our Device

We cannot assure you that our manufacturers will be in compliance with the FDA's quality system regulations and good manufacturing practices, when the FDA inspects them, or that they will continue to maintain this compliance. A failure to maintain compliance could significantly delay approval of our pre-market application to the FDA for our device or prevent us from marketing it if we obtain this approval, and would have a significant adverse effect on our business.

If Foreign Regulatory Approvals Are Withdrawn, Our Business Will Suffer

We cannot assure you that the foreign regulatory approvals that we have received, which allow us to sell the prior version of our device in certain foreign countries, will not be withdrawn or that our redesigned device, when completed, will receive regulatory approval. Our failure to continue to maintain these approvals or to obtain any additional foreign approvals could have a significant adverse effect on our business.

Changes to Health Care Reimbursement Regulations and Practices Could Adversely Affect Us

Our ability to successfully commercialize our products will depend, in part, on the extent to which reimbursement for the cost of our products and related treatment will be available from government health administration authorities, private health insurers and other organizations. These third-party payers are increasingly challenging the price of medical products and services. Several proposals have been made that may lead to a government-directed national health care system. Adoption of this type of system could further limit reimbursement for medical products, and we cannot assure you that adequate third-party coverage will be available to enable us to establish, and then maintain, price levels sufficient to generate reasonable profit. In addition, we also cannot assure you that the U.S. government or foreign governments will not implement a system of price controls. Any change in the existing system might significantly affect our ability to market our products profitably.

Health Care Insurers May Not Reimburse For the Use of Our Products

Governmental health authorities, private health insurers and other organizations may not approve the cost for the use of our device as an authorized medical expenditure under their programs, which would severely restrict the marketability of our device.

Certain Foreign Governments May Not Give Reimbursement Code for Our Device

Government health authorities, especially in the countries where most of the reimbursements flow through government agencies, may not provide us with a reimbursement code, which is required for claiming the cost for the use of our device from government agencies. If we are unable to obtain such reimbursement codes in major markets, marketability of our device may be severely restricted.

We Expect to Encounter Difficulty in Hiring Required Personnel and the Loss of any Key Personnel Could Adversely Affect our Operations

As a small medical technology company, we are heavily dependent upon the talents of key personnel. We have not yet hired all of the required personnel we will need to commercialize our device and meet the other objectives of our business plan. Competition for qualified personnel in the medical device and biotechnology industries is intense and we do not know if we will be successful in our recruitment efforts. If we are unable to attract, and then retain, qualified personnel, our operations will be significantly adversely affected.

Our Limited Marketing and Sales Experience and Capability Could Impact Our Ability to Successfully Sell Our Device

We currently have not set up a full marketing or sales organization to market our device. If we are unable to build, and then maintain, a marketing organization and a sales force, either directly or through third parties, our financial condition and operating results could be significantly and adversely affected.

Our Results of Operations May Suffer if Foreign Trade is Restricted or Foreign Regulations are Modified

We anticipate that a significant portion of our revenues will be derived from the sale of our device outside of the United States, and, therefore, will be subject to the risks associated with international sales, including foreign regulatory requirements, economic or political instability, shipping delays, fluctuations in foreign currency exchange rates and various trade restrictions, all of which could have a significant impact on our ability to deliver products on a competitive and timely basis and our ability to achieve profitable operations. Future impositions of, or significant increases in the level of, customs duties, export quotas or other trade restrictions could have a significant adverse effect on our business.

We Face Substantial Competition in the Medical Technology Field and May Not Be Able to Successfully Compete

The medical technology industry is highly competitive, particularly in the area of cancer screening and diagnostic products. We are likely to encounter significant competition with respect to our device, as well as any other products that we may develop. A number of companies are engaged in the same field as us, and many of these companies have significantly greater financial, technical and marketing resources than us. In addition, many of these companies may have more established positions in the industry and may be better equipped than us to develop, refine and market their products. Our inability to successfully compete in the industry would have a significant adverse effect on our business.

Our Device May Be Rendered Obsolete By Rapid Technological Changes

Methods for the detection of cancer are subject to rapid technological innovation and we cannot assure you that technological changes will not render our device obsolete. Likewise, we cannot assure you that the development of new types of diagnostic medical equipment or technology will not have a significant adverse effect on the marketability of our device. Commercial availability of any new product could render our device obsolete, which would have a significant adverse effect on our business.

Product Liability Claims in Excess of the Amount of Our Insurance Could Significantly Affect Our Financial Condition

Our business exposes us to potential product liability risks, which are inherent in the testing, manufacturing and marketing of cancer detection products. Significant litigation, none of which has involved us, has occurred in the past based on allegations of false negative diagnoses of cancer. While our device does not purport to diagnose any patient, we cannot assure you that we will not be subjected to future claims and potential liability. We cannot assure you that claims against us arising with respect to our device will be successfully defended or that any insurance which we then carry will be sufficient to cover liabilities arising from these claims. A successful claim against us in excess of any insurance coverage which we may have, would, in most instances, deplete our assets and have a significant adverse effect on our business. Furthermore, we cannot assure you that we will be able to obtain, or maintain, liability insurance on acceptable terms.

Our Contract Manufacturers Use Potentially Hazardous Materials, the Replacement of Which Could Affect Our Costs

Although we do not manufacture any of our products, we understand that various cleaning solvents used in connection with the contract manufacture of our products may contain potentially hazardous materials. As a result, our contract manufacturers, in the future, could become subject to stringent federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of these materials. We cannot assure you that we will not incur significant future price increases imposed by our contract manufacturers to comply with environmental laws, rules, regulations and policies, or that our business will not be significantly and adversely affected by current or future environmental laws, rules, regulations and policies or by any releases or discharges of hazardous materials.

If We Are Unable to Protect Our Intellectual Property Rights, We Could Lose Our Competitive Advantage

Our commercial success will be dependent upon proprietary rights that we own or license. We cannot assure you that any of our patents will not be invalidated or that our patents will provide us protection that has commercial significance. Litigation may be necessary to protect our patent positions, which could be costly and time consuming. If any of our key patents that we own or license is invalidated, our business may be significantly adversely affected. In addition, other companies may have trade secrets or may independently develop know-how or obtain access to our trade secrets, know-how or proprietary technology, which could significantly and adversely affect our business.

We Do Not Have the Financial Resources to Enforce and Defend All of Our Intellectual Property Rights

The actions which we may take to protect our intellectual property may not be adequate to deter misappropriation of this property. We currently do not have adequate financial resources required to enforce, through litigation, our intellectual property rights. In addition, litigation could result in a substantial diversion of managerial time and resources, which could adversely affect our business.

Our Device May Infringe Third Party Intellectual Property Rights

Other companies may have obtained other proprietary rights to technology that may be potentially useful to us. It is possible that a third party could successfully claim that our device or its components infringe on its intellectual property rights. If this were to occur, we may be subject to substantial damages, and we may not be able to obtain appropriate licenses at a cost that we could afford and we may not have the ability to timely redesign our device. If we are required to pay material damages or are unable to obtain these rights or are unable to successfully redesign our device at a reasonable cost, our business could be significantly and adversely affected.

Our Stock Price Has Been Volatile

The price of our common stock has fluctuated substantially since our initial public offering in 1996. The market price for our common stock, like that of the common stock of many other medical device companies, is likely to continue to be highly volatile.

Our Principal Stockholder Can Control Most Matters Requiring Approval by Our Stockholders

Dr. David Long, our Chairman and Chief Executive Officer, and his son, Dr. Raymond Long, and their respective affiliated entities, beneficially own approximately 45.9% of our outstanding shares of common stock. As a result, Dr. David Long effectively controls the nomination and election of our directors, our policies and the outcome of all important matters that are subject to the vote of our stockholders. This concentration of ownership, among other things, also may increase our difficulty in raising necessary financing.

We Lack Independent Directors

We cannot assure you that our Board of Directors will have independent directors. Our previous independent directors resigned in December 2002 due, among other things, to our inability to maintain directors' and officers' liability insurance and to our financial inability to continue to assure that we will operate as a going concern. In the absence of a majority of independent directors, our current three-member Board of Directors, which consists of our two executive officers (one of whom is our principal stockholder) and a non-employee director who is related to our principal stockholder, could establish policies and enter into transactions without independent review. This could present the potential for a conflict of interest between us and our stockholders, and increases our difficulty in raising necessary financing. In addition, we cannot establish an audit committee or compensation committee without independent directors, which will prohibit us from listing our shares of common stock for trading on a recognized national securities exchange or on any electronic exchange regulated by NASDAQ.

Our Stockholders Could Be Adversely Affected by the Anti-Takeover Effects of Delaware Law

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner or unless the interested stockholder acquires at least 85% of the corporation's voting stock (excluding shares held by certain designated stockholders) in the transaction in which it becomes an interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the previous three years did own, 15% or more of the corporation's voting stock. This provision of the Delaware law could delay and make more difficult a business combination, even if the business combination would be beneficial to the interests of our stockholders, and also could limit the price certain investors might be willing to pay for shares of our common stock.

We Do Not Expect That We Will Pay Dividends

We have never declared or paid any cash dividends on our capital stock and do not intend to pay any cash dividends in the foreseeable future.

Our Obligation to Maintain the Registration of Shares of our Common Stock for Two Years Will be Costly and May Lower the Market Price of Our Common Stock

We are required to maintain the effectiveness of the registration statement to which this prospectus is a part for two years from the date of effectiveness. The cost of maintaining such effectiveness will affect the availability of funds for our business operations. Furthermore, sales of the shares of common stock covered by this prospectus in the public market, or the perception that these sales could occur, could adversely affect the trading price of our common stock and could impair our ability to raise funding through an offering of our equity securities.

Resale of Restricted Shares Held By Our Current Directors and Executive Officers May Lower the Market Price of Our Common Stock

At February 1, 2005, 34,348,472 shares of our common stock were outstanding, of which approximately 6.2 million shares (excluding the shares covered by this prospectus) were freely tradable by the holders of these shares without limitations under the Securities Act of 1933. Approximately 38% of the remaining shares of our outstanding common stock were held by our current executive officers and directors and their affiliated entities. These persons, and other holders of restricted shares, are eligible to sell substantially all of their shares subject to the volume and other limitations of Rule 144 promulgated under the Securities Act of 1933. Three months after these persons are no longer deemed to be our affiliates, and provided that they have held their shares for more than one year, they will be able to sell their shares without restriction under Rule 144. Sales of substantial amounts of our restricted shares of common stock in the public market, or the perception that these sales could occur, could adversely affect the trading price of our common stock and could impair our ability to raise funding through an offering of our equity securities.

Future Issuances of Our Securities May Be Dilutive to Our Stockholders

We will need additional capital to fund our future operations through public or private financings, collaborative licensing or other arrangements with corporate partners. If additional funds are raised by issuing equity securities, dilution to our existing stockholders will occur. As of September 30, 2004, options, warrants and rights to purchase a total of 3,540,980 shares of our common stock were outstanding with a weighted average exercise price of $0.38 per share, 2,008,382 of which were then exercisable. In addition, 855,100 shares of our common stock were available for future option grants under our stock option plans. Furthermore, under the terms of our $1 million private placement completed in February 2004 and the $329,000 private placement completed in August 2004, we are required to issue additional shares of common stock and warrants to purchase shares of common stock if certain agreed deadlines are not met, and to satisfy this contingent obligation, we are registering an additional 5,492,850 shares of our common stock in the registration statement of which this prospectus is a part which are potentially issuable to the participants in such placement. To the extent that any of the foregoing options are exercised or shares are issued, the interests of our stockholders would be diluted. As of December 31, 2004, promissory notes aggregating a total face amount of $1 million that we previously issued in connection with the private offering completed in February 2004 matured and remained unpaid. In accordance with the terms of the notes, in the event that the notes were not paid by December 31, 2004, we must issue to the holders of the notes 250,000 shares of our common stock for each $100,000 principal amount of notes and the notes thereafter would bear interest at the rate of 1.5% per month. Accordingly, we are now obligated to issue to the note holders a total of 2,500,000 shares of common stock.

We May Issue Preferred Stock

Our Board of Directors has the authority to issue up to 12,300,000 shares of preferred stock and to determine the price, rights, preferences, conversion and other privileges and restrictions, including voting rights, of those shares without any vote or action by our common stockholders. The rights of the holders of the common stock will be subject to, and could be materially adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with corporate purposes, could have the effect of delaying, deferring or preventing a change in control, discouraging tender offers for the common stock, and materially adversely affecting the voting rights and market price of the common stock.

FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Sometimes these statements contain words like 'may,' 'believe,' 'expect,' 'continue,' 'intend,' 'anticipate' or other similar words. These statements could involve known and unknown risks, uncertainties and other factors that might significantly alter the actual results suggested by the statements. In other words, our performance might be quite different from what the forward-looking statements imply. The following factors, as well as those discussed under "Risk Factors", "Management's Discussion and Analysis" and "Business" could cause our performance to differ from the implied results:

•	inability to obtain capital for continued operations and the development and commercialization of our products.

•	inability to obtain FDA approval for our products in a timely manner, if at all.

•	failure to obtain expected results in any future clinical trials.

•	technological obsolescence of our products.

•	changes in governmental regulations in our principal markets.

•	inability to generate significant market acceptance of our products.

•	failure to obtain customers for our products.

•	inability to manage our growth.

•	loss of our key employees.

•	changes in general economic and business conditions.

•	inability to obtain third party reimbursement for use of our products.

Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the Selling Stockholders.

We will receive the exercise price of the warrants that are exercised by the Selling Stockholders, unless the cashless exercise feature thereof is exercised. Assuming exercise of all the warrants without exercise of the cashless exercise feature thereof, the gross proceeds to us in connection with this offering would be $132,900 if no additional warrants are issued or $222,770 if additional warrants are issued as a result of our failure to meet certain contractual deadlines. We intend to use any proceeds from exercise of the warrants or options in connection with this offering for working capital and general corporate purposes.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock, par value $.001 per share, traded, until February 9, 1999, on The Nasdaq National Market, at which time it was delisted as a result of our continued failure to comply with certain listing requirements. Since that date, our common stock has been quoted on the OTC Bulletin Board.

The following table sets forth the high and low per share daily closing sales prices for our common stock as reported by NASDAQ's InfoQuote service for the periods indicated.

Year ended December 31, 2002	High	Low
First Quarter	$0.60	$0.35
Second Quarter	0.50	0.31
Third Quarter	0.60	0.40
Fourth Quarter	0.47	0.20
Year ended December 31, 2003
First Quarter	0.38	0.25
Second Quarter	0.25	0.09
Third Quarter	0.20	0.07
Fourth Quarter	0.44	0.14
Year ended December 31, 2004
First Quarter	0.67	0.24
Second Quarter	0.53	0.16
Third Quarter	0.28	0.21
Fourth Quarter	0.22	0.08

On February 1, 2005, the closing sale price of our common stock was $0.12 per share, as reported by NASDAQ's InfoQuote service.

As of February 1, 2005, there were 243 holders of record of our common stock, including Cede & Co., who held 11,972,672 shares for an undisclosed number of beneficial holders.

"Penny Stock" Rules

The Company's common stock is a "penny stock" which is subject to Rule 15g-9 under the Securities Exchange Act of 1934. It is considered penny stock because it is not listed on a national exchange or the Nasdaq Stock Market, its sales price is below $5.00 per share, our net tangible assets are less than $5 million and our annual revenue has not exceeded $6,000,000 in any of the past three years. As a result, broker-dealers must comply with additional sales practices requirements. Broker-dealers must determine that an investment in our common stock is suitable for the buyer and receive the buyer's written agreement to the transaction before they can sell our common stock to buyers who are not the broker-dealer's established customers or institutional accredited investors. In addition, broker-dealers must deliver to the buyer before the transaction a disclosure schedule which explains the penny stock market and its risks, discloses the commissions to be paid to the broker-dealer, discloses the common stock's bid and offer quotations, and discloses if the broker-dealer is the sole market maker in the common stock.

Dividend Policy

We have not declared or paid any dividends since our inception, and do not intend to pay any cash dividends in the foreseeable future, although we have not entered into any agreement which restricts our ability to pay dividends. We currently anticipate that we will retain all earnings, if any, for use in the operation and expansion of our business.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table sets forth, as of December 31, 2003 (a) the number of our securities issuable upon the exercise of outstanding options, warrants and rights, (b) the weighted-average exercise price of such outstanding options, warrants and rights, and (c) the number of our securities remaining available for future issuance, with respect to each of our compensation plans (including individual compensation arrangements).

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	829,227	$0.44	855,100
Equity compensation plans not approved by security holders	1,014,500	0.34	0
Total	1,843,727	$0.39	855,100

From time to time, we have entered into agreements with third parties who have agreed to render investment banking, public relations and financial advisory services to us. During 2003, we issued an aggregate of 793,749 shares of our common stock to such third parties for their services, which shares were valued at the closing market price of our common stock on the date the shares were issued or the services were rendered. In addition, we agreed to issue to Capital Growth Financial, LLC, the placement agent for our $1 million private placement which was completed in February 2004 and our $329,000 private placement completed in August 2004, as partial compensation for its services in such placements, warrants to purchase 10% of the shares of our common stock which we issue to the investors in the placements. The warrants are exercisable during a five year period at $0.20 per share. The equity compensation plan not approved by stockholders that is referred to in the above table includes securities pursuant to our agreement with Capital Growth Financial, LLC, and assumes that we will not be required to issue any additional shares of our common stock to the investors in the placements as a result of our failure to meet certain time schedules agreed with the investors.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR
PLAN OF OPERATIONS

The following discussion and analysis should be read in conjunction with our Financial Statements and Notes thereto appearing elsewhere in this prospectus.

Overview

As a development stage company, we have incurred net losses since inception through September 30, 2004 of approximately $69 million. Our current liabilities exceeded our current assets by approximately $5 million, and our total liabilities exceeded our total assets by approximately $5.3 million. These factors raise substantial doubt about our ability to continue our operations without obtaining immediate funding.

In 2001 and 2002, our major efforts were focused primarily in connection with the actions necessary to seek FDA approval to market our device in the United States, marketing our device in certain overseas markets, redesigning our device, seeking to obtain funds for our future operating and capital needs and administrative support to sustain our then current activities. Despite our efforts during such period, we were unable to obtain adequate third party funding to pursue our business goals or to cover our operating costs, and Dr. David Long and certain of his affiliates funded our minimum operating expenses.

In January 2003, Dr. David Long and certain of his affiliates advanced $450,000 to cover certain minimum operating expenses and, during the first quarter of 2003, we instituted a cost reduction program that included reducing salaries of our six then current employees, reducing use of outside consultants, reducing our marketing activities and arranging with our employees and one of our consultants to accept options to acquire 514,227 shares of our common stock at $0.33 per share as compensation for a portion of their services. In June 2003, Dr. Long and certain of his affiliates deposited additional collateral with our bank as a condition to our bank increasing its line of credit to us by $200,000, which amount was then drawn down. During the second half of 2003, Dr. Long advanced an additional $30,000 to us and we commenced a private placement to raise $1 million.

On December 4, 2003, we sold $300,000 of our securities in the first tranche of the placement. The remaining tranches of $337,500, $250,000 and $112,500 closed on December 29, 2003, January 21, 2004 and February 20, 2004, respectively. $100,000 principal amount of our 12% promissory Notes and 500,000 shares of our common stock were issued for each $100,000 received and we issued to the placement agent five-year warrants to purchase an aggregate of 500,000 shares of our common stock at a purchase price of $0.20 per share. The Notes are due and payable on the earlier of the date that we receive gross proceeds aggregating at least $2.5 million from the sale of our debt and equity securities (for which purpose, all such sales within a six month period would be aggregated) or December 31, 2004. If the notes are not paid by December 31, 2004 (i) we are obligated to issue an additional 250,000 shares of common stock for each $100,000 principal amount of notes, and (ii) the notes thereafter bear interest at 1.5% per month. As of December 31, 2004, all such promissory notes matured and remained unpaid. Accordingly, we are now obligated to issue to the note holders a total of 2,500,000 shares of common stock. Until the Notes are repaid, the holders have the right to participate in any offering by us of our equity securities (including of convertible debt) by using the Notes (and accrued interest thereon) to acquire the equity securities at a 25% discount from the offering price (and if the offering is of convertible debt to acquire such debt at face with the conversion feature at a 25% discount). A portion of the proceeds of the placement are being used to complete our proposed submission to the U.S. Food and Drug Administration ("FDA") for our Biofield Diagnostic Device.

In March 2004, we submitted our application for 510(k) clearance to the notified body, KEMA Registered Quality, Inc., for review prior to formal submission to the FDA. KEMA subsequently recommended to the FDA that our diagnostic device be approved. On November 16, 2004, we submitted our application for formal submission to the FDA to approve our device.

On December 6, 2004, the FDA notified us that it had reclassified by statute the Biofield Diagnostic System into class III (Premarket Approval) pursuant to Section 513(f) of the Federal Food,

Drug and Cosmetic Act. As a result of the FDA's reclassification, we must have an approved "PMA" (premarket approval application) with the FDA, absent any subsequent reclassification, prior to legally marketing or distributing our device. The basis of the FDA's decision was its determination that the device is not "substantially equivalent to devices marketed in U.S. interstate commerce." The FDA also informed the company that although a manufacturer whose device is found to be not substantially equivalent to a predicate device can request the FDA to make a risk-based classification for its device, the FDA believes that "based on the review of your device, general controls would be inadequate and special controls difficult to develop, to provide reasonable assurance of the device's safety and effectiveness."

Consequently, we may never obtain FDA approval for the Biofield Diagnostic Device. In the event that we are unable to obtain such approval, we will likely be compelled to cease operations.

On May 3, 2004, we entered into another agreement (with the placement agents who helped us secure $1 million in December 2003) to seek additional short-term bridge financing of up to $800,000 on identical terms and conditions as the December 2003 offering. Under the new agreement, we sold $100,000 of our securities in the first tranche of the placement and further tranches of $154,000 and $75,000 of our securities on July 1, 2004 and August 5, 2004, respectively. The subscription for the placement was closed after sale of $329,000 of our securities under this placement on August 30, 2004. The registration statement for these securities and securities sold under the first placement of $1 million were filed for registration on September 14, 2004 and were declared effective by the Securities and Exchange Commission on September 30, 2004. The Notes are due and payable on the earlier of the date that we receive gross proceeds aggregating at least $3.5 million from the sale of our debt and equity securities (for which purpose, all such sales within a six month period would be aggregated) or May 31, 2005. If the notes are not paid by the due date (i) we are obligated to issue an additional 150,000 shares of common stock for each $100,000 principal amount of notes, and (ii) the notes thereafter bear interest at 1.5% per month. There is no assurance that we can obtain the remaining financing on a timely basis, if at all, under this new agreement.

On September 8, 2004, we signed an agreement for $50,000 with the private placement on similar terms and condition as the $329,000 placement and received $15,644, which was used to pay interest due on the notes issued in the $1 million and $329,000 placements.

In December 2004, pursuant to a Regulation S offering, we sold an aggregate of 1,103,500 shares of our common stock at a price of $0.10 per share and 20,000 shares of common stock at a price of $0.15 per share.

Our cash resources have completely depleted and survival of the Company and continuation of its essential operations are dependent on securing immediate cash to pay the employees back pay and for other critical services. The employees have not been paid for September and October 2004, and only two employees remain. It will not be possible to retain the remaining employees unless they receive payment soon. Furthermore, it is critical that we obtain additional funding in order to move forward with our current FDA reclassification request as well as to continue general operations. If we are unable to obtain such funding, we will likely be compelled to cease operations.

Liquidity and Capital Resources

We have financed our operations from inception up to November 2003 almost entirely by the issuance of our securities, interest income on the then unutilized proceeds from these issuances and with loans made directly, or guaranteed and collateralized, by Dr. David Long and certain of his affiliates. In December 2003, we secured a short-term bridge finance of $1 million, and in May 2004, we signed another agreement with the placement agent who assisted us with such $1 million loan, to secure additional short-term bridge financing of $800,000. Under the second agreement, we secured $329,000 before we closed the subscription on August 30, 2004. We signed another agreement for $50,000 with our placement agent on September 8, 2004.

At September 30, 2004, we had a working capital deficiency of $5,042,495, an increase of $1,218,027 from December 31, 2003. Our cash and cash equivalents were $1,516 at September 30, 2004, as compared to $369,332 at December 31, 2003.

At September 30, 2004 and December 31, 2003, we had inventory of $81,480. We believe that all items of inventory are currently saleable at prices in excess of carrying cost.

During the nine months ended September 30, 2004, our operating activities utilized $993,850 of net cash, our investing activities used $5,284 and our financing activities provided $631,318 of net cash, $707,144 (net of $83,502 in financing costs) of which represented the proceeds from our $1 million and $329,000 private placements and first tranche ($15,644) of a note signed by us in favor of our placement agent for $50,000. During the corresponding period in 2003, our operating activities utilized $691,930 of net cash and our financing activities provided $694,683 of net cash, which was made up of $510,348 in advances received from Dr. David Long and certain of his affiliates and $184,335 from the bank line of credit.

In June 2000, we obtained a $500,000 line of credit from a bank, repayment of which has been guaranteed and collateralized by an affiliate of Dr. David Long. The line of credit was increased in November 2001 to $750,000, in January 2002 to $1 million, and in December 2003 to $1.2 million. The line of credit has been fully drawn-down and has expired on November 2, 2004, and is being renewed on the basis of assurance given by Dr. Long and his affiliates that they will continue to provide collateral for the line of credit.

Since 2001, we have been seeking additional third-party funding. During such time, we have retained a number of different investment banking firms to assist us in locating available funding; however, we have not yet been successful in obtaining any of the long-term funding needed to make us into a commercially viable entity. During such period, Dr. David Long and certain of his affiliates have made funding available to us to permit us to maintain certain minimum operations; however, in 2003 Dr. Long advised us that we should not expect that he or his affiliates will make any further funds available to us. During the period from December 2003 to February 2004, we were able to obtain short-term financing of $1 million from a private placement (which resulted in net proceeds to us of $811,778, prior to any allocation for the cost of our required registration of the shares of common stock issued in the placement). On May 3, 2004, we signed an agreement with our placement agent to secure bridge financing up to $800,000, and we secured $329,000 under this placement. On September 8, 2004, we signed a note in favor of our private placement for $50,000 under the same terms and conditions as the $329,000 private placement. Most of the proceeds from this note are set aside to pay for interest due on notes issued under the $1 million and $329,000 private placements. Although we are continuing with our efforts to obtain funding to maintain our operations, we cannot assure you that we will be successful or that any funding we receive will be received timely or on commercially reasonable terms. Due to our working capital deficiency, and if we do not receive adequate and timely financing, we may be forced to cease our operations. Under such circumstances, we will be unable to pay our vendors, lenders and other creditors since the net realizable value of our non-current assets will not generate adequate cash.

Until such time, if at all, as we receive adequate funding, we have no option but to continue to defer payment of all of our obligations which are capable of being deferred, which actions have resulted in some vendors demanding cash payment for their goods and services in advance, and other vendors refusing to continue to do business with us. In the event that we are successful in obtaining third-party funding, we do not expect to generate a positive cash flow from our operations for at least several years, if at all, due to anticipated expenditures for research and development activities, administrative and marketing activities, and working capital requirements and expect to continue to attempt to raise further capital through one or more further private placements.

Results of Operations

Comparison of the Unaudited Nine Months Ended September 30, 2004 (the "2004 Period") with the Unaudited Nine Months Ended September 30, 2003 (the "2003 Period")

We generated revenue of $10,550 from the sale of a device to a distributor in the 2004 Period. We did not sell any of our products in the 2003 Period.

In the 2004 Period, as we sold a device against which we had made a full provision, we did not have any cost of sales charge against this sale. In the 2003 Period, we did not incur any cost of sales as we did not sell any products.

Research and development expenses decreased by $30,643, or 75%, to $10,482 in the 2004 Period, from $41,125 in the 2003 Period, due to a slow down in activities relating to redesign of our device as the project neared completion.

Selling, general and administrative expenses increased by $849,243, or 66%, to $2,132,329 in the 2004 Period from $1,283,086 in the 2003 Period. The increase was largely attributable to the amortization of $1,188,175 of the finance cost pertaining to the private placements of $1 million and $329,000 completed in February 2004 and September 2004, respectively, The increase in the finance cost was partly compensated by reduction of $101,251 in expenses and fees paid to several investment brokers hired to source funds, and by reduction in personnel costs (employees and consultants) of approximately $63,172 and legal fees of $103,114 in the 2004 Period.

Amortization of finance costs pertaining to the $1 million and $329,000 private placements was the reason for the increase in total operating expenses of $818,600, or 62%, from $1,324,211 in the 2003 Period to $2,142,811 in the 2004 Period.

We had net interest expense of $262,410 in the 2004 Period, compared to $324,149 in the 2003 Period, a decrease of $61,739, or 19%, due to a non-recurring provision made in the 2003 Period for interest on unpaid salary for six months ended September 30, 2003 amounting to $161,707, which savings was reduced by additional interest charges on increased borrowings, significantly by the new interest charge in the 2004 Period of $96,461 pertaining to the private placement notes payable issued after November 2003 amounting to $1.3 million.

We had no royalty income in the 2004 Period compared to $40,962 we earned in the 2003 Period as the licensing agreement which generated this income expired in 2004.

As a result of the foregoing, we incurred a net loss of $2,394,671 in the 2004 Period, compared to a net loss of $1,607,398 in the 2003 Period, an increase of $787,273, or 49%.

Comparison of the Unaudited Three Months Ended September 30, 2004 (the "2004 Quarter") with the Unaudited Three Months Ended September 30, 2003 (the "2003 Quarter")

We did not sell any of our products in the 2004 Quarter or the 2003 Quarter.

Research and development expenses incurred in 2004 Quarter was $3,831, and no such expenditure was recorded in the 2003 quarter

Selling, general and administrative expenses increased by $206,817, or 38%, to $755,234 in the 2004 Quarter from $548,417 in the 2003 Quarter. The increase was largely attributable to the amortization of $491,432 of the finance cost pertaining to the private placements of $1 million and $329,000 completed in February 2004 and September 2004, respectively, The increase in the finance cost was partly compensated by reduction of $207,692 in expenses and fees paid to several investment brokers hired to source funds, and by reduction in personnel costs (employees and consultants) of approximately $32,960 in the 2004 Period.

Amortization of finance costs pertaining to the $1 million and $329,000 private placements was the reason for the increase in total operating expenses of $210,648, or 38%, from $548,417 in the 2003 Quarter to $759,065 in the 2004 Quarter.

We had net interest expense of $92,579 in the 2004 Quarter, compared to $150,355 in the 2003 Quarter, a decrease of $57,776, or 38%, due to a non-recurring provision made in the 2003 Quarter for interest on unpaid salary for three months ended September 30, 2003 amounting to $91,608, which savings was reduced by additional interest charges on increased borrowings, significantly by the new interest charge in the 2004 Quarter of $50,047 pertaining to the private placement notes payable issued after November 2003 amounting to $1.3 million.

We had no royalty income in the 2004 Quarter compared to $13,654 we earned in the 2003 Quarter as the licensing agreement which generated this income expired in 2004.

As a result of the foregoing, we incurred a net loss of $851,644 in the 2004 Quarter, compared to a net loss of $685,118 in the 2003 Quarter, an increase of $166,526, or 24%.

Comparison of the Year Ended December 31, 2003 with the Year Ended December 31, 2002

We did not sell any of our products in 2003. During 2002, we generated revenues of $102,000 from the sale of six Biofield Diagnostic Systems to two of our distributors as demonstration units and from the sale of sensors. Included in these sales was a sale of five devices to a distributor for $65,000, and a sale of sensors to a distributor for $6,000, payment for neither of which has been received, as a result of which we fully provided for these receivables in 2003.

In 2003, as we did not sell any products, we did not incur any cost of sales. In 2002, cost of sales aggregated $65,285. In 2002, we wrote down in full our then-remaining inventory of devices and old sensors by making an additional provision of $393,518; no similar write-down occurred in 2003.

Research and development expenses include the costs of engineering, manufacturing and related activities conducted in connection with obtaining required governmental and regulatory approvals for our device, expenses related to the adoption of new technology and costs incurred in connection with the redesign of our device. Research and development expenses decreased by $342,267, or 89%, to $41,425 in 2003, from $383,692 in 2002, due to a slow down in activities relating to redesign of our device as the project neared completion and our limited cash resources.

Selling, general and administrative expenses decreased by $407,344, or 19%, to $1,722,068 in 2003 from $2,129,412 in 2002. The decrease was largely attributable to the cost reduction program we initiated in the first quarter of 2003. The costs related to personnel (employees and consultants) were lower by approximately $567,000 (46%) in 2003, compared to 2002. These savings in expenditures were partly offset by an increase of approximately $242,000 (394%) in investment advisors' fees and expenses incurred in connected with our efforts to obtain financing. Out of the total expenditure for investment advisors' fees and expenses of approximately $304,000 in 2003, $195,250 (64%) was paid through the issuance of 793,749 shares of our common stock at an average value of $0.25 per share.

As a result of our cost reduction program implemented in the first quarter of 2003, the reduction of our activities due to lack of cash resources, and the completion of research and development activities started in previous years, total operating expenses decreased $749,611, or 30%, from $2,513,104 in 2002 to $1,763,493 in 2003.

We had net interest expense of $455,822 in 2003, compared to $65,772 in 2002, an increase of $390,050, or 593%, due to our increased borrowings for operations and accrual of interest of $192,243 payable to employees on deferred remuneration due.

Royalty income increased by $7,727, or 16%, to $54,617 in 2003 compared to $46,890 in 2002. Such royalty income was earned under a licensing agreement which expires in 2004, and included prepayment in 2003 of all 2004 royalties.

As a result of the foregoing, we incurred a net loss of $2,164,698 in 2003, compared to a net loss of $2,888,789 in 2002, a reduction of $724,091, or 25%.

Comparison of the Year Ended December 31, 2002 with the Year Ended December 31, 2001

During 2002, we generated revenues of $102,000 from the sale of six Biofield Diagnostic Systems to two of our distributors as demonstration units and from the sale of sensors. Cost of sales during 2002 aggregated $65,285. We did not sell any products during 2001. In 2001, we determined to redesign our then existing device and sustained a $218,502 charge from the write down of existing inventory. Since such redesigned device was then scheduled to be available by the end of 2002 or early 2003, in 2002, we wrote down in full our then-remaining inventory of old devices and sensors by an additional $393,518. As a result, our gross loss increased 63%, or $138,301, from $218,502 in 2001 to $356,803 in 2002.

Research and development expenses increased by $160,520, or 72%, to $383,692 in 2002 from $223,172 in 2001, as a result of the costs incurred during 2002 in the redesign of our Biofield Diagnostic System.

Selling, general and administrative expenses increased by $311,558, or 17%, to $2,129,412 in 2002 from $1,817,854 in 2001, primarily as a result of consulting fees incurred in respect of certain activities taken in connection with preparing for our application to the FDA in order to seek approval of our device as well as for costs associated with marketing of our device in certain overseas markets.

As a result of such increases in operating expenses, our total operating expenses increased $472,078, or 23%, from $2,041,026 in 2001 to $2,513,104 in 2002.

We had no interest income in 2002. In 2001, we had interest income of $14,793 due to cash available from a December 2000 financing, which was depleted during 2001.

Net interest expense increased by $52,050, or 379%, to $65,772 in 2002 from $13,722 in 2001 due to the increase in our borrowings during 2002, which borrowings were used in our operations.

Royalty income increased by $27,120, or 137%, to $46,890 in 2002 compared to $19,770 in 2001. Such royalties were earned under a licensing agreement and were the minimum royalties payable thereunder.

As a result of the foregoing, we incurred a net loss of $2,888,789 in 2002, compared to a net loss of $2,238,687 in 2001, an increase of $650,102, or 29%.

Application of Critical Accounting Policies

Impairment of long-lived assets

At December 31, 2003, we had $248,701 of capitalized patent costs. In assessing the recoverability of our patents, we have made assumptions regarding estimated future cash flows and other factors relating to the use of our patents to determine the fair value of the respective assets. If our estimates or their related assumptions change in the future, we may be required to record additional charges for these assets not previously recorded. For the year ended December 31, 2003, we had patent amortization expense of approximately $37,600. In 2002, amortization expense and write-off of previously capitalized patent costs were approximately $37,600 and $25,000, respectively. Subsequent impairment losses, if any, will be reflected in operating income in our statement of operations.

Valuation of deferred tax assets

In assessing the realizability of deferred tax assets, we have considered whether it is more likely than not that some portion, or all, of deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. At December 31, 2003 and 2002, we have made full provision for our deferred tax assets due to our continued operating losses and inability to assess the likelihood of generating sufficient future taxable income to realize such benefits. Substantially all of our net operating loss carryforwards are subject to limitation and may expire unutilized.

Inventory valuation reserves

We provide for inventory obsolescence based upon assumptions concerning future demand, market conditions and anticipated timing of the release of next generation products. If actual market conditions or future demand are less favorable than those projected by management, or if next generation products are released earlier than anticipated, additional inventory write-downs may be required. Due to our decision to introduce in 2003 a new device with updated technology and major design modifications, we created a reserve for our inventory of old devices amounting to $179,916 in 2001 and increased this reserve by $352,154 in 2002 to fully provide for the old units and all the sensors for these units. Additionally, we wrote off obsolete and scrapped inventory totaling $41,364 in 2002. In 2003, no further accruals were necessary, as full provision existed for the inventory of our old devices.

Stock-Based Compensation

We apply the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees", and related interpretations, in accounting for our stock option plans. As such, compensation expense is recorded on the date of grant of an employee stock option only if the then current market price of the underlying stock exceeds the exercise price. Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation", established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No.123, we have elected to continue to apply the intrinsic value-based method of accounting described above, and have adopted the disclosure requirements of SFAS No. 123. We also have adopted the annual disclosure provisions of SFAS No. 148, "Accounting for Stock-Based Compensation – Transition and Disclosure – an Amendment of SFAS 123" in our financial reports for the year ended December 31, 2003 and for the subsequent periods.

Audit Committee and Financial Expert

Our Board of Directors has not had an Audit Committee since the resignation of our two independent directors in December 2002, and we have not had the available financial resources to obtain any replacement. None of our current directors have the experience to be considered an audit committee financial expert.

New Accounting Pronouncements

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS 149 amends SFAS No. 133 to provide clarification on the financial accounting and reporting of derivative instruments and hedging activities and requires that contracts with similar characteristics be accounted for on a comparable basis. The provisions of SFAS 149 are effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of SFAS 149 will not have a material impact on the Company's results of operations or financial position.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for classification and measurement by an issuer of certain financial instruments with characteristics of both liabilities and equity. The statement requires that an issuer classify a financial instrument that is within its scope as a liability (or asset in some circumstances). This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except as it relates to consolidated limited-life subsidiaries. The FASB indefinitely deferred the effective date of this statement as it relates to certain mandatorily redeemable non-controlling interests in consolidated limited-life subsidiaries. The adoption of the effective provisions of SFAS No. 150 did not have a material impact on our results of operations or financial position.

BUSINESS

Corporate History

We were originally organized as a New York corporation in October 1987 and, in 1992, re-incorporated in Delaware by merging with our wholly-owned Delaware subsidiary.

In March 1996, we completed our initial public offering of 1,819,000 shares of our common stock at a purchase price of $11.00 per share, for aggregate proceeds of approximately $18 million (net of related expenses of approximately $2 million).

In December 1997, we received net proceeds of approximately $8.4 million from the sale of an additional 2,867,670 shares of our common stock in a private placement. In connection with the private placement, we also issued an aggregate of 643,639 shares of our common stock in exchange for previously issued warrants. These proceeds, along with other funds previously received, during the four years ended December 31, 1998, were utilized for research and development activities and operating expenses.

In November 1998, we curtailed most of our operations due to lack of adequate financial resources and thereafter, as we failed to raise additional capital, we shut down all of our remaining operations. In December 1998, our common stock was de-listed from trading on The Nasdaq Stock Market for lack of compliance with the requirement to maintain at least $4 million of tangible net worth and to maintain a bid price of our common stock in excess of $1.00 per share. In March 1999, we terminated our reporting obligations under the Securities Exchange Act of 1934, since we had less than 300 stockholders of record of our common stock.

In December 1999, we sold 14 million unregistered shares of our common stock in a private placement for $700,000 to David M. Long, Jr., M.D., Ph.D., his son, Raymond A. Long, M.D., and their affiliated entities. The sales price of $0.05 per share was the result of arms-length negotiation among the parties. Although the price of our common stock in the over-the-counter market during the period from January 1, 1999 through the date of the sale ranged from $0.375 per share to $0.032 per share, no public information concerning our company had been released since we terminated our SEC reporting obligations in March 1999, and our Board of Directors did not believe that the public market sales prices accurately reflected the fair value of our company. Approximately $600,000 of the proceeds from this private placement were used for operating expenses and for payments to consultants for regulatory activities, and the balance of approximately $100,000 was used for marketing the Biofield Diagnostic System.

Simultaneously with the December 1999 private placement, our Board of Directors was reconstituted, Dr. David Long was appointed as our Chairman and Chief Executive Officer and all of our other then remaining directors and executive officers resigned. Thereafter, we concentrated our efforts primarily on activities which we believed to be appropriate to assist us in obtaining FDA approval, CE mark Certification to market our device in European Union countries and related marketing and regulatory activities. In 2000, we engaged outside consultants for our marketing and FDA regulatory activities. In May 2000, we were successful in obtaining CE mark Certification for the then current model of our Biofield Diagnostic System, and were re-certified by ISO-9001 Quality Systems. The CE mark Certification allows us to market the model of our device which has been certified in certain European and other countries that recognize the CE mark. Marketing of our device within the United States is dependent on our obtaining FDA approval, which we have not yet received.

On December 15, 2000, we sold three million unregistered shares of our common stock in a private placement for $0.50 per share and raised $1,500,000. Dr. David Long participated in the placement and bought 482,000 of such shares. On December 15, 2000, the closing price of our common stock, as reported by NASDAQ's InfoQuote service, was $0.57 per share. The proceeds from the placement were used to fund our operations in 2001.

During 2002, our operating activities were funded almost entirely with $1,750,000 of borrowings obtained from, or with the assistance of, Dr. David Long and certain of his affiliates. During the first eleven months of 2003, our operating activities were funded entirely with $680,000 of borrowings obtained from, or with the assistance of, Dr. David Long and certain of his affiliates.

In December 2003, we sold an aggregate of $637,500 of our 12% promissory notes due December 31, 2004 and 3,187,500 unregistered shares of our common stock for an aggregate of $637,500 in the first two tranches of a private placement. This placement was completed by the sale of an additional aggregate of $362,500 of such 12% promissory notes and 1,812,500 unregistered shares of our common stock for an aggregate of $362,500 in two additional tranches, one of which closed in each of January and February 2004. In connection with this placement, we issued five-year warrants to purchase an aggregate of 500,000 shares of our common stock at a purchase price of $0.20 per share to the placement agent. On May 3, 2004, we entered into another agreement (with the placement agents who helped us in connection with the $1 million private placement completed in February 2004) to seek additional short-term bridge financing of up to an aggregate of $800,000 on substantially identical terms and conditions as the February 2004 offering. Under the new agreement, we sold $100,000 of our securities in the first tranche of the placement and further tranches of $154,000 and $75,000 of our securities on July 1, 2004 and August 5, 2004, respectively. We also agreed to register, at our expense, the shares of common stock issued and issuable in the two placements, which shares are the subject of this prospectus. At the time of the sales, the closing price of our common stock, as reported by NASDAQ's InfoQuote service, ranged from $0.16 to $0.50 per share. We used the net proceeds from this offering for working capital and general corporate purposes. We continue to seek long-term financing, which is essential for us to continue our business and operations.

On September 8, 2004, Capital Growth Equity Fund I LLC loaned us $50,000 in exchange for (i) a $50,000 12% promissory note due May 31, 2005 and (ii) 500,000 shares of common stock (which shares are being registered under this prospectus). The terms and conditions of this note are substantially identical to the terms and conditions of the 12% promissory notes issued in connection with the two private placements completed in February 2004 and August 2004. This loan is to be used by us exclusively for the payment of debt service in respect of such private placement notes.

In December 2004, pursuant to a Regulation S offering, we sold an aggregate of 1,103,500 shares of our common stock at a price of $0.10 per share and 20,000 shares of common stock at a price of $0.15 per share.

As of December 31, 2004, promissory notes aggregating a total face amount of $1 million that we previously issued in connection with the private offering completed in February 2004 matured and remained unpaid. In accordance with the terms of the notes, in the event that the notes were not paid by December 31, 2004, we must issue to the holders of the notes 250,000 shares of our common stock for each $100,000 principal amount of notes and the notes thereafter would bear interest at the rate of 1.5% per month. Accordingly, we are now obligated to issue to the note holders a total of 2,500,000 shares of common stock.

Breast Cancer

Background

Breast cancer is one of the most common cancers among women and, notwithstanding the currently available detection modalities (i.e., the therapeutic methods), is the leading cause of death among women aged 35 to 54. According to the American Cancer Society, approximately one in nine women in the United States will develop breast cancer during her lifetime. In 1999, the American Cancer Society estimated that during each year approximately 175,000 new cases of invasive breast cancer among women would be diagnosed in the United States, and that approximately 43,300 women would die as a result of the disease. Early detection of breast cancer is critical. There is widespread agreement that screening for breast cancer, when combined with appropriate follow-up, will reduce mortality from the disease.

The American Cancer Society recommends that all women over the age of 40 should undergo breast cancer screening in the form of physical examination or mammography screening as a routine part of preventative healthcare. For these women, the American Cancer Society has published guidelines for breast cancer screening, including: (i) monthly breast self-examinations, and (ii) an annual mammogram for women age 40 and older. As a result of family medical histories and other factors, certain women are at high-risk of developing breast cancer during their lifetimes. For these women, physicians often recommend close monitoring, particularly if a potentially pre-cancerous condition has been detected.

Each year approximately eight million women in the United States require diagnostic testing for breast cancer because of a physical symptom, such as a palpable lesion, pain or nipple discharge, discovered through self or physician examination (approximately seven million) or a non-palpable lesion detected by screening x-ray mammography (approximately one million). Once a physician has identified a suspicious lesion in a woman's breast, the physician may recommend further diagnostic procedures, including diagnostic mammography, ultrasound or fine needle aspiration. In each case, the potential benefits of additional diagnostic testing must be balanced against the costs, risks, anxiety and discomfort to the patient associated with undergoing the additional procedures. Each of the currently available non-surgical modalities for breast cancer detection has various clinical limitations.

Screening and Diagnostic Modalities

Physical examinations conducted by a physician or by a woman performing breast self-examination can only detect relatively large lesions, which may be advanced cancers. Furthermore, physical examination of the breast does not reliably distinguish between malignant and benign tissue. As a result, other techniques are used to detect breast cancer.

Mammography is an x-ray modality commonly used for both routine breast cancer screening and as a diagnostic tool. A mammogram produces an image of the internal structure of the breast, which is intended to display lesions as blurry white spots against normal tissue. In a screening mammogram, radiologists seek to detect the presence of suspicious lesions, while in a diagnostic mammogram radiologists seek to characterize suspicious lesions. Mammograms require subjective interpretation by a radiologist and are often uncomfortable for the patient. Because x-ray mammography exposes the patient to radiation, the American Cancer Society recommends that mammograms be limited to one per year. In addition, x-ray mammography is considered to be less effective for women under the age of 50 who generally have dense breast tissue. The average cost of a diagnostic mammogram is approximately $120 to $160 per procedure, and requires the use of equipment ranging in cost from approximately $75,000 to $225,000. Due to the high costs associated with mammography equipment and the specialized training necessary to operate the equipment and to read the x-ray images, mammography is usually available only at specialty clinics or hospitals.

Ultrasound uses high frequency sound waves to create an image of soft tissues in the body. Like a mammogram, this image requires interpretation by a physician. Ultrasound's principal role in breast cancer diagnosis has been to assist the physician in determining whether a palpable lesion is likely to be a cyst (usually benign) or a solid mass (potentially cancerous). The average cost of an ultrasound of the breast is approximately $75 to $200 per procedure, and requires the use of equipment ranging in cost from approximately $60,000 to $200,000. Like mammography, ultrasound is generally available only at specialty clinics or hospitals.

Other currently available surgical diagnostic techniques include fine needle aspiration, core needle biopsy and stereo tactic needle biopsy. In each of these procedures, a physician seeks to obtain cell samples from a suspicious lesion through a needle for analysis by a cytopathologist. These procedures are invasive, require follow-up and range in cost from approximately $300 to $600 per procedure, and inadequate sampling often renders these procedures invalid.

Due in part to the limitations of the currently available modalities to identify malignant lesions, many patients with suspicious lesions undergo additional diagnostic procedures, including surgical biopsy, which is an invasive and expensive procedure. Approximately 750,000 surgical biopsies are performed each year in the United States, of which approximately 500,000 result in the surgical removal of benign breast tissue. The average cost of a surgical biopsy ranges from approximately $1,000 to $5,000 per procedure. In addition, surgical biopsy can result in pain, scarring and anxiety to the patient. Patients who are referred to biopsy usually are required to schedule the procedure in advance, and generally have to wait several days to receive their biopsy results.

The Biofield Diagnostic System

The Biofield Diagnostic System is intended to provide physicians and patients with immediate and objective information concerning the probability that the lesion is proliferative (i.e., subject to rapid growth or spread) or non-proliferative. Based upon such information, a physician can recommend whether or not a lesion should be removed by biopsy or whether other action should be taken. Only a biopsy, followed by microscopic examination, can definitively determine whether a lesion is benign or malignant. A breast examination utilizing our device is a non-invasive test, and can be performed in a physician's office by a physician or a medical technician in less than 20 minutes. Single-use sensors of our design are arranged on the skin surface in and around the quadrant of the breast where a suspicious lesion has been identified and in corresponding locations on the asymptomatic breast. A suspicious lesion is generally detected through physical examination or a mammogram. Sensor readings are measured and analyzed using a pre-programmed algorithm. Our device generally is intended only to be used as an adjunct to physical examination or relevant imaging modalities in women 55 years of age or younger that have palpable breast lesions.

The higher the Biofield Diagnostic System's output, the greater the probability that the patient has proliferative disease or cancer in the area examined. The physician can use this information, together with other available clinical information, to determine the appropriate course of action. We believe that our device will offer several advantages compared with currently available modalities, including the following:

•	It provides immediate, objective test results that characterize a lesion, and indicate the probability that a suspicious lesion is highly proliferative, proliferative or non-proliferative.

•	It is non-invasive, since all measurements are taken from sensors placed on the skin surface.

•	Unlike x-ray mammography, there is no exposure to radiation or breast compression, which will allow the test to be repeated as often as needed, especially important for women at high risk for developing breast cancer and patients requiring follow-up examination.

•	In limited clinical studies to date, it has performed better in the clinically difficult subgroup of younger women for whom diagnostic imaging modalities are generally considered less effective.

•	A physician or medical technician can perform the test in less than 20 minutes in a physician's office.

•	The estimated cost of the device is expected to be significantly less than the cost of purchasing and installing diagnostic x-ray mammography or other diagnostic imaging equipment.

•	It is likely to be preferred by third party payers of health care costs, since it has the potential of reducing the number of expensive diagnostic tests, including surgical biopsies.

Clinical Studies

We have used the Biofield Diagnostic System to test over 3,000 participants in the United States, Europe and Japan, involving women with suspicious breast lesions, detected either by x-ray mammography screening or a physical examination (self or by physician). Women who participated in our clinical trials had undergone diagnostic work-ups, which often included a series of tests, before proceeding to biopsy. In each of our studies, the results obtained were then compared to the biopsy results. Based on our clinical studies to date, and although our device cannot determine the presence of breast cancer in all cases, we believe that our device, together with other available information, could reduce diagnostic uncertainty and decrease the number of diagnostic procedures, including surgical biopsies performed on suspicious lesions.

Our test is conducted under the supervision of a licensed medical practitioner. Both the technician performing the test and the supervising physician must have undergone appropriate training in the use of the Biofield Diagnostic System. Our test does not replace the usual screening methods for detecting breast lesions by mammography or palpation, nor evaluation using biopsy when appropriate. Moreover, efficacy of our device has not been fully evaluated by our research in the following types of patients:

•	Patients with a history of breast cancer or breast augmentation;

•	Patients who have had recent fine needle aspiration of a suspicious lesion; and

•	Patients who have undergone chemotherapy or radiation therapy within the past three years.

Furthermore, women with certain conditions are believed to confound the results of the test. These conditions include:

•	Women who have undergone active tamoxifen or raloxifene therapy within the past three months:

•	Women with clinically diagnosed active mastitis;

•	Women with visible or known dermatological conditions or other physical abnormality that precludes the application of sensors;

•	Women with a known allergy to adhesives or ECMs used to apply electrocardiogram or electroencephalogram sensors;

•	Women with only a single breast;

•	Women with active electrically powered implanted devices;

•	Women with breast tattoos and nipple jewelry; and

•	Pregnant women.

Other Possible Product

Based on our clinical experience with the Biofield Diagnostic System for testing women that have symptoms of breast cancer (often referred to as symptomatic women) and our belief that the electrophysiological characteristics of cancer are similar for both lesions that can be felt in a physical examination (palpable) and those lesions that cannot be felt in a physical examination (non-palpable), we believe that our technology should be adaptable for breast cancer screening in women who have not demonstrated any symptoms of breast cancer (often referred to as asymptomatic women). Based on this belief, we have contemplated a prototype design of an enhanced version of our device, which may be of use as a screening system. The enhanced version of our device would contain additional data channels to allow for more sensors to surround the breast or other area where a lesion is present and an algorithm to better analyze the data received. However, we have not yet completed a final sensor configuration for the proposed device, nor have we commenced any clinical testing for the proposed device, since we believe that the protocol for a full-scale clinical trial would involve significant financial resources. As a result, we cannot assure you when, if ever, any further efforts will be made to complete the development of the proposed device.

We believe that the need exists for products to provide early and accurate detection of types of cancers found in the epithelial tissue other than breast cancer. Our previous preclinical research had been designed to obtain additional scientific knowledge of the fundamentals underlying our core technology and to identify new applications based on our technology for the detection of other cancers, including cancer of the ovaries, skin, prostate and colon. However, due to the cost of this research and our limited financial resources, we have not made any efforts in this regard since 1996, and we cannot assure you when, if ever, any further steps will be undertaken.

Government Regulation

The manufacture and sale of medical devices intended for commercial distribution are subject to extensive governmental regulation both in the United States and abroad.

United States Regulations

The U.S. Food and Drug Administration, or FDA, regulates the research, testing, manufacture, safety, labeling, storage, record keeping, advertising, distribution and production of medical devices in the United States under the Food, Drug and Cosmetic Act.

FDA's Pre-market Clearance and Approval Requirements

Unless an exemption applies, no medical device can be marketed in the United States without receiving either a 510(k) clearance or a Pre-Market Approval ("PMA") in advance from the FDA. The FDA's 510(k) clearance process usually takes from four to twelve months, but it can take longer. The process of obtaining PMA approval is much more costly, lengthy and uncertain.

The FDA decides whether a device must undergo either the 510(k) clearance or PMA approval process, based upon statutory criteria. These criteria include the level of risk that the FDA perceives is associated with the device, and a determination as to whether the device is within a type that is already legally marketed. Devices deemed to pose relatively less risk are placed in either class I or II, which classification requires that the manufacturer submit a pre-market notification requesting 510(k) clearance. The pre-market notification must demonstrate that the device is substantially equivalent in intended use, safety and effectiveness to a legally marketed "predicate device" that is either in class I or class II, or is a "pre-amendment" class III device (i.e., one that was in commercial distribution before May 28, 1976) for which the FDA has not changed the classification requiring PMA approval process.

Devices deemed by the FDA to pose the greatest risk (e.g., life-sustaining, life-supporting or implantable devices) or deemed not substantially equivalent to a legally marketed predicate device are placed in class III. Such devices are required to undergo the PMA approval process, in which the manufacturer must prove the safety and effectiveness of the device. An application for PMA approval must provide extensive preclinical and clinical trial data, and also information about the device and its components including its manufacturing, labeling and promotion. After approval of a PMA, a new PMA or PMA supplement is required in the event of any modification to the device, it's labeling or its manufacturing process. As part of the PMA review, the FDA will typically inspect the manufacturer's facilities for compliance with Quality System Regulation, requirements that impose elaborate testing, control, documentation and other quality assurance procedures.

Upon submission, the FDA determines if the application for PMA approval is sufficiently complete to permit a substantive review, and, if so, the application is accepted for filing. The FDA then commences an in-depth review of the application, which typically takes one to three years, but may take longer. The review time is often significantly extended as a result of the FDA requesting more information or clarification of information already provided. The FDA also may respond with a "not approvable" determination based on deficiencies in the application, and require additional clinical trials that are often expensive, time consuming and can delay approval for months or even years. During the review period, an FDA advisory committee, typically a panel of clinicians, usually will be convened to review the application and recommend to the FDA whether, or upon what conditions, PMA approval should be considered. Although the FDA is not bound by the advisory panel decision, the panel's recommendation is important to the FDA's overall decision-making process.

If the FDA's evaluation of the application is favorable, the FDA typically issues an "approvable letter," requiring the applicant's agreement to specific conditions (e.g., changes in labeling) or specific additional information (e.g., submission of final labeling) in order to secure final approval of the application. Once the conditions in an approvable letter are satisfied, the FDA will approve the device for the approved indications, which can be more limited than those originally sought by the manufacturer. The PMA can include post-approval conditions that the FDA believes are necessary to ensure the safety and effectiveness of the device including, among other things, restrictions on labeling, promotion, sale and distribution. Failure to comply with the conditions of approval can result in significant adverse enforcement action, including the loss or withdrawal of the approval. The PMA process can be expensive and lengthy, and there is no assurance that any application for PMA approval will ever be approved for marketing a device. Even after approval, if any, of a PMA, a new PMA or PMA supplement is required in the event of a modification to the device, its labeling or its manufacturing process.

A clinical trial may be required in support of a 510(k) submission or an application for PMA approval. Such trials generally require an Investigational Device Exemption ("IDE") application approved in advance by the FDA for a limited number of patients, unless the product is deemed a non-significant risk device eligible for more abbreviated IDE requirements. The IDE application must be supported by appropriate data, such as animal and laboratory testing results. Clinical trials may begin if the IDE application is approved by the FDA and by the appropriate institutional review boards at the clinical trial sites.

In December 1996, we submitted our application for PMA approval of the Biofield Diagnostic System. Our application was based principally upon the results of clinical trials on over 1,200 women tested at six U.S. medical institutions under the direction of physicians involved in breast cancer diagnosis and treatment. In February 1997, the FDA informed us that our application had not been accepted for filing, and requested us to respond to the following deficiency:

"The design of the clinical trial is not valid. You have tested several algorithms on the PMA data set and selected the one that gave the most desired results. This is not an accepted procedure for definitive data sets. You will need to select a final algorithm. Then you must test it with an independent data set for sensitivity, specificity, etc. The design of the clinical trial must provide data that supports the indications for use, which should include the impact on patient management."

Commencing in September 2001, we had discussions with the FDA about our data analysis, the CE mark Certification for our device, its comprehensive algorithm and clinical efficacy, and also discussed our then proposed course of action in support of the re-submission of our PMA application, including timing of on-going data analysis and patient management categories. In 2002, we had further discussions with the FDA about the science related to our device's measurements, reviewed clinical study databases to be used for training and testing, regulatory course of action related to a PMA application, statistical methodology and clinical goals, and advised the FDA that a Pre-Market Surveillance (PMS) Study was in progress in Europe. In March 2002, the FDA orally informed us that it anticipated that our PMA application, upon submission, would be reviewed under its expedited review policy. We subsequently met with the FDA to outline the content of our proposed PMA application and to introduce our next generation device and discuss necessary testing of such device to demonstrate equivalency with our original device. In December 2002, we submitted our detailed statistical analysis plan to the FDA and the application thereof to a portion of the results of our testing, in an effort to receive approval of such plan prior to proceeding with our PMA submission, and advised the FDA that a portion of our test data had not yet been analyzed, and was being maintained by a third party for subsequent analysis and algorithm validation under an FDA-reviewed statistical analysis plan. During the first quarter of 2003, we had several telephone conferences with the FDA, in which the FDA raised additional questions concerning our statistical analysis plan (which we responded in a series of written communications) and the FDA indicated that our training set data results appeared to be statistically significant.

In the last quarter of 2003, we determined to pursue an application for 510(k) clearance of our device (instead of resubmitting a PMA application) after an internal determination that the performance data from our device demonstrated substantial equivalency to a predicate category of devices ("Thermographic Systems"), which process is less costly and would allow us to commence marketing our device sooner than under a PMA approval process.

On March 12, 2004, we submitted our application for 510(k) clearance to the notified body, KEMA Registered Quality, Inc., for review prior to formal submission to the FDA. KEMA subsequently recommended to the FDA that our diagnostic device is "substantially equivalent to devices marketed in U.S. interstate commerce prior to May 26, 1976, the enactment date of the Medical Device Amendments, or to devices that have been reclassified in accordance with the provision of the Federal Food, Drug, and Cosmetic Act." On November 16, 2004, we submitted our application for formal submission to the FDA to approve our device.

On December 6, 2004, we received the FDA's response to our 510(k) submission by letter dated December 3, which reclassified by statute the Biofield Diagnostic System into class III (Premarket Approval) pursuant to Section 513(f) of the Federal Food, Drug and Cosmetic Act (the "Cosmetic Act"). As a result of the FDA's reclassification, we must have an approved "PMA" (premarket approval application) with the FDA, absent any subsequent reclassification, prior to legally marketing or distributing our device.

The basis of the FDA's December 3 decision was its determination that the device is not "substantially equivalent to devices marketed in U.S. interstate commerce prior to May 26, 1976, the enactment date of the Medical Device Amendments, or to any devices which have been reclassified into class I (General Controls) or class II (Special Controls) or to another device found to be substantially equivalent through the 510(k) process." The FDA indicated that its decision was also based on our device having

"new technological characteristics that could affect safety and effectiveness, and [raising] new types of safety and effectiveness questions, for example:

1) Do rapidly proliferating cells produce a measurable electrical potential that is different from that of normal cells?

2) If there is a measurable electrical potential difference, is it specific for malignant cells?

3) Can the measurement be used to differentiate between normal and malignant breast cancers in the human?"

The December 3 letter also informed the company that a manufacturer whose device is found to be not substantially equivalent to a predicate device can request the FDA to make a risk-based classification for its device. However, the letter also included a statement that the FDA believes that "based on the review of your device, general controls would be inadequate and special controls difficult to develop, to provide reasonable assurance of the device's safety and effectiveness."

On January 5, 2005, in accordance with recommended FDA procedure, we submitted a Request for Evaluation of Automatic Class III Designation for the Biofield® Breast Proliferation Rate Detection System under §513(f)(2) of the Cosmetic Act. In this request, we also addressed the agency's technological concerns based on information previously provided to the FDA by Biofield. On January 6, 2005, the company was notified by the FDA that it had received such request and would notify the company when the processing of this submission is complete or if any additional information is required.

In the event that the FDA clears our device, and if we are successful in obtaining sufficient additional financing, we anticipate commencing our marketing efforts for the device in the United States shortly thereafter. However, due to our very limited financial resources, if the FDA does not grant our request as described above and/or requires substantial additional information in support of such request, we will need to obtain sufficient funding in order to complete our application to the FDA, as well as to sustain our operations during the time our application is being considered by the FDA. In the event that we are unable to secure such funding, we may be compelled to cease operations.

Pervasive and Continuing FDA Regulation

A host of regulatory requirements apply to marketed devices, including labeling regulations, the Quality System Regulation, which requires manufacturers to follow elaborate design, testing, control, documentation and other quality assurance procedures. The Medical Device Reporting regulation requires that manufacturers report to the FDA deaths or serious injuries associated with regulated products and product malfunctions likely to cause or contribute to death or serious injury. The FDA generally prohibits promotion of products for unapproved or off-label' uses. Class II devices also can have special controls (e.g., performance standards, post-market surveillance, patient registries and

FDA guidelines) that do not apply to Class I devices. There is no assurance that unanticipated changes in existing regulatory requirements or the adoption of new requirements would not have a significant adverse effect on our business and financial condition.

Upon commencing commercial distribution, we will be subject to inspection by the FDA to determine compliance with regulatory requirements. If the FDA finds that we have failed to comply with the requirements, it can institute a wide variety of enforcement actions. The FDA sometimes issues a public warning letter, but also may pursue more severe remedies such as fines, injunctions and civil penalties against us; recalls or seizures of our products; operating restrictions, partial suspension or total shutdown of our production; refusing our requests for 510(k) clearance or PMA approval of new products; withdrawal of product approvals already granted; and recommendation for commencement of criminal prosecution. Any FDA enforcement action could have a significant adverse effect on our business and financial condition.

Other U.S. Regulation

We must comply with numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and hazardous substance disposal, and we could incur significant costs to comply with such laws and regulations.

Unapproved products subject to the FDA's pre-market application requirements must receive prior FDA export approval to be marketed outside of the United States, unless they are approved for use by a member country of the European Union or certain other countries including Australia, Canada, Israel, Japan, New Zealand, Switzerland and South Africa, in which case they can be exported to any country provided that certain limited FDA notification requirements are met.

Foreign Regulations

Sales of medical devices outside the United States are subject to foreign regulatory requirements that vary widely from country to country. The time required to obtain approvals in foreign countries may be longer or shorter than that required for FDA approval, and requirements for licensing may differ from the FDA requirements.

Medical devices which are sold within the European Union are required to achieve compliance with the requirements of the Medical Devices Directive issued by the European Union and obtain a "CE" marking for the device. To obtain a CE marking, the medical device is required to meet the Essential Requirements as defined under the Directive, which relate to safety and performance of the device, and the supplier must successfully undergo verification of its regulatory compliance (known as a "conformity assessment") by an appropriate approved standards agency or "notified body". It also is required to comply with additional national requirements that are beyond the scope of the Directive.

We have received approval by the notified body KEMA-Registered Quality, Inc. to market a version of the Biofield Diagnostic System and our sensors under the CE mark Certification, and this notified body has granted certified ISO-9001 Quality System status for design, production management, sales and distribution of such version of the Biofield Diagnostic System. In order to obtain such approvals, KEMA personnel conducted a detailed review of our technical files and records, and reviewed certain of our medical research files; however, KEMA did not conduct any confirming research and did not comment on our clinical research. At the conclusion of the review, KEMA issued to us a Certificate of Conformity for the product category "electropotentials systems for the diagnosis of epithelial cancers". KEMA did not offer any endorsement of the efficacy of the Biofield Diagnostic System. We will be required to apply for CE recertification for our newly redesigned device, which we intend to do at an appropriate time if and when adequate long-term funding is obtained.

The CE mark Certification and the ISO-9001 Quality System status, which status is subject to semi-annual audit by KEMA, permit us to sell an approved device in Europe and other countries that recognize CE mark Certification, without obtaining any further regulatory approval. Failure to maintain compliance with the appropriate Medical Devices Directive and other applicable requirements could have a significant adverse effect on our business and financial condition.

Manufacturing

We are a development and marketing company and do not manufacture any of our products or prototypes. We have used contract manufacturers who meet current quality system regulations and good manufacturing practices requirements imposed by the FDA to produce the initial quantities of our device and disposable sensors, and intend to continue to use contract manufacturers to satisfy our future needs. Electronic components and raw materials used in our device and our sensors are available from numerous suppliers. Some components are stock items, while others have been designed and manufactured to our specifications. The specifications for our device and our sensors are treated as a trade secret. We own certain moulds and other equipment used to manufacture our components.

SeaMED Corporation was the contract manufacturer for the previous version of our device, pursuant to an agreement, which expired May 15, 2001. TriVirix International Limited has redesigned our device to reduce manufacturing costs and make product platform improvements, a major portion of which work has been completed. However, until we obtain additional financing, we are unable to complete the payments under our redesign contract and finish the redesign of the new version of our device. We have arranged with Ludlow Technical Products Inc. to manufacture our sensors, which in turn has contracted with Dow Pharmaceutical Sciences, Inc. to supply the gel which is used with our sensors.

Marketing and Sales

General

As a result of the large number of delayed diagnoses of breast cancer, we intend to focus our attention on improving the detection rates of breast cancer. Delayed diagnosis of breast cancer is a catastrophe for the patient in that it may result in a decrease in survival and an increase in the intensity of therapy, such as mastectomy and chemotherapy. Delayed diagnosis of breast cancer is the most common cause of medical malpractice litigation in the U.S., and the rates are increasing. The median age of litigants is 44 years. Mammographers are the physicians most often sued, followed by gynecologists and companies. This litigation is the main reason fewer young radiologists are entering the subspecialty of mammography and experienced radiologists are leaving the practice of mammography. The number of centers performing mammography is also decreasing. This shortage comes at a time when the demands for this service are increasing due to the aging of baby-boomers. Mammography is the "gold standard" for breast cancer detection, but still typically misses 20 to 25% of cancers. When the Biofield test is integrated with mammography, we believe that the cancer detection rate will be increased by 38% in women of all ages. In women less than 51 years, the combination of mammography and the Biofield test resulted in an increased cancer detection rate of 56% in the multicenter prospective trial data submitted to the FDA. The cancer detection rate was increased by 67% with small cancers equal to or less than 1.0 cm. The company has a database of Women's Centers and the approximately 9000 U.S. qualified mammography centers with specific contact names and numbers. These centers will be the central target of corporate sales in a methodical and cost effective "center of attention" geographic approach.

Based on obtaining CE mark Certification for our device, we have been able to market the previous version of our device in the European Union and certain other countries that recognize the CE marking. In December 2001, we signed an exclusive three-year distribution agreement with Trilogy Critical Care (Pty) Ltd. of Johannesburg, South Africa, a health care distributor in southern Africa, to market and sell our device in South Africa and certain other southern African countries, conditioned on achieving annual minimum sales. In 2002, we signed similar distribution agreements for Italy, South Korea, Republic of the Philippines and Brazil; in 2003, we signed a similar distribution agreement for certain countries in the Middle East; and in 2004 we signed a similar agreement for Malaysia. Each of our distribution agreements permit us to terminate the distribution arrangement if minimum annual purchases are not made. Although none of the minimum annual purchases have been made under any of these distribution agreements, we have not exercised our election to terminate any of such agreements. Except for the initial purchases of demonstration units made under these agreements, no subsequent purchases have been made.

We believe that the cost for use of our device will be competitive with the current procedure costs of diagnostic mammography and ultrasound. Although we have not sold the device in the United States, at such time, if at all, as we receive FDA approval, we currently expect to price our device at under $20,000, which will be substantially less than the cost of diagnostic mammography equipment or ultrasound systems, which range in price from approximately $60,000 to $225,000. We also currently expect to price our single-use sensors at approximately $30 a set.

Due to our current lack of cash resources, our marketing staff consists of only one part-time independent marketing consultant, who has worked with us for several years and is familiar with our device. Our marketing efforts, to date, have achieved very limited success. The redesign of a new version of our device is mostly complete, but we will not be able to commence marketing our redesigned device until such time, if at all, as we secure additional financing to enable us to complete the payments under our redesign contract, at which time we would resume our marketing activities.

Effect of Third Party Reimbursement

Suppliers of health care products and services are greatly affected by Medicare, Medicaid and other government insurance programs, as well as by private insurance reimbursement programs. Third party payers (i.e., Medicare, Medicaid, private health insurance, health administration authorities in foreign countries and other organizations) may affect the pricing or relative attractiveness of our products by regulating the maximum amount of reimbursement provided to the physicians and clinics utilizing our products, or by taking the position that reimbursement is not available for procedures utilizing our device.

We believe that the availability and level of third party reimbursement will impact the decisions of physicians, clinics and hospitals to purchase and use our products and, thereby, affect the pricing of our products. In the United States, many patients are reimbursed for mammograms, in amounts that vary considerably by the location in which the procedure is performed. Our intended marketing strategy is to obtain approval of payers for payments to physicians using our products, while working with professional organizations to foster awareness. We also intend to seek support for our products, and enlist the assistance of opinion leaders in making presentations to health care administrators to inform them of the benefits of our device.

Several states and the federal government are investigating a variety of alternatives to reform the health care delivery system and to reduce and control health care spending. These reform efforts include proposals to limit spending on health care items and services, to limit coverage for new technology and to limit or control the price of products and services. The scope and timing of these reforms cannot be predicted, but if adopted and implemented, these reforms could have a significant adverse effect on our business and financial condition.

Reimbursement for use of our device in international markets will vary and will be determined on a country-by-country basis. Although we intend to pursue our efforts to obtain reimbursement status in major European markets, we do not yet have a schedule for commencing these efforts, there is no assurance of success once such efforts are commenced, if at all, and our ability to achieve any significant market penetration may depend upon the availability of third party governmental reimbursement. Initially, we expect that the patient will be responsible for the cost of the procedure.

Patents and Proprietary Information

We have a number of issued U.S. and foreign patents relating to our products and technology, the earliest of which expires in 2007. Since the technology applicable to our products is rapidly developing, any patent rights which we have, or may obtain, may not provide us with any competitive advantage. A number of companies may have filed applications for, or have been issued, patents relating to technology that is similar to some of the technology developed or used by us.

We also seek to protect our intellectual property rights through a combination of trade secret, non-disclosure and other contractual arrangements. We generally enter into confidentiality agreements with our employees, consultants, vendors and clinical investigators, and attempt to limit access to and distribution of our proprietary information.

We may be required to obtain licenses to patents or other proprietary rights from third parties. We cannot assure you that any licenses required under any patents or proprietary rights would be made available to us on acceptable terms, if at all. If we are unable to obtain required licenses, we could encounter delays in product development or find that the development, manufacture or sale of products requiring these licenses could be foreclosed.

From time to time, we may support and collaborate in research conducted by universities and governmental research organizations to obtain rights to use the resulting technical information and any inventions. In these circumstances, it is not unusual for the university or research organization to retain certain rights, which then could be licensed to others.

Licenses and Other Agreements

We are a party to several licensing and royalty arrangements relating to the Biofield Diagnostic System, as well as to prior versions of this product.

We have a royalty arrangement under a terminated employment agreement with Mark L. Faupel, Ph.D., our former Vice President, Research and Development, pursuant to which we were obligated to pay royalties based on 2% of gross sales of a prior version of our device and its sensors, which are no longer being marketed, and 1% of gross sales of any pre-gelled electrodes used in connection with our device through 2005 or until these royalties reach $8 million, whichever comes first.

We have a 1992 royalty agreement with Abel Laboratories, Inc., an affiliate of our Chairman and Chief Executive Officer, Dr. David Long. Under this agreement, Abel assigned to us all of its rights and interests in all inventions and technology conceived or developed by it in connection with laboratory services performed by it for us which relate to the use of bioelectronics in the diagnosis, screening or management of disease, infection, ovulation or other bioelectric events. This agreement also provides that Abel is entitled to royalties of 5% of net sales of products incorporating any of these inventions or technology which are embodied in any patent issued to us, during the life of the patent, up to a maximum of $2 million per patent, as well as a portion of the proceeds we may receive from the license of these patents to others. One patent has been issued to us that is covered by this agreement.

In October 2000, we entered into a non-exclusive license agreement with Cardio Dynamics International Corporation, a manufacturer of medical devices, for use of our interconnect design patent on cables to be manufactured by them. The agreement was due to expire on December 31, 2003 and was renewable by Cardio Dynamics for an additional two years based on a mutual agreement of minimum royalties. We received the contractual minimum royalties of $19,770 for 2001 and $46,890 for 2002. The agreement was amended in December 2002 to reset the then remaining royalty from $98,465 to $54,606. In consideration for prepayment of such royalty in 2003, the agreement was extended (for no additional royalty) until December 31, 2004.

Research and Development

All of our research and development activities have been related to our core technology and our attempt to commercialize this technology. Since we are still in the development stage, our research and development activities have been substantial, although they have decreased significantly since 1998. In 2003, our research and development expenditures were primarily devoted to the redesign of our device. During the last two years, we have spent an aggregate of $425,117 on our research and development activities.

Competition

The medical device industry generally, and the cancer diagnostic and screening segments in particular, are characterized by rapidly evolving technology and intense competition. Existing breast cancer diagnostic tools will compete with our device, including imaging equipment such as magnetic resonance imaging systems manufactured by Hitachi Medical Corporation of America, Royal Philips Electronics, Siemens AG, Toshiba America Medical Systems and others; x-ray mammography equipment manufactured by General Electric Company, Royal Philips Electronics, Siemens AG, Picker International division of Marconi plc and others; ultrasound or high frequency ultrasound systems manufactured by Aligent Technologies Inc., Siemens AG, Toshiba America Medical Systems, Royal Philips Electronics and others; stereotactic needle biopsy devices manufactured by Royal Philips Electronics, Johnson and Johnson Company, Siemens AG and others; thermograph devices manufactured by Scanted Medical Inc. and Lifeline BioTechnologies Inc.; devices for blood and/or genetic tests manufactured by Bayer Corporation, Hoffman-La Roche Ltd., Eli Lilly and Company and others; and electrical impedance and transilluminational devices manufactured by TranScan Research & Development Co. Ltd. Other emerging cancer diagnostic devices and technologies which might compete with our device include OmniCorder, manufactured by BioScan Screening Systems, Inc., which looks at changes in blood flow surrounding cancer, using thermographs for viewing and recording heat patterns, and R2 Technology, Inc.'s ImageChecker®, a computer-aided detection device for mammography. In addition, other companies which produce devices utilizing these tools, as well as other companies which may be developing, or could in the future attempt to develop, additional products which assist in diagnosing cancers, including non-invasive products, could compete with the Biofield Diagnostic System.

Substantially all of these companies have significantly greater resources and name recognition than we do, and substantially greater expertise than us in research and development. Since all of these companies have existing products, they each possess substantially greater experience in manufacturing, marketing and obtaining regulatory approvals.

Our competitors may succeed in developing or marketing technologies and products that are more effective than those developed or marketed by us or that would render our technology and products obsolete or noncompetitive. Accordingly, we cannot assure you that we will be able to successfully compete against these competitors and potential competitors. Although we believe that our products may offer certain advantages over our competitors' products, earlier entrants in the market for a diagnostic application often obtain and maintain significant market share relative to later entrants, such as us.

Physicians using currently existing imaging equipment, or other diagnostic techniques, may determine not to use the Biofield Diagnostic System or any other products that we may develop. Currently, mammography is employed widely and sales, if any, of our device will, in part, be dependent on our ability to demonstrate its additional clinical utility as an adjunct to mammography and/or physical examination, and its advantages over other available diagnostic tests and products.

Employees

As of February 1, 2005, we had two full-time employees. Both employees are involved in all aspects of our business and operations, including data management, supervision of research and development activities, management, manufacturing supervision, product development and financial and administrative functions. In addition, when needed, we use the services of an independent marketing consultant, and two other consultants who assist us with regulatory work. Due to a lack of financial resources during 2003, we deferred compensation due our employees for six months (and agreed to pay a 100% premium on such deferred compensation) and we reduced our employee compensation for four months (and issued options under our 1996 Stock Option Plan in an attempt to make up for such shortfall). We believe that our employee relations are good. None of our employees is covered by a collective bargaining agreement.

Due to the specialized scientific nature of our business, we are highly dependent upon our ability to timely attract and retain qualified scientific, technical and managerial personnel. The loss of the services of existing personnel, as well as our failure to recruit key scientific, technical and managerial personnel in a timely manner would be detrimental to our business. From time to time, we seek services of consultants who specialize in different aspects of regulatory work. Although we do not have the financial resources or any plan to hire new employees in the immediate future, competition for qualified personnel is intense and there is no assurance that we will be able to timely attract and retain qualified personnel who may be necessary for the development of our business.

Property

All of our operations currently are conducted from our offices located at Units M and K, 1025 Nine North Drive, Alpharetta, Georgia. We lease our office space, which comprises approximately 4,000 square feet, on a month-to-month basis for an aggregate monthly payment of $1,818.

We intend to move our operations to Spring Valley, California if and when sufficient cash resources become available. We are currently subleasing from Abel Laboratories, Inc., an affiliate of Dr. David Long, our Chairman and Chief Executive Officer and principal stockholder, approximately 5,000 square feet of furnished and laboratory equipped space at 2737 Via Orange Way, Spring Valley, California. Under the sublease arrangement, we are to pay Abel the same amount of rent charged to Abel by the landlord of the premises, without any adjustment. Abel's current monthly rent is $4,998. In 2003, we accrued rent of $62,600 under the Abel sublease, including late charges imposed by the landlord. Abel's lease currently expires April 1, 2005, and has a one-year renewal option. We believe that the terms and conditions of this sublease are no less favorable to us than those that would be available from an unaffiliated third party. We estimate the cost of our move to California, including moving expenses and relocation costs of employees, to be approximately $300,000. Although we have moved a portion of our records relating to research and development activities to California, our administrative and Regulatory and Quality Assurance functions are still carried out in, and our full-time employees are still located at, our Alpharetta, Georgia office.

MANAGEMENT

Directors and Officers

Our directors and executive officers are:

Name	Age	Positions and Offices
David M. Long, Jr., M.D., Ph.D.	75	Chairman of the Board and Chief Executive Officer
Raymond A. Long, M.D.	44	Director
John D. Stephens	45	Director, Senior Vice President and Chief Operating Officer

Each of our current directors was appointed to serve as a director by the then existing Board of Directors. Each director serves until the next annual meeting of stockholders and until his respective successor is elected and qualified, or until his earlier resignation or removal. Our executive officers are appointed by, and serve at the discretion of, our Board of Directors for a term ending at the first meeting of our Board of Directors after the next annual meeting of stockholders, or until his earlier resignation.

Dr. David Long was appointed a director as of December 28, 1999 and was elected our Chairman and Chief Executive Officer on January 9, 2000. Dr. Long previously had served as a director from August 1992 until April 1993. Dr. Long is a private investor and President of Abel Laboratories Inc., a currently inactive private research laboratory that, from time to time, has conducted research and development on a contract basis relating to medical devices and pharmaceutical applications of interest to Dr. Long. Dr. Long previously was a Professor of Surgery and Chief of Cardiovascular and Thoracic Surgery at the University of Illinois, Abraham Lincoln School of Medicine, and a Clinical Associate Professor of Surgery and Radiology at the University of California, San Diego.

Dr. Raymond Long was appointed a director on January 9, 2000. Dr. Raymond Long, a graduate of The University of Michigan Medical School, is an orthopedic surgeon in private practice in Saint Albans, Vermont. From July 1999 to June 2000, Dr. Raymond Long was a Fellow in shoulder and elbow surgery at Florida Orthopedics Institute, and for more than the five years prior thereto was associated with the University of Montreal, initially as a Resident in orthopedics and then as a Fellow in anthroplasty and arthroscopy.

John D. Stephens was elected our Senior Vice President and Chief Operating Officer on January 3, 2000 and was appointed a director on December 29, 2002. For more than three years prior to January 3, 2000, Mr. Stephens was our Senior Director - Manufacturing, Operations and Logistics.

No family relationship exists among any of our directors or executive officers, except that Dr. Raymond Long is the son of Dr. David Long.

As none of our directors would be considered to be independent, we do not have a separate audit committee, as a result of which our Board of Directors performs the duties normally assigned to the audit committee. Our most recent independent directors resigned in December 2002, and we have not had the available financial resources to obtain any replacements. Furthermore, none of our directors have the experience to be considered an audit committee financial expert.

Our Board of Directors does not have a separate nominating committee, and has no formal procedures relating to consideration of nominees by its stockholders of persons proposed to be elected to its Board of Directors.

None of our directors or executive officers have been involved in any legal proceedings during the past five years that would be material to an evaluation of his ability or integrity to act as such.

Our Board of Directors has adopted a Code of Ethics which applies to our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. A copy of our Code of Ethics will be furnished, without charge, to any person upon written request to John Stephens, Senior Vice President, at our principal executive offices.

Other Significant Employees

In addition to our executive officers, Steve Preiss, age 47, our Vice President of Regulatory and Clinical Affairs and Quality Assurance since June 2001, is considered by us to make a significant contribution to our business by assisting us in connection with matters relating to our FDA filing. The services provided to us by Mr. Preiss are as a consultant on behalf of his employer, Synteract, Inc., a regulatory consulting company, where he has been Vice President of Corporate Regulatory and East Coast Business Operations since April 2001. For the five-year period prior thereto, Mr. Preiss was Vice President of Clinical and Regulatory Affairs of UroSurge, Inc., a manufacturer of urological medical devices.

Executive Compensation

Summary of Executive Compensation

The following table sets forth information concerning compensation for services in all capacities awarded or paid to, or earned by, our chief executive officer and our other executive officer who received, on an accrual basis, cash compensation from us aggregating at least $100,000 during the year ended December 31, 2003.

Summary Compensation Table

		Annual Compensation					Long-Term Compensation Awards
Name and Principal Positions	Year	Salary		Bonus	Other		No. of Securities Underlying Options	All Other Compensation
David M Long, Jr., M.D., Ph.D.	2003	—		—	—		—	—
Chairman and Chief	2002	—		—	—		—	—
Executive Officer	2001	—		—	—		350,000 shares(1)	—
John D. Stephens	2003	$60,843	(2)	$2,000	—		101,538 shares(3)	—
Senior Vice President and	2002	$110,000		—	—		—	—
Chief Operating Officer	2001	$100,000		$20,000	$11,723	(4)	85,000 shares(5)	—

(1)	Represents stock options granted at an exercise price of $0.62 per share, the closing price of our common stock on the date of grant, in lieu of compensation as an executive officer in 2001 and as consideration for guaranteeing our bank line of credit in 2001. These options currently are immediately exercisable.

(2)	Excludes $33,574 salary due to him in 2003, but not paid. This unpaid salary, and an agreed premium thereon (and for late paid salary) of $48,583, aggregating $82,157, is being deferred until we determine that adequate funds are available.

(3)	Represents stock options granted on February 4, 2003 under our 1996 Stock Option Plan at an exercise price of $0.33 per share, the closing price of our common stock on the date of grant. These options currently are immediately exercisable. The options were issued in lieu of salary for four months in 2003.

(4)	Represents reimbursement for a personal tax-related expense incurred in a prior year.

(5)	Represents stock options granted under our 1992 Employee Stock Incentive Plan at an exercise price of $0.62 per share, the closing price of our common stock on the date of grant. These options currently are immediately exercisable.

Compensation of Directors

No cash compensation was paid to our directors during the year ended December 31, 2003, and we have no standard arrangements pursuant to which directors are compensated for any services provided as such.

Our 1996 Stock Option Plan for Non-Employee Directors provides for the automatic grant of nonqualified stock options to non-employee directors. Under the Plan, 150,000 shares of our common stock have been reserved for issuance upon exercise of options to non-employee directors. The Plan provides for the automatic grant of options to eligible directors. Each non-employee director who joins the Board will automatically receive, unless waived, an initial grant of options to purchase 10,000 shares of our common stock at an exercise price equal to the fair market value per share at the date of grant, subject to vesting in three equal annual installments. In each year, other than the year in which a director receives an initial grant of options, that director will automatically receive, unless waived, options to purchase 2,500 shares of our common stock on the date of the Annual Meeting of Stockholders, which vest immediately upon being granted. No options have been granted under the Plan during the last five years. If any options granted under the Plan, for any reason, expire or are canceled or otherwise terminated without having been exercised in full, the shares allocable to the unexercised portion of these options again become available for grants under the Plan. The term of each option granted under the Plan is ten years. Options granted under the Plan must be exercised before the earlier of (a) the scheduled expiration date, or (b) one year following the date of termination of service. The exercise price of an option is payable upon exercise in cash. As of September 8, 2004, options for 150,000 shares of our common stock are available for future grant under the Plan. Unless sooner terminated by the Board, the Plan expires in January 2006.

Employment contracts

We do not have any employment contracts or change-in-control arrangements with any of our executive officers. Mr. Stephens is currently employed by us at an annual salary of $110,000, although a portion of his 2003 salary has been voluntarily deferred until such time, if at all, as we obtain sufficient funding, at which time Mr. Stephens will receive such deferred amount plus a premium of 100% thereon.

Limitation of Liability and Indemnification

Our Amended and Restated Certificate of Incorporation and our Bylaws provide that, to the fullest extent permitted by the Delaware General Corporation Law ("DGCL"), the Company shall indemnify our directors and officers, and may indemnify its employees and agents. Such indemnification may be made only if the person to be indemnified acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of our Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such persons conduct was unlawful. At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our Company pursuant to the foregoing provisions, or otherwise, we have been advised that, in the view of the SEC, such indemnification is against public policy and is, therefore, unenforceable.

Stock Option Plans

We currently have three stock option plans under which we may grant options to purchase shares of our common stock. The plans are administered by the Board of Directors who have the sole discretion and authority to determine the individuals eligible for awards. The conditions of the exercise of each grant are determined by the Board of Directors at the time of the grant.

The 1992 Employee Stock Incentive Plan (the "1992 Plan")

The 1992 Plan provides for the grant of stock options, stock appreciation rights ("Rights") and stock bonus awards ("Awards") to acquire a maximum of 147,060 shares of Common Stock. The 1992 Plan permits the granting of incentive stock options ("ISOs") and nonqualified stock options ("NSOs"). The 1992 plan provides that the exercise price for ISOs and Rights may not be less than the fair market value per share at the date of grant. The price of NSOs is determined at the time of grant. ISOs and Rights must expire within 10 years of the date of grant. However, if ISOs are granted to persons owning more than 10% of the voting stock of the Company, the exercise price may not be less than 110% of the fair market value per share at the date of grant and the term of such ISOs may not exceed five years. Vesting of options granted under the 1992 Plan is determined at the time of grant and has generally been set at two or three years. No further options may be granted under the 1992 Plan.

The Biofield Corp. 1996 Option Plan (the "1996 Plan")

The 1996 Plan, as amended, provides for the grant of options to acquire a maximum of 1.5 million shares of Common Stock. The 1996 Plan permits the granting of ISOs and NSOs. ISOs may be granted to individuals who, at the time of grant, are employees of the Company or its affiliates. NSOs may be granted to directors, employees, consultants and other agents of the Company or its affiliates. The 1996 Plan provides that the exercise price for ISOs may not be less than the fair market value per share of the Common Stock at the date of grant and the exercise price for NSOs may not be less than 85% of such fair market value. Each ISO must expire within 10 years of the date of grant. However, if ISOs are granted to persons owning more than 10% of the voting stock of the Company, the exercise price may not be less than 110% of the fair market value per share at the date of grant and the term of such ISOs may not exceed five years. Unless otherwise provided at the time of grant, options granted under the 1996 Plan vest at a rate of 25% per year over a four-year period.

The Biofield Corp. 1996 Stock Options Plan for Non-Employee Directors (the "Directors' Plan")

The Directors' Plan provides for the automatic grant of NSOs to non-employee directors. Options under the Directors' Plan may be granted only to directors of the Company who are not employees of the Company. Under the Directors' Plan, 150,000 shares of Common Stock have been reserved for issuance upon exercise of the options. Each eligible director serving on the Board of Directors on the effective date of the Directors' Plan automatically received an option to purchase 10,000 shares of Common Stock, subject to vesting in three equal annual installments. Subsequently, whenever a new director joins the Board, such director automatically receives options, unless waived, to purchase 10,000 shares of Common Stock on the date of his or her election to the Board, subject to vesting in three equal annual installments. In each year, other than the year in which a director receives an initial grant of options, such director automatically receives, unless waived, options to purchase 2,500 shares of Common Stock. The term of each option granted under the Directors' Plan is 10 years. The exercise price of each option under the Directors' Plan must be equal to the fair market value of the Common Stock on the grant date.

All options granted under the Plans have an exercise price equal to or in excess of the fair market price of the Common Stock on the grant date.

Stock Options Granted

The following table sets forth the details of stock options granted during 2003 to our Executive Officers named in the above Summary Compensation Table. We did not grant any stock appreciation rights in 2003.

Options Granted in Last Fiscal Year

Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date
John D. Stephens	101,538	(1)	19.7%	$0.33	2/4/08

(1)	The options, which were granted under our 1996 Stock Option Plan as of February 4, 2003, became exercisable on August 4, 2003.

Aggregated Options Exercised and Year-End Values

The following table sets forth the total number of exercisable and unexercisable stock options held by each of our executive officers named in the above Summary Compensation Table who held any stock options as of December 31, 2003. No options to purchase our common stock were exercised by any of our executive officers during the year ended December 31, 2003 and no stock appreciation rights were outstanding during such year.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Values

	Number of Securities Underlying Unexercised Options at December 31, 2003		Value of Unexercised In-the-Money Options at December 31, 2003
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
David M. Long, Jr.	350,000 shares	-0-	-0-	-0-
John D. Stephens	186,538 shares	-0-	$2,031	-0-

In 2003, the Company granted NSOs under the 1996 Stock Option Plan to purchase an aggregate of 514,227 shares of Common Stock at $0.33 per share, the closing market price of the Common Stock on the date of the grant, to five of its employees in connection with the reduction in their remuneration during the first four months of 2003.

CERTAIN TRANSACTIONS

In June 1992, we entered into several agreements with Abel Laboratories, Inc., an affiliate of Dr. David Long. One of these agreements, a laboratory services agreement, which expired December 31, 1993, engaged Abel to provide specified preclinical research to be managed by Dr. Long. Effective January 1, 1994, pursuant to a master laboratory services agreement, Abel agreed that any research thereafter conducted for us by Abel would be on substantially the same terms as the laboratory services agreement and would be on the basis of a budget approved by us. Although from time to time Abel has conducted additional preclinical research for us, no research had been preformed by Abel since 1998.

In June 1992, we entered into a patent royalty agreement with Abel, which assigned to us all of Abel's rights and interests in all inventions and/or technology conceived and/or developed by Abel or Dr. David Long in connection with laboratory services performed by Abel for us which relate to the use of bioelectronics in the diagnosis, screening or management of disease, infection, ovulation or other bioelectric events. Under the agreement, Abel is entitled to royalties of 5% of the net sales of products incorporating any of these inventions or technology which are embodied in any patent issued to us, during the life of the patent, as well as 20% of the net proceeds we may receive from the license of the patent to others, up to a maximum of $2 million. As of September 8, 2004, one patent has been issued to us that is covered by the agreement, although we have not obtained any revenues therefrom.

In January 2001, we entered into an oral arrangement with Abel for the sublease of approximately 5,000 square feet of furnished and laboratory equipped space. Under the arrangement, we pay Abel the same amount of rent charged to Abel. Abel's current monthly rent is $4,998. The lease currently expires April 1, 2005, and has a one-year renewal option. We intend to move all of our operations to this leased space when, and if, cash resources become available. We have moved a portion of our research and development records to this leased space, although the Company's administrative and regulatory and quality assurance functions are still carried out in, and our full-time employees are still located at, our Alpharetta, Georgia office. We paid monthly rent to Abel until September 30, 2002, at which time Abel waived the rental charges from the three months ended December 31, 2002. As of December 31, 2003, we owed an aggregate of $198,281 for rent and other expenses paid by Abel on our behalf, including $55,516 for services rendered prior to 1998.

In June 2000, we obtained a $500,000 line of credit from California Bank & Trust, repayment of which has been personally guaranteed by Dr. David Long and certain of his affiliates and secured by their collateral. The line was increased in November 2001 to $750,000, in January 2002 to $1 million and, in June 2003 to $1.2 million. As of December 31, 2003, the line was fully utilized. In December 2001, we granted Dr. Long an option to acquire 350,000 shares of our common stock at $0.62 per share (the closing price of our common stock on the date of grant) as compensation for such guaranty and collateralization with respect to the 2001 year; we have not compensated Dr. Long or any of his affiliates with respect to their guaranty or collateralization since such time, nor do we have any written obligation to do so.

In March 2002, Dr. David Long issued his written commitment to us to provide all of our financing needs to enable us to meet our operating requirements through the end of 2002. Dr. Long then advanced $1,050,000 to us. The advances, which bear interest at 2% above the prime rate, are unsecured and currently payable on demand. Interest on the advances is calculated quarterly, and is payable in unregistered shares of our common stock unless Dr. Long requests payment in cash for the calendar quarter before the beginning of that quarter. The number of shares to be issued for quarterly interest is determined using the closing price of our common stock on the last business day of the calendar quarter. During 2002 and 2003, interest on the advances amounted to $36,954 and $65,432, respectively and, since Dr. Long did not request any cash payment, an aggregate of 111,712 and 298,646 shares of our common stock were reserved for issuance in payment of such accrued interest with respect to 2002 and 2003, respectively. At September 8, 2004, none of such 410,358 reserved shares of our common stock have been issued.

On November 5, 2002, an affiliate of Dr. David Long lent us $450,000 for our operating requirements against a three-year convertible note. The note bears interest of 10% per annum, payable on maturity of the note. The note contains an option, at maturity, to convert all amounts due, including accrued interest thereunder, into unregistered shares of our common stock at the rate of $0.40 per share, the closing price on November 5, 2002. Interest for 2002 and 2003 under the note amounted to $6,311 and $39,320, respectively.

In order to meet our operating requirements, an affiliate of Dr. David Long lent us $475,000 in January 2003, and lent us an additional $30,406 later in 2003. These advances, which were outstanding on September 8, 2004, bear interest at 10% per annum and are due on demand. Dr. Long has discussed a possible amendment to the terms of the loan, including possible conversion into shares of our common stock. At December 31, 2003, interest of $48,759 has been accrued for these loans.

During 2003, we were unable to pay our employees, including John Stephens, our Senior Vice President and Chief Operating Officer, all previously agreed compensation. We agreed with Mr. Stephens to defer $33,574 of his 2003 compensation until such time, if at all, as we have the financial ability to make such payment and agreed that, at the time of such payment, we would pay him an additional $48,583. In addition, during 2003, in consideration for Mr. Stephens' voluntary agreement to temporarily reduce his compensation during a four-month period, we issued him non-qualified options under our 1996 Stock Option Plan to acquire an aggregate of 101,538 shares of our common stock at a price of $0.33 per share, the closing price of our common stock on the date of grant. Such options became fully exercisable on August 4, 2003 and expire February 4, 2008.

LEGAL PROCEEDINGS

We are not a party to any pending legal proceeding which is not routine litigation incidental to our business or which involves a claim for damages exceeding 10% of our current assets, nor are we aware of any proceeding concerning us that a governmental authority may be contemplating.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of February 1, 2005, the number and percentage of the outstanding shares of common stock which, according to the information supplied to us, were beneficially owned by (i) our directors, (ii) our executive officers, and (iii) each person who, to the knowledge of Biofield is the beneficial owner of more than 5% of the outstanding common stock. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned. As of such date, we had 34,348,472 shares of common stock outstanding and no shares of preferred stock outstanding.

Name, Position Address(1)	Shares Beneficially Owned(2)		Percent of Class
David M. Long, Jr., M.D., Ph.D.(3)	9,205,635	(4)	26.8%
Raymond A. Long, M.D.(5)	3,244,036	(6)	9.4%
John D. Stephens(7)	286,538	(8)	0.8%
Donna R. Long(9)	9,205,635	(10)	26.8%
David and Donna Long Family Foundation(11)	2,652,087		7.7%
Capital Growth Equity Fund, LLC(12)	2,000,000		5.8%
All directors and executive officers, as a group (3 persons)	12,736,209	(13)	37.1%

(1)	The address for each person or entity, except as otherwise indicated, is c/o Biofield Corp., Suite M, 1025 Nine North Drive, Alpharetta, Georgia 30004.

(2)	All shares are held of record, unless otherwise stated.

(3)	Dr. David Long serves as Chairman of the Board of Directors and Chief Executive Officer. Dr. David Long is the father of Dr. Raymond Long.

(4)	Consists of (a) 309,477 shares held of record, (b) 1,623,872 shares held by the David M. Long, Jr. Separate Property Trust, of which Dr. Long is trustee (including 696,788 unissued shares (which are currently issuable) accrued to the Trust's account for interest due on the Trust's loan to us, which interest is payable in shares of our common stock at the end of each quarter), (c) 236,299 shares owned by Long Family Partners II, LP, of which Dr. Long is the managing partner, (d) 93,367 shares (of which 8,087 shares are held in "street name") held by the Long Family Trust, of which Dr. Long and his spouse are co-trustees, (e) 2,652,087 shares held by the David and Donna Long Family Foundation, of which Dr. Long was the founder, with respect to which beneficial ownership is disclaimed, (f) 2,323,590 shares held by Donna R. Long, Dr. Long's spouse, with respect to which beneficial ownership is disclaimed, (g) 923,223 shares held by the Donna R. Long Separate Property Trust, of which Dr. Long's spouse is trustee, with respect to which beneficial ownership is disclaimed, (h) 693,720 shares held in trusts for the benefit of Dr. Long's grandchildren, of which Dr. Long is co-trustee, and (i) 350,000 shares currently issuable upon exercise of stock options. Information as of February 7, 2005.

(5)	Dr. Raymond Long serves as Director. Dr. Raymond Long is the son of Dr. David Long.

(6)	Consists of (a) 439,036 shares held of record, (b) 2,800,000 shares held by Raymond A. Long u/a 01/01/91 retirement plan, and (c) 5,000 shares currently issuable upon exercise of stock options. Information as of January 30, 2005.

(7)	Mr Stephens serves as Director, Senior Vice President and Chief Operating Officer.

(8)	Consists of (a) 100,000 shares held of record, and (b) 186,538 shares currently issuable upon exercise of stock options.

(9)	Ms. Long is Dr. David M. Long's spouse.

(10)	Consists of (a) 2,323,590 shares held of record, (b) 93,367 shares (of which 8,087 shares are held in "street name") held by the Long Family Trust, of which Ms. Long and her spouse are co-trustees, (c) 2,652,087 shares held by the David and Donna Long Family Foundation, of which Ms. Long's spouse, Dr. David Long is a founder, with respect to which beneficial ownership is disclaimed, (d) 693,720 shares held in trusts for the benefit of Dr. Long's grandchildren, of which Dr. David M. Long is co-trustee and Donna R. Long is the grantor, with respect to which beneficial ownership is disclaimed, (e) 923,223 shares held by the Donna R. Long Separate Property Trust, of which Ms. Long is trustee, with respect to which beneficial ownership is disclaimed, (f) 309,477 shares held by Dr. David M. Long, Ms. Long's spouse, with respect to which beneficial ownership is disclaimed, (g) 236,299 shares owned by Long Family Partners II, LP, of which Ms. Long's spouse is the managing partner, with respect to which beneficial ownership is disclaimed, (h) 1,623,872 shares held by the David M. Long, Jr. Separate Property Trust, of which Dr. Long is trustee (including 696,788 unissued shares (which are currently issuable) accrued to the Trust's account for interest due on the Trust's loan to us, which interest is payable in shares of our common stock at the end of each quarter), with respect to which beneficial ownership is disclaimed, and (i) 350,000 shares currently issuable to Dr. Long upon exercise of stock options, with respect to which beneficial ownership is disclaimed.

(11)	David and Donna Long Family Foundation is a Delaware non-stock, non-profit corporation, of which Dr. David Long is the founder. Dr. David Long does not have the ability to sell its assets and vote any of its securities; accordingly, he disclaims beneficial ownership of any securities held by the David and Donna Long Family Foundation. The Foundation's address is David and Donna Long Family Foundation c/o Roberts & Holland LLP, 825 Eighth Avenue, 37th Floor, New York, NY 10019, Attn: JoAnn Luehring, Director, President and Treasurer.

(12)	Capital Growth Equity Fund I, LLC has filed a Schedule 13G with the SEC, dated October 20, 2004, in which it indicates that as of September 8, 2004 (a) its address is 225 NE Mizner Blvd., Suite 750, Boca Raton, Florida 33432, (b) it disclaims any beneficial ownership in the shares it reports, (c) such shares are owned for certain client accounts, and (d) it and such accounts are not acting as a group for purposes of Section 13(d) under the Securities Exchange Act of 1934.

(13)	Consists of the amounts listed in the table as being beneficially owned by Dr. David Long, Dr. Raymond Long and John D. Stephens.

We do not know of any arrangements that may result in a change of control of Biofield.

SELLING STOCKHOLDERS

This prospectus relates to the continued offering of up to 14,407,588 shares of common stock by the persons listed below (the "Selling Stockholders"). The shares offered by the Selling Stockholders were acquired in a $1 million private placement completed in February 2004 and a $329,000 private placement completed in August 2004 (except for 500,000 of the shares offered by Capital Growth Equity Fund I LLC, the 100,000 shares to be offered by John D. Stephens and certain other shares), including shares which may be acquired upon exercise of warrants issued in connection with the two private placements. Unless otherwise indicated, shares of common stock or rights to acquire the shares were owned of record on February 1, 2005 by each Selling Stockholder. The Selling Stockholders are offering the common stock for their own accounts. With the exception of (i) Capital Growth Financial, LLC, the holder of the warrants, the placement agent for such private placements and our investment banker, (ii) Capital Growth Equity Fund I LLC, an affiliate of the placement agent, and (iii) John D. Stephens, our Senior Vice President and Chief Operating Officer, no Selling Stockholder has had a material relationship with us during the last three years, other than as an owner of our securities.

Assuming that all of the shares offered by the Selling Stockholders are sold, none of the Selling Stockholders will beneficially own any shares of, or rights to acquire, our common stock after this offering except for John D. Stephens, who will continue to own 186,538 options to purchase shares after the offering.

Selling Stockholders	Number of Shares Offered Under this Prospectus		Percent of Class(1)
Capital Growth Equity Fund I LLC	2,000,000		5.8%
George N. Faris	874,999	(2)	2.5
Alan Rubin	250,000			*
Donald G. Rynne	607,000		1.8
Claudia Faris	328,239			*
Jolyon F. Stern	250,000			*
Robert E. Duke	250,000			*

Selling Stockholders	Number of Shares Offered Under this Prospectus		Percent of Class(1)
Eliot J. Brody Revocable Trust	250,000			*
Seung Chong Kim and Kwan Jae Kim	250,000			*
Gerald and Seena Sperling	250,000			*
Wexford Clearing c/f Daniel Howard ThousandAcresSepIRA	145,000			*
Capital Growth Financial, LLC	344,620	(5)	1.0
Gerald & Seena Sperling, JTTEN	131,650	(3)		*
Edward Haymes	125,608	(4)		*
Jun Wang	125,000			*
Jan N. Weissberg and Laura Weissberg, JTTEN	125,000			*
Wexford Clearing c/f Jerome Levitt, IRA	125,000			*
Jim L. Fultz	125,000			*
Garry A. Newman 1998 Family Trust	125,000			*
Wexford Clearing c/f Thomas C. Weekly	125,000			*
Builders Incentive, Inc., Daniel S. Schroeder	125,000			*
Wexford Clearing c/f Michelle M. Schroeder	125,000			*
Wexford Clearing c/f Michael J. Froelich, IRA	125,000			*
Donald Almen and Lee Almen	125,000			*
Deanna Martin and Roger Martin, JTWROS	125,000			*
Wexford Clearing c/f Winten A Gunderson	125,000			*
Wexford Clearing c/f Ross Haugen	125,000			*
Lyle Shephard	125,000			*
Joan Singer Revocable Trust UA	125,000			*
Wexford Clearing c/f Thomas Weekly IRA	125,000			*
Lorraine Paulson	125,000			*
Norman E Paulson	125,000			*
Gary Paulsrud	125,000			*
John D. Stephens	100,000			*
Zheng Z. Cao	62,500			*
Wexford Clearing c/f Ross Haugen	62,500			*
Alan Jacobs	55,000	(5)		*
Michael Jacobs	55,000	(5)		*
Capital Access Group, LLC	50,000	(5)		*
Clifford Murray	25,000	(5)		*
Ross Haugen	22,500	(5)		*
Jerome Levitt	20,000	(5)		*
Steve Cao	17,500	(5)		*
Stephen Dolochycki	5,000	(5)		*
Steve Burnstein	2,500	(5)		*
Adi Elfenbein	2,500	(5)		*
Philip Datlof, MD IRA	1,501	(5)		*
Frank Joy	741	(5)		*
Carrie Schulman	380	(5)		*

*	Less than 1%

(1)	Computed on the basis of the 34,348,472 shares of common stock outstanding on February 1, 2005.

(2)	Includes 55,000 shares issuable upon exercise of warrants.

(3)	Includes 6,650 shares issuable upon exercise of warrants.

(4)	Includes 608 shares issuable upon exercise of warrants.

(5)	Consists of shares issuable upon exercise of warrants.

PLAN OF DISTRIBUTION

The shares being offered by the Selling Stockholders will be sold from time to time in one or more transactions (which may involve block transactions) (i) on the OTC Bulletin Board or on such other market on which the common stock, from time to time, may be trading, (ii) in privately-negotiated transactions, (iii) in connection with short sales, or (iv) any combination of the above.

The sale price to the public may be the market price prevailing at the time of sale, a price related to such prevailing market price, at negotiated prices or at such other price as the Selling Stockholders determine from time to time. The shares also may be sold pursuant to Rule 144 under the Securities Act of 1933. The Selling Stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Stockholders also may sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents, for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a Selling Stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price.

The Selling Stockholders, alternatively, may sell all or any part of the shares offered by this prospectus through an underwriter. No Selling Stockholder has entered into an agreement with a prospective underwriter. If a Selling Stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revision to this prospectus.

The Selling Stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including without limitation Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. Any of these limitations may affect the marketability of the shares.

The Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered by this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

There can be no assurance that all or any of the shares offered by this prospectus will be issued to, or sold by, the Selling Stockholders.

DESCRIPTION OF CAPITAL STOCK

The following description of our securities and various provisions of our Certificate of Incorporation are summaries and are not necessarily complete. Reference is made to our Certificate of Incorporation, a copy of which has been filed with the SEC as an exhibit to our registration statement of which this prospectus constitutes a part, for a more complete description.

We are authorized to issue up to 40,000,000 shares of our common stock, par value $.001 per share, and up to 12,300,000 shares of preferred stock, par value $.001 per share.

Common Stock

The holders of our common stock have one vote per share on all matters to be voted upon by our stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of our preferred stock, if any, then outstanding. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable. As of February 1, 2005, we had a total of 34,348,472 shares of common stock outstanding.

American Stock Transfer and Trust Company is the transfer agent and registrar for our common stock.

Preferred Stock

Our preferred stock consists of 12,300,000 shares of un-designated preferred stock. Our Board of Directors has the authority, without further action by our stockholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences and privileges of the series, including voting rights, terms of redemption, redemption prices, liquidation preferences, number of shares constituting any series or the designation of such series, without further vote or action by our stockholders. Although it presently has no intention to do so, our Board of Directors, without stockholder approval, could issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of our common stock. This authority of the Board may have a potential anti-takeover effect and the issuance of preferred stock could delay or prevent a change of control of our company. At the present time, we have no shares of preferred stock outstanding.

Warrants

As of February 1, 2005, we had outstanding warrants to purchase an aggregate of 664,500 shares of common stock, 500,000 of which were issued in connection with our private placement that concluded in February 2004 and 164,500 were issued in connection with the private placement of $329,000. The warrants to purchase the 500,000 shares of common stock expire December 31, 2009, and the warrants for the 164,500 shares of common stock expire August 31, 2009. Both types of warrants are exercisable for shares of our common stock at an exercise price of $0.20 per share.

Options

As of February 1, 2005, we had outstanding options to purchase an aggregate of 1,179,227 shares of our common stock, of which options for 85,000 shares were granted under The 1992 Employee Stock Incentive Plan (at an exercise price of $0.62 per share), options for 744,227 shares were granted under The Biofield Corp. 1996 Option Plan (at a weighted average exercise price of $0.42 per share) and options for 350,000 shares were granted outside of our stockholder approved option plans (at an exercise price of $0.62 per share). Although options may no longer be granted under the 1992 Plan, at February 1, 2005, we had 710,100 shares of common stock available for grant under the 1996 Plan and 145,000 shares of common stock available for grant under The Biofield Corp. 1996 Stock Option Plan for Non-Employee Directors.

Registration Rights

Substantially all of the securities which are the subject of this prospectus were issued in a $1 million private placement which concluded in February 2004 and an additional private placement of $329,000 which concluded in August 2004. We agreed with the participants in these placements, who are the Selling Stockholders in this prospectus, to use our best efforts to cause the registration of these securities, at our expense, as expeditiously as possible and to use commercially reasonably efforts to maintain the effectiveness of the registration statement (of which this prospectus is a part) for 24 months. The instant registration statement is intended to fulfill this obligation. We have agreed that if any Selling Stockholder still holds the securities which are the subject of this prospectus after such 24 month period, and we propose to register our securities with the SEC, then and in most instances, we will give such Selling Stockholder the opportunity to include his or its shares, at our expense, in such registration.

In addition to the foregoing rights, we granted the holders of the warrants which were issued in the placement an additional right to cause us to register, at our expense, the shares of common stock issuable upon exercise of the warrants.

In September 2004, we agreed to register the 500,000 shares of common stock issued to Capital Growth Equity Fund I LLC in connection with its $50,000 loan to us.

In 1992, we agreed with John D. Stephens, then our Director of Manufacturing, that if, at any time we propose to register our securities with the SEC, then and in most instances, we will give Mr. Stephens the opportunity to include his shares of common stock, at our expense, in such registration. Mr. Stephens has elected to include his shares in this prospectus.

POTENTIAL ANTI-TAKEOVER MATTERS

Section 203 of the Delaware General Corporation Law

If our common stock is authorized for quotation on the NASDAQ Stock Market, we will be subject to the provisions of Section 203 of the Delaware Corporation Law ("Section 203") regulating corporate takeovers. Section 203 prevents certain Delaware corporations, including those whose securities are quoted on the NASDAQ Stock Market, from engaging, under certain circumstances, in a "business combination" with any "interested stockholder" (a stockholder who acquired 15% or more of a corporation's outstanding voting stock without the prior approval of a corporation's board of directors) for three years following the date that such stockholder became an "interested stockholder." A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation, or an express provision in its bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. We have not "opted out" of the application of Section 203.

Charter Provisions with Anti-Takeover Effects

Our Certificate of Incorporation contains provisions that may have the effect of discouraging certain transactions involving an actual or threatened change in control of our company. The Certificate of Incorporation grants to the board of directors the authority to issue shares of preferred stock in one or more series without stockholder approval. The ability to issue such preferred stock could have the effect of discouraging unsolicited acquisition proposals or making it more difficult for a third party to commence such acquisition.

CHANGES IN, AND DISAGREEMENTS WITH, ACCOUNTANTS

On November 20, 2003, upon recommendation of our Board of Directors, we dismissed our independent accountant, Deloitte & Touche LLP ("Deloitte"). Deloitte's reports on our financial statements for the two years ended December 31, 2002 and 2001 did not contain an adverse opinion or disclaimer of opinion; however, the audit reports for both these years contained an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. During the two years ended December 31, 2002 and the subsequent interim period through November 20, 2003, we had no disagreement with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. We have engaged Russell Bedford Stefanou Mirchandani LLP ("RBSM") as our independent accountant as of November 20, 2003 to audit our financial statements for the year ended December 31, 2003. Prior to its engagement, we did not consult with RBSM with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or with regard to any of the items set forth in Item 304(a)(2)(i) and (ii) of Regulation S-B.

LEGAL MATTERS

The validity of the issuance of common stock offered by this prospectus has been passed upon for us by Warshaw Burstein Cohen Schlesinger & Kuh, LLP New York, New York.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2003 and for the year then ended which is included in this prospectus have been audited by Russell Bedford Stefanou Mirchandani LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's ability to continue as a going concern) and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of the Company, for the year ended December 31, 2002 and for the period October 16, 1987 (date of inception) through December 31, 2002, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's ability to continue as a going concern) and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of Biofield, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We are a reporting company under the Securities Exchange Act of 1934 and file annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K, and other reports and information with the SEC. You may read and copy any reports, statements or other information on file at the public reference rooms. You also can request copies of these documents, for a copying fee, by writing to the SEC.

Our SEC filings and the registration statement can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov which contains reports, proxy and information statements and other information regarding registrants that are filed electronically with the SEC.

RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP

Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Biofield Corp.

Alpharetta, Georgia

We have audited the accompanying consolidated balance sheet of Biofield Corp. (a development stage company) (the "Company") as of December 31, 2003 and the related consolidated statements of losses, deficiency in stockholders' equity, and cash flows for the year ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2003 and the consolidated results of its operations and its cash flows for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. We express no opinion on the cumulative period from inception through December 31, 2002.

The accompanying consolidated financial statements for the year ended December 31, 2003 have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company has incurred net losses since its inception. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP

Russell Bedford Stefanou Mirchandani LLP

Certified Public Accountants

New York, New York
February 13, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Biofield Corp.

We have audited the accompanying consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year ended December 31, 2002 and for the period October 16, 1987 (date of inception) through December 31, 2002 of Biofield Corp. (a development stage company) (the "Company"). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States) PCAOB (US). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the results of its operations and its cash flows for the year ended December 31, 2002 and for the period October 16, 1987 (date of inception) through December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 19 to the Consolidated Financial Statements, the Company is in the development stage as of December 31, 2002.

The accompanying consolidated financial statements for the year ended December 31, 2002 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, during the year ended December 31, 2002 the Company incurred net losses available to common shareholders of $2,888,789, operating cash flow deficiencies of $1,867,145, respectively, and, as of December 31, 2002, the Company had a working capital deficiency of $2,953,740. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
March 28, 2003

BIOFIELD CORP.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEET

December 31,
2003
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	369,332
Accounts receivable	—
Inventories	81,480
Deferred financing costs	896,540
Other current assets	—
Total current assets	1,347,352

PROPERTY AND EQUIPMENT - Net	8,131
OTHER ASSETS	22,753
PATENT AND PATENT APPLICATION - Net	248,701
TOTAL	$1,626,937

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	925,875
Accrued expenses	605,999
Due to affiliate	198,281
Bank line of credit	1,200,000
Short-term notes payable	637,500
Advances from stockholder	1,604,165
Total current liabilities	5,171,820

LONG-TERM LIABILITIES:
Long-term debt - related party	501,942
Total long-term liabilities	501,942

COMMITMENT AND CONTINGENCIES (Note 14)

STOCKHOLDERS' EQUITY (DEFICIT):
Preferred Stock, $.001 par value; authorized 12,300,000 undesignated shares; no shares issued or outstanding.
Common Stock, $.001 par value; authorized 40,000,000
shares; issued 31,573,603 and 27,592,354 shares at
December 31, 2003 and December 31, 2002, respectively	31,574
Treasury stock - 2,306,131 shares	(3,100)
Additional paid-in capital	62,167,320
Accumulated deficit during development stage	(66,242,619)
Total stockholders' equity (deficit)	(4,046,825)
TOTAL	$1,626,937

See notes to consolidated financial statements

BIOFIELD CORP.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
			Period October 16, 1987 (Date of Inception) Through December 31, 2003
	2003	2002

REVENUE	—	102,000	124,582
COST OF SALES
Cost of goods sold	—	65,285	75,447
Loss on write down of inventory	—	393,518	612,020
GROSS PROFIT	—	(356,803)	(562,885)

OPERATING EXPENSES:
Research and development	41,425	383,692	40,481,889
Selling, general, and administrative	1,722,068	2,129,412	26,805,245
(Gain) loss on disposition of fixed assets	—	—	(8,084)
Total operating expenses	1,763,493	2,513,104	67,279,050

OTHER INCOME (EXPENSE):
Interest income	—	—	2,476,723
Interest expense	(455,822)	(65,772)	(987,503)
Royalty income	54,617	46,890	129,845
Net (expense) other income	(401,205)	(18,882)	1,619,065
LOSS BEFORE INCOME TAXES	(2,164,698)	(2,888,789)	(66,222,870)
PROVISION FOR INCOME TAXES	—	—	(19,749)
NET LOSS	$(2,164,698)	$(2,888,789)	$(66,242,619)

NET LOSS PER SHARE:
Basic and Diluted	$(0.08)	$(0.11)

WEIGHTED-AVERAGE SHARES
Basic and Diluted	25,890,366	25,267,922

See notes to consolidated financial statements.

BIOFIELD CORP.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Common Stock		Additional Paid-In Capital	Treasury Stock	Deficit Accumulated During Development Stage	Foreign Currency Translation Adjustment	Total	Total Comprehensive Loss
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Sale of Common Stock, October 16, 1987 (date of inception) ($.16 per share, net)							549,020	$55	$91,898				$91,953
Issuance of Common Stock in connection with patent acquisition ($.001 per share)							235,294	24	276				300
Net loss, October 16, 1987 to March 31, 1988											$(159,359)		(159,359)
Total comprehensive income (loss)														$(159,359)
BALANCE AT MARCH 31, 1988	—	—	—	—	—	—	784,314	79	92,174	—	(159,359)	—	(67,106)
Net loss											(495,520)		(495,520)
Total comprehensive income (loss)														$(495,520)
BALANCE AT MARCH 31, 1989	—	—	—	—	—	—	784,314	79	92,174	—	(654,879)	—	(562,626)
Net loss											(233,347)		(233,347)
Total comprehensive income (loss)														$(233,347)
BALANCE AT MARCH 31, 1990	—	—	—	—	—	—	784,314	79	92,174	—	(888,226)	—	(795,973)
Acquisition of 235,294 shares of Common Stock ($.001 per share)										$(300)			(300)
Net loss											(285,179)		(285,179)
Total comprehensive income (loss)														$(285,179)
BALANCE AT MARCH 31, 1991	—	—	—	—	—	—	784,314	79	92,174	(300)	(1,173,405)	—	(1,081,452)
Retirement of Common Stock held in treasury							(235,294)	(24)	(276)	300
Issuance of Common Stock in exchange for notes and debt (with accrued interest) ($2.90 per share, net)							431,372	43	1,248,638				1,248,681
Sale of Common Stock ($.82 per share, net)							24,510	2	19,998				20,000
Amortization of deferred compensation									136,880				136,880
Net loss											(461,061)		(461,061)
Total comprehensive income (loss)														$(461,061)
BALANCE AT MARCH 31, 1992	—	—	—	—	—	—	1,004,902	100	1,497,414	—	(1,634,466)	—	(136,952)
Sale of Common Stock ($7.67 per share, net)							557,475	55	4,275,223				4,275,278
Exercise of Common Stock options							2,451	1	624				625
Amortization of deferred compensation									477,453				477,453
Change in par value of Common Stock from $.0001 to $.001								1,408	(1,408)
Net loss											(3,099,637)		(3,099,637)
Total comprehensive income (loss)														$(3,099,637)

BALANCE AT MARCH 31, 1993 (carried forward)	—	—	—	—	—	—	1,564,828	$1,564	$6,249,306	—	$(4,734,103)	—	$1,516,767

(Continued)

See notes to consolidated financial statements.

BIOFIELD CORP.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Common Stock		Additional Paid-In Capital	Treasury Stock	Deficit Accumulated During Development Stage	Foreign Currency Translation Adjustment	Total	Total Comprehensive Loss
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
BALANCE AT MARCH 31, 1993 (brought forward)	—	—	—	—	—	—	1,564,828	$1,564	$6,249,306	—	$(4,734,103)	—	$1,516,767
Exercise of Common Stock options							735	1	187				188
Sale of Series A Preferred Stock ($3.97 per share, net)	2,119,896	$2,120							8,411,370				8,413,490
Issuance of Series A Preferred Stock in exchange for notes ($4.50 per share)	222,222	222							999,778				1,000,000
Issuance of Common Stock warrants									2,119				2,119
Amortization of deferred compensation									1,580,320				1,580,320
Net loss											(6,899,515)		(6,899,515)
Total comprehensive income (loss)														$(6,899,515)
BALANCE AT MARCH 31, 1994	2,342,118	2,342	—	—	—	—	1,565,563	1,565	17,243,080	—	(11,633,618)	—	5,613,369
Sale of Series B Preferred Stock ($4.04 per share, net)			481,644	$482					1,947,149				1,947,631
Issuance of Common Stock warrants									6				6
Amortization of deferred compensation									14,859				14,859
Net loss											(4,959,312)		(4,959,312)
Total comprehensive income (loss)														$(4,959,312)
BALANCE AT DECEMBER 31, 1994	2,342,118	2,342	481,644	482	—	—	1,565,563	1,565	19,205,094	—	(16,592,930)	—	2,616,553
Sale of Series C Preferred Stock ($4.11 per share, net)					2,914,771	$2,915			11,977,856				11,980,771
Issuance of Common Stock warrants									161				161
Amortization of deferred compensation									195,874				195,874
Net loss											(8,739,858)		(8,739,858)
Total comprehensive income (loss)														$(8,739,858)

BALANCE AT DECEMBER 31, 1995	2,342,118	2,342	481,644	482	2,914,771	2,915	1,565,563	1,565	31,378,985	—	(25,332,788)	—	6,053,501
Sale of Common Stock ($9.91/share)							1,819,000	1,819	18,026,419				18,028,238
Conversion of Series A, B, and C Preferred Stock to Common Stock	(2,342,118)	(2,342)	(481,644)	(482)	(2,914,771)	(2,915)	3,046,474	3,047	2,692
Exercise of Common Stock warrants							2,058	2	20,145				20,147
Amortization of deferred compensation									26,093				26,093
Net loss											(10,036,090)		(10,036,090)
Total comprehensive income (loss)														$(10,036,090)
BALANCE AT DECEMBER 31, 1996 (carried forward)	—	—	—	—	—	—	6,433,095	$6,433	$49,454,334	—	$(35,368,878)	—	$14,091,889

(Continued)

See notes to consolidated financial statements.

BIOFIELD CORP.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Common Stock		Additional Paid-In Capital	Treasury Stock	Deficit Accumulated During Development Stage	Foreign Currency Translation Adjustment	Total	Total Comprehensive Loss
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
BALANCE AT DECEMBER 31, 1996 (brought forward)	—	—	—	—	—	—	6,433,095	$6,433	$49,454,334	—	$(35,368,878)	—	$14,091,889
Sale of Common Stock ($2.92 per share, net)							2,867,670	2,868	8,377,583				8,380,451
Warrants exchanged for Common Stock							643,639	644	(644)
Exercise of Common Stock options							50,674	50	168,541				168,591
Exercise of Common Stock warrants							9,531	10	93,299				93,309
Issuance of Common Stock for consulting services ($4.00 per share, net)							25,000	25	99,975				100,000
Amortization of deferred compensation									62,579				62,579
Net loss											(10,151,041)		(10,151,041)
Foreign currency translation adjustment												$1,333	1,333
Total comprehensive income (loss)														$(10,149,708)
BALANCE AT DECEMBER 31, 1997	—	—	—	—	—	—	10,029,609	10,030	58,255,667	—	(45,519,919)	1,333	12,747,111
Repurchase of Common Stock for for treasury (2,246,131 shares)										$(100)			(100)
Net loss											(10,654,597)		(10,654,597)
Foreign currency translation adjustment												55,891	55,891
Total comprehensive income (loss)														$(10,598,706)
BALANCE AT DECEMBER 31, 1998	—	—	—	—	—	—	10,029,609	10,030	58,255,667	(100)	(56,174,516)	57,224	2,148,305
Sale of Common Stock ($.05 per share, net)							14,000,000	14,000	686,000				700,000
Net loss											(1,253,696)		(1,253,696)
Foreign currency translation adjustment												(43,020)	(43,020)
Total comprehensive income (loss)							—	—	—	—	—	—	—	$(1,296,716)
BALANCE AT DECEMBER 31, 1999	—	—	—	—	—	—	24,029,609	24,030	58,941,667	(100)	(57,428,212)	14,204	1,551,589
Issuance of right to purchase Common Stock in lieu of compensation ($0.45 per share)									198,000				198,000
Sale of Common Stock ($0.05 per share)							500,000	500	24,500				25,000
Sale of Common Stock ($0.50 per share)							3,000,000	3,000	1,497,000				1,500,000
Memorandum entry to record as expense for honorary services rendered by a shockholder									100,000				100,000
Repurchase of Common Stock for for treasury (60,000 shares)										(3,000)			(3,000)
Net loss											(1,522,233)		(1,522,233)
Foreign currency translation adjustment												(14,204)	(14,204)
Total comprehensive income (loss)														$(1,522,233)
BALANCE AT DECEMBER 31, 2000 (Carried forward)	—	—	—	—	—	—	27,529,609	$27,530	$60,761,167	$(3,100)	$(58,950,445)	—	$1,835,152

(Continued)

See notes to consolidated financial statements.

BIOFIELD CORP.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Common Stock		Additional Paid-In Capital	Treasury Stock	Deficit Accumulated During Development Stage	Foreign Currency Translation Adjustment	Total	Total Comprehensive Loss
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
BALANCE AT DECEMBER 31, 2000 (brought forward)	—	—	—	—	—	—	27,529,609	$27,530	$60,761,167	$(3,100)	$(58,950,445)	—	$1,835,152
Memorandum entry to record as expense for honorary services rendered by a shareholder									100,000				100,000
Net loss											(2,238,687)		(2,238,687)
Total comprehensive income (loss)														$(2,238,687)
BALANCE AT DECEMBER 31, 2001	—	—	—	—	—	—	27,529,609	$27,530	$60,861,167	(3,100)	$(61,189,132)	—	$(303,535)
Exercise of Common Stock options							62,745	63	15,623				15,686
Memorandum entry to record as expense for honorary services rendered by a shareholder									100,000				100,000
Net loss											(2,888,789)		(2,888,789)
Total comprehensive income (loss)														$(2,888,789)
BALANCE AT DECEMBER 31, 2002	—	—	—	—	—	—	27,592,354	$27,593	$60,976,790	$(3,100)	$(64,077,921)	$—	$(3,076,638)
Issuance of Common Stock for consulting services ($0.30 per share, net)							50,000	50	14,950				15,000
Issuance of Common Stock for consulting services ($0.32 per share, net)							468,749	468	149,532				150,000
Issuance of Common Stock for consulting services ($0.11 per share, net)							275,000	275	29,975				30,250
Issuance of Common Stock as incentive for funding by issue of notes ($0.25 per share net)							3,187,500	3,188	793,687				796,875
Common Stock (410,358 shares) to be issued for interest accrued on stockholder's advances									102,386				102,386
Memorandum entry to record as expense for honorary services rendered by a shareholder									100,000				100,000
Net loss											(2,164,698)		(2,164,698)
Total comprehensive income (loss)														$(2,164,698)
BALANCE AT DECEMBER 31, 2003	—	—	—	—	—	—	31,573,603	$31,574	$62,167,320	$(3,100)	$(66,242,619)	$—	$(4,046,825)

(Concluded)

See notes to consolidated financial statements.

BIOFIELD CORP.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 31,		Period October 16, 1987 (Date of Inception) Through December 31, 2003
	2003	2002
OPERATING ACTIVITIES
Net loss	$(2,164,698)	$(2,888,789)	$(66,242,619)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	47,517	48,541	2,673,074
Amortization of premiums on short-term investments			156,692
Amortization of deferred financing costs	30,142		30,142
Loss on disposal of property and equipment			194,102
Loss on license and settlement agreements			49,026
Loss on abandonment of patent applications		25,361	303,234
Loss on inventory write-down		393,518	612,020
Vendor settlements			(77,257)
Noncash compensation	100,000	100,000	3,308,451
Gain from disposition of fixed assets			(159,473)
Interest paid in Common Stock	102,386		399,534
Consultancy fees paid in Common Stock	195,250		195,250
Changes in assets and liabilities:
Accounts receivable	71,000	(46,786)	—
Inventories	1,958	63,319	(693,500)
Other current assets	34,017	97,903	—
Other assets			(134,582)
Interest payable	100,701		100,701
Due to affiliate	129,967	6,943	198,281
Accounts payable and accrued expenses	506,580	332,845	1,488,257
Net cash used in operating activities	(845,180)	(1,867,145)	(57,598,667)
INVESTING ACTIVITIES
Acquisitions of property and equipment		(8,681)	(2,605,407)
Costs incurred for patents and patent applications			(782,527)
Proceeds from sale of property and equipment			294,748
Purchases of short-term investments			(26,476,638)
Proceeds from sale and maturity of short-term investments	—	86,432	26,406,378
Net cash provided by (used in) investing activities	—	77,751	(3,163,446)
FINANCING ACTIVITIES
Repayments of capitalized lease obligations			(82,234)
Proceeds from issuance of Series A Preferred Stock — net			8,413,490
Proceeds from issuance of Series B Preferred Stock — net			1,947,631
Proceeds from issuance of Series C Preferred Stock — net			11,980,771
Proceeds from issuance of Common Stock and Common Stock warrants — net	—		33,023,206
Proceeds from exercise of Common Stock options and Common Stock warrants		15,686	298,546
Proceeds from issuance of notes payable	637,500		637,500
Notes financing costs	(129,807)		(129,807)
Net bank borrowings under a line of credit	200,000	250,000	1,200,000
Advances from stockholder and related party	505,406	1,050,000	1,555,406
Repayments of advances from stockholder			(145,000)
Repurchases of Common Stock held in treasury			(3,100)
Proceeds from notes payable issued to stockholder and related party	—	450,000	2,546,533
Net cash provided by financing activities	1,213,099	1,765,686	61,242,942
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	367,919	(23,708)	480,829
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS			(111,497)
CASH AND CASH EQUIVALENTS:
BEGINNING OF PERIOD	1,413	25,121
END OF PERIOD	$369,332	$1,413	$369,332

(continued)

See notes to consolidated financial statements

BIOFIELD CORP.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 31,		Period October 16, 1987 (Date of Inception) Through December 31, 2003
	2003	2002
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$62,227	$53,419	$578,004
SUPPLEMENTAL SCHEDULE FOR NONCASH INVESTING AND FINANCING ACTIVITIES:
Acquisition of property and equipment under capitalized lease transactions			$82,234
During the fiscal year ended March 31, 1994, the Company issued 222,222 shares of Series A Preferred Stock in exchange for an aggregate of $1 million in notes payable to a principal stockholder and a former Director:
Notes payable			$1,000,000
Issuance of Series A Preferred Stock			$1,000,000
At inception, the Company acquired the rights to a patent and assumed certain liabilities in exchange for 235,294 shares of Common Stock, as follows:
Fair value of patent acquired			$112,732
Liabilities assumed			112,432
Issuance of Common Stock			$300
Pursuant to a license and settlement agreement with
respect to an acquired patent (see above), the Company reacquired during the fiscal year ended March 31, 1991 its 235,294 shares of Common Stock issued in connection with the acquired patent, which was retired during the fiscal year ended March 31, 1992:
Remaining carrying value of patent on date of license and settlement agreement			$49,326
Common Stock returned to the Company			300
Loss on Settlement			$49,026
During the fiscal year ended March 31, 1992, the Company exchanged 431,372 shares of Common Stock for notes, debt and accrued interest payable to a principal stockholder:
Notes payable			$96,660
Debt			854,873
Accrued interest			297,148
Issuance of Common Stock			$1,248,681
During the fiscal year ending December 31, 2003, the Company exchanged 793,749 shares of Common Stock for services rendered by consultants:
Fair value of services rendered			$195,250
Issuance of Common Stock			$195,250
During the fiscal year ending December 31, 2003, the Company transferred accrued interest on advances from a stockholder to be exchanged for 410,358 shares of Common Stock:
Accrued interest			$102,386
Issuance of Common Stock			$102,386
During the fiscal year ending December 31, 2003, the Company issued 3,187,500 shares as incentive for notes payable secured under a private placement funding:
Fair value of Finance costs			$796,875
Issuance of Common Stock			$796,875

(concluded)

See notes to consolidated financial statements

BIBIOFIELD CORP.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    GOING CONCERN BASIS OF ACCOUNTING

As shown in the accompanying financial statements, the Company has incurred significant losses. As of December 31, 2003, the Company's current liabilities exceeded its current assets approximately by $3.8 million and its total liabilities exceeded its total assets approximately by $4 million. These factors raise substantial doubt about the Company's ability to continue as a going concern.

During 2002, the Company financed its operations almost entirely with $1,750,000 of borrowings obtained from, or with the assistance of, Dr. David M. Long, Jr., M.D., Ph.D., its Chairman, Chief Executive Officer and principal stockholder ("Dr. Long"), and certain of his affiliates.

In the first quarter of 2003, the Company instituted a cost reduction program that included lowering salaries of its six then current employees and some of its consultants, minimizing use of outside consultants, arranging with its employees and a consultant to accept options to acquire the Company's Common Stock for a portion of their services, and limiting its marketing activities. In January 2003, Dr. Long advanced $475,000 to enable the Company to meet its then projected minimum financial requirements. As of December 31, 2003, the amount due Dr. Long, including additional advances and expenses incurred on behalf of the Company of $30,406, is $505,406 and is included in the accompanying financial statements as advances from stockholders.

During the seven months commencing April 16, 2003, the Company was unable to meet its payroll commitments. Five of its six employees agreed to the deferment of the payment of the salary due to them, payable with 100% interest thereon, until the receipt of the proceeds from new funding. The Company also granted options to acquire 514,227 shares of Common Stock to these employees at an exercise price of $0.33 per share, the closing market price of the Common Stock on the date of the grant, in consideration for the reduction in remuneration accepted by them during the first four months of 2003.

In June 2003, the Company's bank line of credit was increased by $200,000 to $1.2 million upon the furnishing of additional collateral provided to the bank by Dr. Long and certain of his affiliates. In addition, advances aggregating $30,000 were received from Dr. Long in 2003.

In October 2003, the Company entered into an agreement with a placement agent for assistance in obtaining short-term bridge financing of up to $700,000 (subsequently increased to $1 million) in a private placement on a best effort basis. In December 2003, the Company received gross proceeds of $637,500 against issuance of $637,500 principal amount of notes payable and 3,187,500 shares of Common Stock. See Note 10. During January and February 2004, the Company received further gross proceeds of $362,500 and issued an additional $362,500 of notes payable and 1,812,500 shares of Common Stock. See Note 20. The Company intends to use the proceeds from this placement to finance the expense to complete its FDA application to obtain approval to market the Biofield Diagnostic System in the United States and to keep the Company operational for approximately six months. The Company is attempting to raise long-term capital of approximately $5 million to $7 million to enable it to commercialize its device (assuming FDA approval is obtained) and maintain its operations. The infusion of long-term capital is essential for the Company to continue its operations.

The Company's existence is dependent upon management's ability to develop profitable operations and resolve its liquidity problems. However, no assurance can be given that management's actions will result in profitable operations or the resolution of the Company's liquidity problems. The accompanying consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might result should the Company be unable to continue as a going concern.

2.    THE COMPANY

Biofield Corp. is a development stage company that has developed a system to assist in detecting breast cancer using a non-invasive procedure. The Company's breast cancer diagnostic device, the

Biofield Diagnostic System, employs single-use sensors to measure and analyze changes in cellular electrical charge distributions associated with the development of epithelial cancers, such as breast cancer. Principal activities to date include product development, conducting clinical trials, seeking permission from various regulatory authorities to market the device and raising capital. The Company operates in one market segment, the biomedical device segment.

In March 1996, the Company completed its initial public offering of 1,819,000 shares of Common Stock, at a purchase price of $11.00 per share, for net proceeds of approximately $18 million.

During the first half of 1997, the Company formed a wholly owned Delaware corporation, Biofield International, Inc., which established a branch in Switzerland. The Subsidiary closed the branch in March 1999.

In December 1997, the Company received net proceeds of approximately $8.4 million from the sale of 2,867,670 shares of Common Stock in a private placement. Simultaneously, the Company issued 643,639 shares of Common Stock in exchange for previously issued warrants to purchase 1,574,930 shares of Common Stock.

In November 1998, the Company decided to eliminate certain operations due to lack of adequate financial resources. In December 1998, the Common Stock was delisted from trading on The Nasdaq Stock Market due primarily to the Company's inability to meet certain financial criteria and, in March 1999, the Company's reporting obligations under the Securities Exchange Act of 1934 were terminated (although the Company continues to voluntarily file Exchange Act Reports). At such time, the Company announced that its efforts would be directed to selling its existing technology if it was unsuccessful in raising additional capital.

In December 1999, the Company sold 14 million shares of Common Stock for $700,000 to Dr. Long and a related investor and certain of their affiliated entities. Simultaneously, the Company's Board of Directors was reconstituted and Dr. Long was appointed as the Chairman and Chief Executive Officer of the Company.

In 2000, the Company's then existing device and sensors received CE mark certification and were granted ISO-9001 quality system status, which allows the Company to market such device and sensors within the European community.

In 2001 and 2002, the Company's major efforts have been focused primarily on activities to seek FDA approval to market the Company's device in the United States, marketing the device in certain overseas markets and attempting to obtain funds for the operating and capital needs of the Company.

In 2003, the Company has had to severely curtail its activities as its cash resources depleted and Dr. Long and his affiliates did not extend additional funding for operations beyond March 31, 2003. In December 2003, the Company received short-term funding of $637,500, from the closing of the initial tranches of a $1 million private placement. See Note 10. This short-term funding should enable the Company to complete the preparation of an application to the FDA for its device and to continue operations for approximately six months, during which time the Company intends to continue to actively source long-term funding.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Biofield International, Inc. Significant intercompany transactions have been eliminated in consolidation.

3.    SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers cash on hand, deposits in banks, and short-term investments purchased with an original maturity date of three months or less to be cash and cash equivalents. The carrying amounts reflected in the balance sheets for cash and cash equivalents approximate the fair values due to short maturities of these instruments.

Accounts Receivable

The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. At December 31, 2003, a provision of $71,000 was made for bad and doubtful accounts, representing an allowance of 100% for the outstanding accounts receivable. At December 31, 2002, no provision was made for such accounts.

Inventory and Inventory Valuation Reserve

Inventories are stated at the lower of cost or market, determined by the first-in, first-out (FIFO) method, including provisions for obsolescence. Obsolescence is based upon assumptions concerning future demand, market conditions and anticipated timing of the release of next generation products. If actual market conditions or future demand are less favorable than those projected by management, or if next generation products are released earlier than anticipated, additional inventory write-downs may be required.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using straight-line methods over the estimated useful lives of the assets, principally three to five years, or the term of the lease, if shorter, for leasehold improvements.

Patents

The costs of patents are amortized on a straight-line basis over their estimated economic life, but not exceeding 17 years.

Revenue recognition and deferred revenue

The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition in Financial Statements". SAB No. 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period that the related sales are recorded. Royalty revenues are recognized in the period they are earned. The Company defers any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

Income Taxes

Income taxes are provided based on the liability method for financial reporting purposes in accordance with the provisions of Statements of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be removed or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.

Impairment of Long-Lived Assets

The Company has adopted SFAS No. 144, which requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undercounted cash flows. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. SFAS No. 144 also requires that assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Stock-Based Compensation

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees", and related interpretations, in accounting for its stock option plans. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, "Accounting for Stock-Based Compensation", established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123 which are included in Note 18. The Company has also adopted the annual disclosure provisions of SFAS No. 148, "Accounting for Stock-Based Compensation — Transition and Disclosure — an Amendment of SFAS 123" in its financial reports for the year ended December 31, 2003 and for the subsequent periods.

Had compensation cost for the Plans been determined based on the fair value at the grant dates consistent with the method of SFAS 123, the Company's net loss and net loss per common and common equivalent share for the years ended December 31, 2003, 2002 and 2001 would have been increased to the pro forma amounts indicated below:

	2003	2002	2001
Net loss, as reported	$(2,164,698)	$(2,888,789)	$(2,238,687)
Add: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(133,961)	(8,455)	(264,155)
Pro forma net loss	$(2,298,659)	$(2,897,244)	$(2,502,842)
Earnings per share:
Basic and diluted loss per share:
As reported	$(0.08)	$(0.11)	$(0.09)
Pro forma	$(0.09)	$(0.11)	$(0.10)

In accordance with Financial Accounting Standards Board Emerging Issues Task Force ("EITF") 96-18, the measurement date to determine fair value for shares issued to consultants was the date at which a commitment for performance by the consultant to earn the equity instrument was reached. The Company valued the shares issued for consulting services at the rate which the Company believes represents the fair value of the services received, which did not differ materially from the value of the Common Stock issued.

Research and Development

The Company accounts for research and development costs in accordance with the SFAS No. 2, "Accounting for Research and Development Costs". Under SFAS No. 2, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. Total expenditures on research and product development incurred for 2003, 2002, and the period from October 16, 1987 (date of inception) to December 31, 2003 were $41,425, $383,692, and $40,481,889, respectively.

Basic and Diluted Loss per Share

The basic loss per share is computed by dividing loss to common stockholders by the weighted average number of shares of Common Stock outstanding for the period. Diluted loss per share reflects the potential dilution that could occur if the Company's dilutive outstanding stock options were exercised. Common equivalent shares totaling 1,926,717 as at December 31, 2003 (508,639 as at December 31, 2002) are not included in the per share calculations of diluted loss per share, since the effect of their inclusion would be anti-dilutive.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Comprehensive Income

SFAS No. 130, "Reporting Comprehensive Income", establishes standards for reporting and displaying of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity, except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company does not have any items of comprehensive income in any of the periods presented and the Company's comprehensive loss equaled its actual loss for both years presented.

New Accounting Pronouncements

In April 2003, SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" was issued. SFAS No. 149 amends SFAS No. 133 to provide clarification on the financial accounting and reporting of derivative instruments and hedging activities and requires that contracts with similar characteristics be accounted for on a comparable basis. The provisions of SFAS No. 149 are effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 will not have a material impact on the Company's results of operations or financial position.

In May 2003, SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" was issued. SFAS No. 150 establishes standards on the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The provisions of SFAS No. 150 are effective for financial instruments entered into or modified after May 31, 2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. The adoption of SFAS No. 150 will not have a material impact on the Company's results of operations or financial position.

4.    INVENTORIES

Inventories at December 31, 2003 consisted of the following:

2003
Components and supplies	$37,749
Finished goods	575,801
613,550
Less: Reserve for potential losses	532,070
$81,480

Due to a 2001 Company decision to introduce an enhanced model of its device with updated technology and design modifications by 2003, the Company created a reserve for the inventory of the old device. By December 31, 2002, the Company had set aside $532,070 to fully provide for the old units and all of the sensors for these units. Additionally, the Company wrote off obsolete and scrapped inventory totaling $41,364 in 2002. These amounts have been disclosed as a separate line item, "Loss on write down of inventory" in the accompanying Consolidated Statements of Operations. In 2003, the Company replaced inventory worth $1,958 held by a distributor at no charge. This amount is disclosed as a part of "Selling, general and administrative" in the accompanying Consolidated Statements of Operations.

5.    DEFERRED FINANCING COST

Deferred financing costs at December 31, 2003 consisted of the following:

2003
Deferred financing costs	773,405
Private placement expenses	123,135
$896,540

Financing expenses pertaining to the bridge financing, as discussed in Note 10, were $926,682, which includes the fair market value of $796,875 for the 3,187,000 shares issued ($0.25 per share) and private placement costs and legal fees of $129,807. Costs relating to the bridge financing are capitalized and amortized over the period ending December 31, 2004, the term of the debt, using the straight-line method. Accumulated amortization at December 31, 2003 was $30,142, and deferred financing costs charged to operations were $30,142 for 2003. When a loan is paid in full, any unamortized financing costs are removed from the related accounts and charged to operations. See Note 10.

6.    PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2003 consisted of the following:

2003
Furniture and office equipment	$49,454
Plant and production equipment	144,308
193,762
Less accumulated depreciation	185,631
$8,131

Depreciation expense in 2003 and 2002 and for the period from inception through December 31, 2003, was $9,923, $10,947 and $2,378,962, respectively.

7.    PATENT AND PATENT APPLICATION COSTS

The Company entered into a 15-year agreement dated December 22, 1992 with a consultant and inventor for the assignment of certain rights relating to performance under a laboratory service agreement. The Company paid $100,000 for such assignment and agreed to pay royalties of 5% of the Net Sales Price of Covered Inventions (as defined), if any, subject to a limit of $2.5 million. No royalties have been paid or accrued as of December 31, 2003.

The Company has a patent royalty agreement with Dr. Long and his affiliated corporation which assigns all rights to the Company for patented inventions, if any, resulting from performance under a laboratory service agreement (see Note 17). The Company has been issued a United States patent in which Dr. Long is a named co-inventor. No royalties have been paid or accrued as of December 31, 2003.

Accumulated amortization for patents was $217,405 and $179,811 at December 31, 2003 and 2002, respectively. Patent amortization expense for 2003 and 2002 and for the period from inception through December 31, 2003, was $37,594, $37,594 and $294,114, respectively.

In 2002 and 2001, the Company evaluated its patent application program and related costs and, as a result, has written off previously capitalized costs of approximately $25,000 and $30,000, respectively. The fair value of the impaired patents was determined to be zero as the Company concluded that there was no alternative market for the patents or expected future cash flows related to the impaired patents. The Company believes that the remaining net patent and patent application costs are not impaired.

8.    ACCRUED EXPENSES

Accrued expenses at December 31, 2003 and 2002 consisted of the following:

2003
Professional fees	$255,614
Unpaid employees' remuneration	157,596
Interest due on unpaid remuneration	192,243
Other	546
$605,999

Due to severe cash flow constraints experienced by the Company in 2003, its employees were not paid salaries from April 16, 2003 to October 31, 2003. Five of its six employees agreed to the deferment of the payment of the salary due to them, payable with 100% interest thereon, until the receipt of the proceeds from new funding. The Company also granted options to acquire 514,227 shares of Common Stock to these employees at an exercise price of $0.33 per share, the closing market price of the Company's Common Stock on the date of the grant in consideration for the reduction in remuneration accepted by them during the first four months of 2003. The unpaid salary and interest thereon is recorded as accrued expenses in these financial statements.

9.    BANK LINE OF CREDIT

The Company has a revolving line of credit with a commercial bank for $1.2 million. The line is secured by personal guarantees from and collateral of Dr. Long and certain of his affiliates. The line of credit expires on May 2, 2004, unless extended, and bears interest at the greater of 0.5% above the bank's prime rate (4% at December 31, 2003) or 5%.

10.    SHORT-TERM NOTES PAYABLE

During December 2003, the Company received gross proceeds of $637,500 from the sale of 12.75 Units (each Unit consisting of (a) a non-negotiable, non-transferable, unsecured promissory note (the "Note") in the principal amount of $50,000, bearing interest at 12% per annum, payable monthly, and (b) 250,000 shares of Common Stock) in a $700,000 private placement. The fair value of the shares issued was determined as $796,875, based on the market price ($0.25 per share) at the time of first issuance. The amount raised in the private placement was subsequently increased from $700,000 to $1 million. See Note 20.

Financing expenses pertaining to the Notes amounting to $926,682, which includes the fair market value of $796,875 for the shares issued, were capitalized, and set forth as deferred financing costs in these financial statements. These deferred finance costs are amortized over the term of the Note, which matures December 31, 2004, using the straight-line method. Accumulated amortization at December 31, 2003 was $30,143, and deferred financing costs charged to operations were $30,143 for 2003. In addition to receiving 10% of gross proceeds as commission in cash, the placement agent is to receive five year cashless warrants, exercisable at $0.20 per share, to purchase 10% of the number of shares of Common Stock issued to the holders of the Units. A finder's fees equal to 2.7% of the gross proceeds is payable to an unaffiliated third party.

The Notes are due and payable on the earlier of the date that the Company receives gross proceeds of at least $2.5 million from the sale of its debt and equity securities (for which purpose, all such sales within a six month period would be aggregated) or December 31, 2004. If the Notes are not paid by December 31, 2004, the Company would be obligated to issue an additional 125,000 shares of Common Stock for each $50,000 principal amount of unpaid Notes and the Notes would be reset to bear interest at 1.5% per month. Until the Notes are repaid, the holders have the right to participate in any offering by the Company of its equity securities (including of convertible debt) by using the Notes (and accrued interest thereon) to acquire such equity securities at a 25% discount from the offering price (and if the offering is of convertible debt to acquire such debt at face with a conversion feature at a 25% discount). The Company has undertaken to register all unregistered shares of Common Stock issued as part of the private placement, at its expense, before July 20, 2004, and to file a registration statement with the SEC to effect the registration by April 20, 2004. If the registration is not effected timely, the Company is required to issue an additional 25,000 shares of its Common Stock, for each Unit, at the beginning of each 30 day period of delay. The proceeds of the private placement are intended to be used to complete the Company's proposed filing to the FDA for clearance of its device and sustain minimal operations for up to six months. If the FDA filing is not made within 180 days after December 4, 2003, the Company is required to issue an additional 25,000 shares of its Common Stock, for each Unit, at the beginning of each 30 day period of delay. The Notes can be prepaid at any time without penalty.

11.    ADVANCES FROM STOCKHOLDERS

Advances from stockholders included payments amounting to $1,050,000 received from Dr. Long and his affiliates during 2002 to finance the Company's working capital needs. The debt is unsecured and became payable on demand after December 31, 2002. The debt bears interest of 2% above the prime rate (4% at December 31, 2003). The interest is calculated quarterly, and is payable in unregistered shares of Common Stock, unless Dr. Long requests payment in cash at the start of the applicable quarter. The number of shares to be issued for the interest accrued during any quarter is determined using the closing price of the Common Stock on the last business day of the quarter. In 2003 and 2002, the interest amounted to $65,432 and $36,954, respectively. At December 31, 2003 and 2002, since no cash payment was requested for any quarter, an aggregate of 410,358 shares and 111,712 shares of Common Stock were reserved for issuance in payment of the interest. As at December 31, 2003, total accrued interest of $102,386 has been credited to Additional Paid-In Capital.

Advances from stockholders also included payments amounting to $505,406 received from Dr. Long and his affiliates in 2003. The debt bears interest of 10% per annum. The interest for 2003 amounted to $48,759 and has been accrued and added to the debt.

12.    LONG-TERM DEBT — RELATED PARTY

On November 8, 2002, the Company issued its 10% three-year promissory convertible note in the principal amount of $450,000 to Dr. Long in consideration for his loan to the Company in such amount. The note (with accrued, unpaid interest thereon) is convertible at the end of three years, at the option of the holder, into unregistered shares of Common Stock at the rate of $0.40 per share, the closing price of the Common Stock on November 5, 2002. Interest for 2003 and 2002 amounted to $45,631 and $6,311, respectively, and has been added to the note amount in these financial statements.

13.    INCOME TAXES

Due to the Company's operating losses, there was no provision for U.S. income taxes in 2003 and 2002.

At December 31, 2003, the Company had Federal net operating loss carry forwards of approximately $62 million, which expire in years 2004 through 2023. However, substantially all of the net operating loss carry forwards are not utilizable, as a result of the limitations imposed by Section 382 of the Internal Revenue Code, due to ownership changes in 1992, 1995, 1997 and 1999. To the extent that these losses are utilizable, they may be offset against future U.S. taxable income, if any, during the carry forward period.

The tax effects of temporary differences that give rise to deferred tax assets at December 31, 2003 are as follows:

2003
Deferred tax assets:
Net operating loss carryforwards	$23,398,615
Research and development credits	510,609
Other	—
Total gross deferred tax assets	23,909,224
Deferred tax liabilities:
Depreciation and amortization	(38,727)
Net deferred tax assets	23,870,497
Less valuation allowance	(23,870,497)
Net deferred tax assets	$—

The valuation allowances are equal to the deferred tax assets because of the uncertainty of the future realization of the assets.

14.    COMMITMENTS AND CONTINGENCIES

Lease Commitments

Total rental expense relating to operating expenses for the years 2003 and 2002, and for the period from inception to December 31, 2003, was $87,729, $72,911 and $1,406,440, respectively.

In 1999, the Company canceled or terminated various office leases that were being rented for approximately $17,000 per month. Beginning in 1999, the Company rented an office at an annual rental of $12,000. As of December 31, 2003, the Company occupied an aggregate of approximately 4,000 square feet near Atlanta, Georgia under month-to-month leases, for an annual rental of $21,816.

The Company intends to move its operations to San Diego, California when cash resources become available. It is currently subleasing from Abel Laboratories, Inc. ("Abel"), an affiliate of Dr. Long, approximately 5,000 square feet of furnished and laboratory equipped space. Under the arrangement, the Company is to pay Abel the same amount of rent paid by Abel to the landlord, without any adjustment. Abel's rent is $58,230, with an automatic annual adjustment based upon any increase that may occur in the Consumer Price Index. Abel waived the rental charge during three months of 2002. In 2003, the Company accrued rent of $62,606 payable to Abel, including late charges imposed by the landlord. Abel's lease expires April 1, 2004.

Employee Agreements

The Company has no current employment agreements. Pursuant to an agreement with a former officer, the Company is obligated to pay royalties of 2% and 1%, respectively, on two inventions for which the officer was the inventor or co-inventor, through December 31, 2005 or until such royalties reach $8 million, whichever occurs first. No royalties had been paid or accrued to the officer as of December 31, 2003.

Vendor Commitments

As part of its ongoing efforts to conserve cash resources, the Company, in 1999, negotiated agreements and settlements with certain vendors. During the period ended December 31, 1999, certain vendor-payable amounts were settled for about $77,000 less than the invoiced amounts. In addition, approximately $101,000 of the current accounts payable balances at December 31, 2003 and 2002 has been deferred by agreement with vendors until the Company has adequate financial resources.

Bank Line of Credit

The Company has a revolving line of credit arrangement with a commercial bank to borrow up to $1.2 million with interest at the greater of the bank's prime rate (4% at December 31, 2003) plus 0.5%,

or 5%. The borrowing limit under the line of credit, which originally was $500,000, was increased in November 2001 to $750,000, in January 2002 to $1 million and in June 2003 to $1.2 million. The line of credit expires, unless renewed, on May 2, 2004. Dr. Long and certain of his affiliates have guaranteed the repayment of all borrowings, which also are secured with certain assets of the guarantors. As of December 31, 2003, the Company had drawn the full amount of $1.2 million under the line of credit.

Redesign Agreement

In October 2001, the Company entered into a $364,000 contract to redesign the Biofield Diagnostic System. As of December 31, 2003, the Company had paid $237,504 and owed $152,195 under the contract, including cost relating to contract amendments.

Distribution Agreements

In December 2001, the Company signed an exclusive three-year distribution agreement to market and to sell the Biofield Diagnostic System in southern Africa, subject to the distributor achieving specified annual sales targets. The Company signed similar distribution agreements in 2002 for South Korea, Brazil, Italy and Philippines and in 2003 for certain Middle Eastern countries. Except for initial purchases of demonstration devices, no subsequent purchases have been made and each of the agreements may be terminated by the Company.

Notes Payable

In connection with the issuance of its Notes and shares of Common Stock in a private placement (see Notes 10 and 20), the Company made commitments to perform certain tasks within specified time periods. Non-compliance with these commitments would require the Company to make the following concessions:

(a)    If the Notes are not paid by December 31, 2004, the Company would be obligated to issue an additional 125,000 shares of its Common Stock for each $50,000 principal amount of unpaid Notes and the Notes would be reset to bear interest at 1.5% per month.

(b)    If the shares of Common Stock are not registered before September 30, 2004, the Company would be obligated to issue an additional 25,000 shares, for each Unit sold in the private placement, at the commencement of each 30 day period of delay.

(c)    If the Company does not file its application with the FDA for clearance in the United States of its device within 180 days after December 4, 2003, the Company would be obligated to issue an additional 25,000 shares of its Common Stock, for each Unit sold in the private placement, at the commencement of each 30 day period of delay.

The Notes are due and payable on the earlier of the date that the Company receives gross proceeds of at least $2.5 million from the sale of its debt and equity securities (for which purpose, all such sales within a six month period would be aggregated) or December 31, 2004. Until the Notes are repaid, the holders have the right to participate in any offering by the Company of its equity securities (including of convertible debt) by using the Notes (and accrued interest thereon) to acquire such equity securities at a 25% discount from the offering price (and if the offering is of convertible debt to acquire such debt at face with a conversion feature at a 25% discount).

15.    ROYALTY AGREEMENT

In October 2000, the Company entered into a non-exclusive license agreement with a manufacturer of medical devices to use the Company's patented cable designs. The agreement, which was due to expire on December 31, 2003, was extended to December 31, 2004 in consideration for the acceleration of the final royalty payment, which was paid in 2003. The Company received $54,616 and $46,890 in 2003 and 2002, respectively, under the agreement.

16.    STOCKHOLDERS' EQUITY

Private Placements in 1993, 1994 and 1995

In December 1993, the Company completed a private placement of 2,342,118 shares of its Series A Preferred Stock for $9,413,490 (net of related expenses of $1,126,041). $1 million of the net proceeds were used to pay off related party loans (see Note 17).

In September 1994, the Company completed a private placement of 481,644 shares of its Series B Preferred Stock for $1,947,631 (net of related expenses of $219,761), and issued, for no additional consideration, warrants to purchase 2,843 shares of Common Stock. The warrants expired unexercised in September 1999.

During 1995, the Company completed a private placement of 2,914,771 units of its securities for $11,980,771 (net of related expenses of $1,135,699). Each unit consisted of (a) a share of Series C Preferred Stock, (b) one-half of a warrant to purchase a share of Series D Preferred Stock at $6.00 per share or, upon the occurrence of certain events (which subsequently occurred), a share of Series C Preferred Stock at $4.50 per share, and (c) one-half of a warrant to purchase a share of Series D Preferred Stock at $6.00 per share. In addition, the purchasers of the units (the "Unit Purchasers") were granted the right, upon the occurrence of certain events, to receive warrants to purchase 357,192 shares of Common Stock at an exercise price of $9.18 per share. The warrants expired unexercised in March 2000.

Initial Public Offering (IPO) in 1996

In March 1996, the Company completed its IPO of 1,819,000 shares of Common Stock at a purchase price of $11.00 per share for $18,028,238 (net of related expenses of $1,980,762). Upon completion of the IPO (a) each outstanding share of Series A Preferred Stock was converted into .5729 shares of Common Stock, (b) each outstanding share of Series B Preferred Stock was converted into .5729 shares of Common Stock, (c) each outstanding share of Series C Preferred Stock was converted into .4902 shares of Common Stock, (d) each outstanding warrant to purchase a share of Series C Preferred Stock became exercisable for .4902 shares of Common Stock, and (e) each outstanding warrant to purchase a share of Series D Preferred Stock became exercisable for .4902 shares of Common Stock. The Series C warrants entitled the holders to purchase an aggregate of 78,976 shares, 84,425 shares, and 84,425 shares of Common Stock at an exercise price of $9.18, $12.24 and $9.18 per share, respectively. The Series C warrants expired unexercised in June 2000. In June 1996, the Company issued to the Unit Purchasers warrants to purchase 357,192 shares of Common Stock at an exercise price of $9.18 per share. These warrants expired unexercised in March 2000.

Private Placements in 1997, 1999 and 2000

In December 1997, the Company completed a private placement of 2,867,670 shares of Common Stock for $8,380,451 (net of related expenses of $652,710). The Company also issued to the Unit Purchasers participating in the placement 643,639 shares of Common Stock in exchange for their previously issued warrants to purchase 1,574,930 shares of Common Stock.

In December 1999, the Company completed a private placement of 14 million shares of Common Stock for $700,000 (see Note 17).

In December 2000, the Company completed a private placement of 3 million shares of Common Stock for $1.5 million.

Share Issues to Directors and Officers in 2000

In January 2000, the Board of Directors authorized the sale of 100,000 shares of Common Stock to each of its two nonaffiliated directors and three of its then principal executive officers, at a price of $0.05 per share, the same price at which the Company sold shares of Common Stock in December 1999 in a private placement. The sale to the directors was based on their foregoing compensation for their services to the Company during 2000, and the sale to the executive officers was based on their agreements to accept a maximum salary of $100,000 in 2000. The Company recognized $198,000 as compensation expense in 2000 for the issuance of these shares.

Voluntary services rendered by Dr. David Long since 2000

During 2000 and every year thereafter, Dr. Long has provided services to the Company without compensation. The value of his services has been estimated at $100,000 for each year, which amount was recorded as a non-cash expense with a corresponding increase in the additional paid-in capital.

Changes to Authorized Share Capital in 2000

In October 2000, the Company amended its articles of incorporation to increase the number of authorized shares of Common Stock from 25 million shares to 40 million shares, and to reclassify all authorized shares of Preferred Stock as "undesignated preferred."

Convertible note in favor of Dr. Long in 2002

In November 2002, the Company issued its 10% three-year promissory convertible note in the principal amount of $450,000 to Dr. Long in consideration for his loan to the Company in such amount. The note (with accrued, unpaid interest thereon) is convertible at the end of three years, at the option of the holder, into unregistered shares of Common Stock at the rate of $0.40 per share, the closing price of the Common Stock on November 5, 2002. At December 31, 2003, the principal and unpaid interest amounted to $501,942 (December 31, 2002 — $456,311).

Shares due for interest accrued on 2002 advances by Dr. Long

Interest on advances amounting to $1,050,000 from Dr. Long during 2002 is payable in unregistered shares of Common Stock, unless Dr. Long requests payment in cash for a quarter before the beginning of that quarter. The number of shares to be issued for the interest accrued during any quarter is determined using the closing price of the Common Stock on the last business day of the quarter. At December 31, 2003, an aggregate of 410,358 (December 31, 2002 — 111,712) unregistered shares of Common Stock have been reserved for issuance in payment of the then accrued interest. At December 31, 2003, the total accrued interest of $102,386 was added to additional paid-in capital, pending the issuance of 410,358 shares of Common Stock.

Treasury Stock

In December 1998, the Company repurchased 2,246,131 shares of Common Stock for $100. In June 2000, the Company repurchased 60,000 shares of Common Stock for $3,000 from an executive who resigned. The Company holds all of these shares in its treasury.

Shares issued to consultants for service rendered in 2003

In January 2003, the Company issued 50,000 unregistered shares of Common Stock as consideration for advising the Company in attempting to obtain additional capital, which services were valued by the Company at $15,000.

In April 2003, the Company issued 468,750 unregistered shares of Common Stock as consideration for business and financial advisory services valued by the Company at $150,000.

In August 2003, the Company issued 225,000 unregistered shares of Common Stock as consideration for public relations and corporate imaging services valued by the Company at $24,750, and 50,000 unregistered shares of Common Stock as consideration for financial advisory services valued by the Company at $5,500.

Private Placement in 2003

In December 2003, the Company issued 3,187,500 unregistered shares of its Common Stock to the purchasers in a private placement of 12.75 Units of its securities for $507,693 (net of related expenses of $129,807). Each Unit consisted of (i) a non-negotiable, non-transferable, unsecured promissory Note in the principal amount of $50,000, due and payable on December 31, 2004 and bearing interest at 12% per annum, payable monthly, and (ii) 250,000 shares of Common Stock. See Note 10.

The purchasers of the Units are to receive (i) an additional 125,000 shares of Common Stock for each $50,000 principal amount of Notes which are not repaid by December 31, 2004, (ii) an additional 25,000 shares of Common Stock per Unit at the start of each 30 days of delay if the Company has not made an FDA filing within 180 days of December 4, 2003, and (iii) an additional 25,000 shares of Common Stock per Unit at the start of each 30 days of delay if the shares of Common Stock issued as a result of the private placement are not effectively registered with the SEC before July 20, 2004. See Note 14.

In addition, the placement agent is to receive five year cashless warrants, exercisable at $0.20 per share, to purchase 10% of the shares of Common Stock received by the purchasers of the Units.

17.    RELATED PARTY TRANSACTIONS

The Laboratory Agreement

In June 1992, the Company entered into a series of agreements with Dr. Long, then a director of the Company, and Abel Laboratories, Inc. ("Abel") which is owned by Dr. Long. One of the agreements (the "Laboratory Agreement") engaged Abel to provide specified preclinical research. Although the Laboratory Agreement expired in December 1993, the parties agreed that any research conducted thereafter by Abel for the Company would be pursuant to substantially the same terms as the Laboratory Agreement. Abel has conducted preclinical research for the Company since such time, but none during the three years ended December 31, 2003. Amounts owed to Abel at December 31, 2003 and 2002 are recorded as "Due to affiliate" in the accompanying financial statements.

In connection with the Laboratory Agreement, the Company granted Abel an option to purchase 61,275 shares of Common Stock at $8.16 per share. Following completion of the Company's Series A Preferred Stock private placement in December 1993, the exercise price of the option was reduced to $2.04 per share based on the market capitalization of the Company at such time. These options expired unexercised in June 2002.

During 1995, the Company granted Dr. Long options to acquire 24,510 shares of Common Stock at $10.20 per share, exercisable when services were to be rendered in future. These options expired unexercised in March 2000.

The Company, in January 1994, entered into a patent royalty agreement with Dr. Long and Abel, which assigned all rights to the Company for any patented inventions resulting from performance under the Laboratory Agreement. In return, the Company agreed to pay royalties, ranging from 5% to 20% of revenue generated from such patented inventions, up to a maximum of $2 million per invention. As of December 31, 2003, the Company has been issued one United States patent in which Dr. Long is a named co-inventor, but the Company had not paid or accrued any royalties to Dr. Long under the agreement.

The Long Transaction

Dr. Long resigned as a director of the Company in April 1993. In December 1999, Dr. Long and his son, Raymond Long, M.D., and certain of their affiliated entities, purchased 14 million shares of Common Stock from the Company (the "Long Transaction") for $700,000. Simultaneously, Dr. Long was appointed a director of the Company, and the remaining directors and the executive officers resigned. Dr. Long reconstituted the Board of Directors of the Company. Dr. Raymond Long was appointed a director, and the Board elected Dr. Long as Chairman and Chief Executive Officer.

In connection with the Long Transaction, D. Carl Long ("Mr. Long"), a son of Dr. Long, received a payment of $60,000 from the Company in consideration for a release of all obligations owed to him by the Company under his then employment agreement and consulting arrangement, as well as for a release of all then outstanding options to purchase Common Stock. The employment agreement, dated July 7, 1997, was for a term through July 7, 2000 and provided for Mr. Long's employment, as President and Chief Executive Officer of the Company, at an initial base compensation of $250,000 annually, plus a bonus of $70,000 subject to realization of certain milestones, and an automatic 5% cost-of-living increase. Mr. Long also had been issued options to purchase an aggregate of 338,238 shares of Common Stock at prices ranging from $1.02 to $9.18 per share. The consulting arrangement had been entered into as of April 15, 1999 for a monthly fee of $15,000. Although Mr. Long received no compensation for the three years ended December 31, 2003, he received $702,467 for the period from inception to December 31, 2003. In addition, although Mr. Long received no reimbursements for any expenses during the three years ended December 31, 2003, he received reimbursement of $313,425 for the period from inception to December 31, 2003.

An entity controlled by C. Leonard Gordon, who had been the Chairman, President and Chief Executive Officer of the Company until his resignation in 1999 (in connection with the Long Transaction), had been receiving a fee of $80,000 annually for Mr. Gordon's services. During the three years ended December 31, 2003, Mr. Gordon and his affiliated entities received no payments from the Company. In connection with the Long Transaction, Mr. Gordon and his wife sold to Dr. Long 1,068,034 shares of Common Stock for $53,700.

Harvey Horowitz, who resigned as a director in connection with the Long Transaction, had performed legal services for the Company prior to his resignation. During the three years ended December 31, 2003, Mr. Horowitz and his affiliated law firm received no payments, but received $109,095 for the period from inception to December 31, 2003.

Share Issues to Directors and Officers in 2000

In January 2000, the Board of Directors authorized the sale of 100,000 shares of Common Stock to each of its then two nonaffiliated directors and three of its then principal executive officers, at a price of $0.05 per share, the same price at which the Company sold shares of Common Stock in a private placement in December 1999. See Note 16.

Voluntary services rendered by Dr. Long Since 2000

From 2000 to 2003, Dr. Long provided services to the Company without compensation. The value of his services was estimated at $100,000 for each year, and was recorded as a non-cash expense with a corresponding increase in the additional paid-in capital.

Sub-Lease from Abel Laboratories, Inc.

In January 2001, the Company entered into an oral arrangement with Abel for the sublease of approximately 5,000 square feet of furnished and laboratory equipped space in San Diego, California. See Note 14.

Stock options to Dr. Long for line of credit guarantee in 2001

In 2001, the Company granted Dr. Long options to acquire 350,000 shares of Common Stock at $0.62 per share, the market price of the Common Stock on the date of the grant, as compensation for his guaranty and collateralization of the Company's line of credit from a bank during 2001. The options were exercisable upon issuance and expire on November 28, 2006.

Advances and Long-Term Loan received from Dr. Long in 2002 and 2003

From March 2002 to March 2003, Dr. Long and his affiliates extended financial support to the Company aggregating $2.05 million, $450,000 of which is repayable in November 2005 and the balance of which is repayable on demand. See Notes 11 and 12.

18.    STOCK OPTIONS

At December 31, 2003, the Company has three stock option plans (the "Plans"), which are described below.

The 1992 Employee Stock Incentive Plan (the "1992 Plan")

The 1992 Plan provides for the grant of stock options, stock appreciation rights ("Rights") and stock bonus awards ("Awards") to acquire a maximum of 147,060 shares of Common Stock. The 1992 Plan permits the granting of incentive stock options ("ISOs") and nonqualified stock options ("NSOs"). The 1992 plan provides that the exercise price for ISOs and Rights may not be less than the fair market value per share at the date of grant. The price of NSOs is determined at the time of grant. ISOs and Rights must expire within 10 years of the date of grant. However, if ISOs are granted to persons owning more than 10% of the voting stock of the Company, the exercise price may not be less than 110% of the fair market value per share at the date of grant and the term of such ISOs may not exceed five years. Vesting of options granted under the 1992 Plan is determined at the time of grant and has generally been set at two or three years. No further options may be granted under the 1992 Plan.

The Biofield Corp. 1996 Option Plan (the "1996 Plan")

The 1996 Plan, as amended, provides for the grant of options to acquire a maximum of 1.5 million shares of Common Stock. The 1996 Plan permits the granting of ISOs and NSOs. ISOs may be granted to individuals who, at the time of grant, are employees of the Company or its affiliates. NSOs may be granted to directors, employees, consultants and other agents of the Company or its affiliates. The 1996 Plan provides that the exercise price for ISOs may not be less than the fair market value per share of the Common Stock at the date of grant and the exercise price for NSOs may not be less than 85% of such fair market value. Each ISO must expire within 10 years of the date of grant. However, if ISOs are granted to persons owning more than 10% of the voting stock of the Company, the exercise price may not be less than 110% of the fair market value per share at the date of grant and the term of such ISOs may not exceed five years. Unless otherwise provided at the time of grant, options granted under the 1996 Plan vest at a rate of 25% per year over a four-year period.

The Biofield Corp. 1996 Stock Options Plan for Non-Employee Directors (the "Directors' Plan")

The Directors' Plan provides for the automatic grant of NSOs to non-employee directors. Options under the Directors' Plan may be granted only to directors of the Company who are not employees of the Company. Under the Directors' Plan, 150,000 shares of Common Stock have been reserved for issuance upon exercise of the options. Each eligible director serving on the Board of Directors on the effective date of the Directors' Plan automatically received an option to purchase 10,000 shares of Common Stock, subject to vesting in three equal annual installments. Subsequently, whenever a new director joins the Board, such director automatically receives options, unless waived, to purchase 10,000 shares of Common Stock on the date of his or her election to the Board, subject to vesting in three equal annual installments. In each year, other than the year in which a director receives an initial grant of options, such director automatically receives, unless waived, options to purchase 2,500 shares of Common Stock. The term of each option granted under the Directors' Plan is 10 years. The exercise price of each option under the Directors' Plan must be equal to the fair market value of the Common Stock on the grant date.

All options granted under the Plans have an exercise price equal to or in excess of the fair market price of the Common Stock on the grant date.

In 2003, the Company granted NSOs under the 1996 Stock Option Plan to purchase an aggregate of 514,227 shares of Common Stock at $0.33 per share, the closing market price of the Common Stock on the date of the grant, to five of its employees in connection with the reduction in their remuneration during the first four months of 2003.

A summary of the status of the Plans as of December 31, 2003, 2002, and 2001, and the changes during the years ended December 31, 2003, 2002, and 2001 is presented below:

	2003		2002			2001
	Options	Average Exercise Price	Options		Average Exercise Price	Options	Average Exercise Price
Outstanding at beginning of year	450,000	$0.83		465,000	$0.82	35,000	$4.43
Granted	514,227	0.33				440,000	0.61
Exercised
Canceled	(135,000)	1.32		(15,000)	0.53	(10,000)	4.50
Outstanding at end of year	829,227	0.44		450,000	0.83	465,000	0.82
Options exercisable at year end	614,227	0.38		121,875	1.39	110,000	1.48
Options available for future grant	1,048,532
Weighted-average fair value of options granted during the period	$0.33		$	N/A		$0.59

The Company, through 1998, granted NSOs outside of the Plans to certain officers and directors of, and consultants to, the Company which are exercisable over various periods through November 28, 2006. Certain of these NSOs are performance-based options and become exercisable solely upon the achievement of certain milestones as described in the option agreements and certain NSOs become exercisable immediately in the event of a merger or sale of all or substantially all of the assets of the Company.

In 2001, NSOs were granted to Dr. Long as compensation for his guaranty and collateralization of the Company's line of credit from a bank during 2001. The options were exercisable upon issuance and expire on November 28, 2006. See Note 17.

A summary of the status of the Company's NSOs granted outside the Plans as of December 31, 2003, 2002, and 2001 and the changes during 2003, 2002, and 2001 are presented below:

	2003			2002			2001
	Options		Weighted- Average Exercise Price	Options		Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price
Outstanding at beginning of period		386,764	1.06		673,531	2.59	323,531	4.71
Granted		—	—		—	—	350,000	0.62
Exercised		—	—		(62,745)	0.25	—	—
Canceled		(18,382)	7.48		(224,022)	5.88	—	—
Outstanding at end of year		368,382	0.74		386,764	1.06	673,531	2.59
Options exercisable at year end		368,382	0.74		386,764	1.06	673,531	2.59
Weighted-average fair value of options granted during the period	$	N/A		$	N/A		$0.59

The following table summarizes information about stock options outstanding at December 31, 2003:

Range of Exercise Prices	Number Outstanding at December 31, 2003	Weighted- Average Remaining Life (Yrs.)	Number Exercisable at December 31, 2003	Weighted- Average Exercise Price
$0.33	514,227	4.08	514,227	$0.33
0.44	5,000	2.75	2,500	0.44
0.62	660,000	2.92	447,500	0.62
1.00	6,127	0.08	6,127	1.00
4.00	12,255	0.08	12,255	4.00
	1,197,609		982,609

As provided by SFAS 148, the fair value of each option granted before the IPO in 1996 is estimated on the date of grant using the minimum value method, and the fair value of each option grant after the IPO is estimated on the date of grant using the Black-Scholes option pricing model. The following weighted-average assumptions were used for option grants during 2003 with an expected life of five years: (a) dividend yield of 0.0%; (b) expected volatility of 98.76%; and (c) risk-free interest rate of 3.98%. The following weighted-average assumptions were used for option grants during 2001 with an expected life of five years: (a) dividend yield of 0.0%; (b) expected volatility of 191%; and (c) risk-free interest rate of 4.38%. There were no options granted in 2002.

19.    DEVELOPMENT STAGE COMPANY

The Company is in the development stage, and its operations are subject to the risks inherent in the establishment of a new business with previously untested technology. The Company has generated nominal revenues and has accumulated losses of more than $66 million for the period from inception through December 31, 2003. Since inception, the Company has financed its operations primarily by the issuance of equity securities, interest income on the then unutilized proceeds from these issuances and short-term borrowings.

During 2003, the Company financed its operations with (a) borrowings of $200,000 from a bank credit facility repayable on May 2, 2004, repayment of which is guaranteed and collateralized by Dr. Long and his affiliates, (b) $500,000 of advances from Dr. Long and his affiliates, and (c) $637,500 of Notes due December 31, 2004. See Notes 9, 10 and 11.

The Company requires the immediate infusion of long-term capital to continue its operations. See Note 1.

20.    SUBSEQUENT EVENT

Subsequent to the date of the financial statements, the Company completed, on February 20, 2004, its $1 million private placement commenced in 2003 by selling an additional 7.25 Units (each Unit consisting of $50,000 principal amount of Notes and 250,000 shares of Common Stock) for an aggregate of $362,500. See Note 10. In addition to receiving 10% of gross proceeds as commission in cash, the placement agent received five year cashless warrants, exercisable at $0.20 per share, to purchase 10% of the number of shares of Common Stock issued to the holders of the Units. A finder's fees equal to 2.7% of the gross proceeds also was paid to an unaffiliated third party.

BIOFIELD CORP.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30, 2004	December 31, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,516	$369,332
Inventories	81,480	81,480
Other current assets	780,689	896,540
Total current assets	863,685	1,347,352

PROPERTY AND EQUIPMENT – Net	7,606	8,131
OTHER ASSETS	22,753	22,753
PATENT AND PATENT APPLICATION – Net	220,506	248,701
TOTAL	$1,114,550	$1,626,937

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$1,046,109	$925,875
Accrued expenses	408,194	605,999
Due to affiliate	253,637	198,281
Bank line of credit	1,200,000	1,200,000
Short-term notes payable	1,344,644	637,500
Advances from stockholder	1,653,596	1,604,165
Total current liabilities	5,906,180	5,171,820

LONG-TERM LIABILITIES:
Long-term debt - related party	539,588	501,942
Total long-term liabilities	539,588	501,942

STOCKHOLDERS' EQUITY (DEFICIT):
Preferred Stock, $.001 par value; authorized 12,300,000 undesignated shares; no shares issued or outstanding.
Common Stock, $.001 par value; authorized 40,000,000 shares; issued 35,109,323 and 31,573,603 shares at June 30, 2004 and December 31, 2003, respectively	35,110	31,574
Treasury stock – 2,306,131 shares	(3,100)	(3,100)
Additional paid-in capital	63,274,062	62,167,320
Accumulated deficit during development stage	(68,637,290)	(66,242,619)
Total stockholders' equity (deficit)	(5,331,218)	(4,046,825)
TOTAL	$1,114,550	$1,626,937

See notes to unaudited consolidated financial statements.

BIOFIELD CORP.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Period October 16, 1987 (Date of Inception) Through September 30, 2004
	2004	2003	2004	2003
REVENUE	—	—	10,550	—	135,132
COST OF SALES
Cost of goods sold	—	—	—	—	75,447
Loss on write down of inventory	—	—	—	—	612,020
GROSS PROFIT	—	—	10,550	—	(552,335)

OPERATING EXPENSES:
Research and development	3,831	—	10,482	41,125	40,492,371
Selling, general, and administrative	755,234	548,417	2,132,329	1,283,086	28,937,574
(Gain) on disposition of fixed assets	—	—	—	—	(8,084)
Total operating expenses	759,065	548,417	2,142,811	1,324,211	69,421,861

OTHER INCOME (EXPENSE):
Interest income	—	—	—	—	2,476,723
Interest expense	(92,579)	(150,355)	(262,410)	(324,149)	(1,249,913)
Royalty income	—	13,654	—	40,962	129,845
Net (expense) other income	(92,579)	(136,701)	(262,410)	(283,187)	1,356,655
LOSS BEFORE INCOME TAXES	(851,644)	(685,118)	(2,394,671)	(1,607,398)	(68,617,541)
PROVISION FOR INCOME TAXES	—	—	—	—	(19,749)
NET LOSS	$(851,644)	$(685,118)	$(2,394,671)	$(1,607,398)	$(68,637,290)

NET LOSS PER SHARE:
Basic and Diluted	$(0.03)	$(0.02)	$(0.08)	$(0.06)

WEIGHTED-AVERAGE SHARES
Basic and Diluted	32,595,403	25,912,581	31,484,728	25,663,977

See notes to unaudited consolidated financial statements.

BIOFIELD CORP.
(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
(Unaudited)

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Common Stock		Additional Paid-In Capital	Treasury Stock	Deficit Accumulated During Development Stage	Foreign Currency Translation Adjustment	Total	Total Comprehensive Loss
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Sale of Common Stock, October 16, 1987 (date of inception) ($.16 per share, net)							549,020	$55	$91,898				$91,953
Issuance of Common Stock in connection with patent acquisition ($.001 per share)							235,294	24	276				300
Net loss, October 16, 1987 to March 31, 1988											$(159,359)		(159,359)
Total comprehensive income (loss)														$(159,359)
BALANCE AT MARCH 31, 1988	—	—	—	—	—	—	784,314	79	92,174	—	(159,359)	—	(67,106)
Net loss											(495,520)		(495,520)
Total comprehensive income (loss)														$(495,520)
BALANCE AT MARCH 31, 1989	—	—	—	—	—	—	784,314	79	92,174	—	(654,879)	—	(562,626)
Net loss											(233,347)		(233,347)
Total comprehensive income (loss)														$(233,347)
BALANCE AT MARCH 31, 1990	—	—	—	—	—	—	784,314	79	92,174	—	(888,226)	—	(795,973)
Acquisition of 235,294 shares of Common Stock($.001 per share)										$(300)			(300)
Net loss											(285,179)		(285,179)
Total comprehensive income (loss)														$(285,179)

BALANCE AT MARCH 31, 1991	—	—	—	—	—	—	784,314	79	92,174	(300)	(1,173,405)	—	(1,081,452)
Retirement of Common Stock held in treasury							(235,294)	(24)	(276)	300
Issuance of Common Stock in exchange for notes and debt (with accrued interest) ($2.90 per share, net)							431,372	43	1,248,638				1,248,681
Sale of Common Stock ($.82 per share, net)							24,510	2	19,998				20,000
Amortization of deferred compensation									136,880				136,880
Net loss											(461,061)		(461,061)
Total comprehensive income (loss)														$(461,061)
BALANCE AT MARCH 31, 1992	—	—	—	—	—	—	1,004,902	100	1,497,414	—	(1,634,466)	—	(136,952)
Sale of Common Stock ($7.67 per share, net)							557,475	55	4,275,223				4,275,278
Exercise of Common Stock options							2,451	1	624				625
Amortization of deferred compensation									477,453				477,453
Change in par value of Common Stock from $.0001 to $.001								1,408	(1,408)
Net loss											(3,099,637)		(3,099,637)
Total comprehensive income (loss)														$(3,099,637)
BALANCE AT MARCH 31, 1993 (carried forward)	—	—	—	—	—	—	1,564,828	$1,564	$6,249,306	—	$(4,734,103)	—	$1,516,767

(continued)

See notes to unaudited condensed consolidated financial statements.

BIOFIELD CORP.
(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
(Unaudited)

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Common Stock		Additional Paid-In Capital	Treasury Stock	Deficit Accumulated During Development Stage	Foreign Currency Translation Adjustment	Total	Total Comprehensive Loss
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
BALANCE AT MARCH 31, 1993	—	—	—	—	—	—	1,564,828	$1,564	$6,249,306	—	$(4,734,103)	—	$1,516,767
(brought forward)
Exercise of Common Stock options							735	1	187				188
Sale of Series A Preferred Stock ($3.97 per share, net)	2,119,896	$2,120							8,411,370				8,413,490
Issuance of Series A Preferred Stock in exchange for notes ($4.50 per share)	222,222	222							999,778				1,000,000
Issuance of Common Stock warrants									2,119				2,119
Amortization of deferred compensation									1,580,320				1,580,320
Net loss											(6,899,515)		(6,899,515)
Total comprehensive income (loss)														$(6,899,515)
BALANCE AT MARCH 31, 1994	2,342,118	2,342	—	—	—	—	1,565,563	1,565	17,243,080	—	(11,633,618)	—	5,613,369
Sale of Series B Preferred Stock ($4.04 per share, net)			481,644	$482					1,947,149				1,947,631
Issuance of Common Stock warrants									6				6
Amortization of deferred compensation									14,859				14,859
Net loss											(4,959,312)		(4,959,312)
Total comprehensive income (loss)														$(4,959,312)
BALANCE AT DECEMBER 31, 1994	2,342,118	2,342	481,644	482	—	—	1,565,563	1,565	19,205,094	—	(16,592,930)	—	2,616,553
Sale of Series C Preferred Stock ($4.11 per share, net)					2,914,771	$2,915			11,977,856				11,980,771
Issuance of Common Stock warrants									161				161
Amortization of deferred compensation									195,874				195,874
Net loss											(8,739,858)		(8,739,858)
Total comprehensive income (loss)														$(8,739,858)
BALANCE AT DECEMBER 31, 1995	2,342,118	2,342	481,644	482	2,914,771	2,915	1,565,563	1,565	31,378,985	—	(25,332,788)	—	6,053,501
Sale of Common Stock ($9.91/share)							1,819,000	1,819	18,026,419				18,028,238
Conversion of Series A, B, and C Preferred Stock to Common Stock	(2,342,118)	(2,342)	(481,644)	(482)	(2,914,771)	(2,915)	3,046,474	3,047	2,692
Exercise of Common Stock warrants							2,058	2	20,145				20,147
Amortization of deferred compensation									26,093				26,093
Net loss											(10,036,090)		(10,036,090)
Total comprehensive income (loss)														$(10,036,090)
BALANCE AT DECEMBER 31, 1996 (carried forward)	—	—	—	—	—	—	6,433,095	$6,433	$49,454,334	—	$(35,368,878)	—	$14,091,889

(continued)

See notes to unaudited condensed consolidated financial statements.

BIOFIELD CORP.
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
(Unaudited)

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Common Stock		Additional Paid-In Capital	Treasury Stock	Deficit Accumulated During Development Stage	Foreign Currency Translation Adjustment	Total	Total Comprehensive Loss
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
BALANCE AT DECEMBER 31, 1996 (brought forward)	—	—	—	—	—	—	6,433,095	$6,433	$49,454,334	—	$(35,368,878)	—	$14,091,889
Sale of Common Stock ($2.92 per share, net)							2,867,670	2,868	8,377,583				8,380,451
Warrants exchanged for Common Stock							643,639	644	(644)
Exercise of Common Stock options							50,674	50	168,541				168,591
Exercise of Common Stock warrants							9,531	10	93,299				93,309
Issuance of Common Stock for consulting services ($4.00 per share, net)							25,000	25	99,975				100,000
Amortization of deferred compensation									62,579				62,579
Net loss											(10,151,041)		(10,151,041)
Foreign currency translation adjustment												$1,333	1,333
Total comprehensive income (loss)														$(10,149,708)

BALANCE AT DECEMBER 31, 1997	—	—	—	—	—	—	10,029,609	10,030	58,255,667	—	(45,519,919)	1,333	12,747,111
Repurchase of Common Stock for treasury (2,246,131 shares)										$(100)			(100)
Net loss											(10,654,597)		(10,654,597)
Foreign currency translation adjustment												55,891	55,891
Total comprehensive income (loss)														$(10,598,706)

BALANCE AT DECEMBER 31, 1998	—	—	—	—	—	—	10,029,609	10,030	58,255,667	(100)	(56,174,516)	57,224	2,148,305
Sale of Common Stock ($.05 per share, net)							14,000,000	14,000	686,000				700,000
Net loss											(1,253,696)		(1,253,696)
Foreign currency translation adjustment												(43,020)	(43,020)
Total comprehensive income (loss)							—	—	—	—	—	—	—	$(1,296,716)

BALANCE AT DECEMBER 31, 1999	—	—	—	—	—	—	24,029,609	24,030	58,941,667	(100)	(57,428,212)	14,204	1,551,589
Issuance of right to purchase Common Stock in lieu of compensation ($0.45 per share)									198,000				198,000
Sale of Common Stock ($0.05 per share)							500,000	500	24,500				25,000
Sale of Common Stock ($0.50 per share)							3,000,000	3,000	1,497,000				1,500,000
Memorandum entry to record as expense for honorary services rendered by a shareholder									100,000				100,000
Repurchase of Common Stock for treasury (60,000 shares)										(3,000)			(3,000)
Net loss											(1,522,233)		(1,522,233)
Foreign currency translation adjustment												(14,204)	(14,204)
Total comprehensive income (loss)														$(1,522,233)

BALANCE AT DECEMBER 31, 2000 (Carried forward)	—	—	—	—	—	—	27,529,609	$27,530	$60,761,167	$(3,100)	$(58,950,445)	—	$1,835,152

(Continued)

See notes to unaudited condensed consolidated financial statements.

BIOFIELD CORP.
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
(Unaudited)

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Common Stock		Additional Paid-In Capital	Treasury Stock	Deficit Accumulated During Development Stage	Foreign Currency Translation Adjustment	Total	Total Comprehensive Loss
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
BALANCE AT DECEMBER 31, 2000 (brought forward)	—	—	—	—	—	—	27,529,609	$27,530	$60,761,167	$(3,100)	$(58,950,445)	—	$1,835,152
Memorandum entry to record as expense for honorary services rendered by a shareholder									100,000				100,000
Net loss											(2,238,687)		(2,238,687)
Total comprehensive income (loss)														$(2,238,687)
BALANCE AT DECEMBER 31, 2001	—	—	—	—	—	—	27,529,609	$27,530	$60,861,167	(3,100)	$(61,189,132)	—	$(303,535)
Exercise of Common Stock options							62,745	63	15,623				15,686
Memorandum entry to record as expense for honorary services rendered by a shareholder									100,000				100,000
Net loss											(2,888,789)		(2,888,789)
Total comprehensive income (loss)														$(2,888,789)
BALANCE AT DECEMBER 31, 2002	—	—	—	—	—	—	27,592,354	$27,593	$60,976,790	$(3,100)	$(64,077,921)	$—	$(3,076,638)
Issuance of Common Stock for consulting services ($0.30 per share, net)							50,000	50	14,950				15,000
Issuance of Common Stock for consulting services ($0.32 per share, net)							468,749	468	149,532				150,000
Issuance of Common Stock for consulting services ($0.11 per share, net)							275,000	275	29,975				30,250
Issuance of Common Stock as incentive for funding by issue of notes ($0.25 per share net)							3,187,500	3,188	793,687				796,875
Common Stock (410,358 shares) to be issued for interest accrued on stockholder's advances									102,386				102,386
Memorandum entry to record as expense for honorary services rendered by a shareholder									100,000				100,000
Net loss											(2,164,698)		(2,164,698)
Total comprehensive income (loss)														$(2,164,698)

(Continued)

See notes to unaudited condensed consolidated financial statements.

BIOFIELD CORP.
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
(Unaudited)

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Common Stock		Additional Paid-In Capital	Treasury Stock	Deficit Accumulated During Development Stage	Foreign Currency Translation Adjustment	Total	Total Comprehensive Loss
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
BALANCE AT DECEMBER 31, 2003	—	—	—	—	—	—	31,573,603	$31,574	$62,167,320	$(3,100)	$(66,242,619)	$—	$(4,046,825)
Issuance of Common Stock as incentive for funding by issue of notes ($0.25 per share net)							1,812,500	1,813	451,312				453,125
Issuance of Common Stock as incentive for funding by issue of notes ($0.31 per share net)							1,723,220	1,723	532,475				155,000
Common Stock (29,636 shares) to be issued for interest accrued on stockholder's advances									15,707				15,707
Common Stock (54,162 shares) to be issued for interest accrued on stockholder's advances									15,707				15,707
Common Stock (82,705 shares) to be issued for interest accrued on stockholder's advances									16,541				16,541
Memorandum entry to record as expense for honorary services rendered by a shareholder									75,000				50,000
Net loss											(2,394,671)		(2,394,671)
Total comprehensive income (loss)														$(2,394,671)
BALANCE AT SEPTEMBER 30, 2004	—	—	—	—	—	—	35,109,323	$35,110	$63,274,062	$(3,100)	$(68,637,290)	$—	$(5,331,218)

(Concluded)

See notes to unaudited condensed consolidated financial statements.

BIOFIELD CORP.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine months ended September 30,		Period October 16, 1987 (Date of Inception) Through September 30, 2004
	2004	2003
OPERATING ACTIVITIES
Net loss	$(2,394,671)	$(1,607,398)	$(68,637,298)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	34,004	35,950	2,707,078
Amortization of premiums on short-term investments			156,692
Amortization of deferred financing costs	1,188,175		1,218,317
Loss on disposal of property and equipment			194,102
Loss on license and settlement agreements			49,026
Loss on abandonment of patent applications			303,234
Loss on inventory write-down			612,020
Vendor settlements			(77,257)
Noncash compensation	75,000	75,000	3,383,451
Gain from disposition of fixed assets			(159,473)
Interest paid in Common Stock	47,955		447,489
Consultancy fees paid in Common Stock			195,250
Changes in assets and liabilities:
Accounts receivable			—
Inventories			(693,500)
Other current assets	(1500)	29,785	(1,500)
Other assets			(134,582)
Interest payable	79,402		180,103
Due to affiliate	55,356	240,706	253,637
Accounts payable and accrued expenses	(77,571)	338,777	1,470,686
Net cash used in operating activities	(993,850)	(691,930)	(58,592,517)
INVESTING ACTIVITIES
Acquisitions of property and equipment	(5,284)		(2,610,691)
Costs incurred for patents and patent applications			(782,527)
Proceeds from sale of property and equipment			294,748
Purchases of short-term investments			(26,476,638)
Proceeds from sale and maturity of short-term investments	—	—	26,406,378
Net cash used in investing activities	(5,284)	—	(3,168,730)
FINANCING ACTIVITIES
Repayments of capitalized lease obligations			(82,234)
Proceeds from issuance of Series A Preferred Stock - net			8,413,490
Proceeds from issuance of Series B Preferred Stock - net			1,947,631
Proceeds from issuance of Series C Preferred Stock - net			11,980,771
Proceeds from issuance of Common Stock and Common Stock warrants - net			33,023,206
Proceeds from exercise of Common Stock options and Common Stock warrants			298,546
Proceeds from issuance of notes payable	707,144		1,344,644
Notes financing costs	(83,502)		(213,309)
Net bank borrowings (repayments) under a line of credit		184,335	1,200,000
Advances from stockholder and related party	7,676	510,348	1,563,082
Repayments of advances from stockholder			(145,000)
Repurchases of Common Stock held in treasury			(3,100)
Proceeds from notes payable issued to stockholder and related party	—	—	2,546,533
Net cash provided by financing activities	631,318	694,883	61,874,260
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(367,816)	(2,753)	113,013
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS			(111,497)
CASH AND CASH EQUIVALENTS:
BEGINNING OF PERIOD	369,332	1,413
END OF PERIOD	$1,516	$4,166	$1,516

See notes to unaudited consolidated financial statements

BIOFIELD CORP.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine months ended September 30,		Period October 16, 1987 (Date of Inception) Through September 30, 2004
	2004	2003
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$75,585	$29,974	$653,589

SUPPLEMENTAL SCHEDULE FOR NONCASH INVESTING & FINANCING ACTIVITIES:
Acquisition of property and equipment under capitalized lease transactions:			$82,234
During the fiscal year ended March 31, 1994, 222,222 shares of Series A Preferred were issued in exchange for $1 million in notes payable to a principle stockholder and a former Director:
Notes payable			$1,000,000
Issuance of Series A Preferred Stock			$1,000,000
At inception, the Company acquired the rights to a patent and assumed certain liabilities in exchange for 235,294 shares of Common Stock, as follows:
Fair value of patent acquired			$112,732
Liabilities assumed			112,432
Issuance of Common Stock			$300
Pursuant to a license and settlement agreement with respect to an acquired patent (see above), the Company reacquired, during the fiscal year ended March 31, 1991, 235,294 shares of Common Stock issued in connection with the acquired patent, which was retired during the the fiscal year ended March 31, 1992:
Remaining carrying value of patent on date of license and settlement agreement			$49,326
Common Stock returned to the Company			300
Loss on Settlement			$49,026
During the fiscal year ended March 31, 1992, 431,372 shares of Common Stock were exchanged for notes, debt and accrued interest payable to a principal stockholder:
Notes payable			$96,660
Debt			854,873
Accrued interest			297,148
Issuance of Common Stock			$1,248,681
During the fiscal year ending December 31, 2003, 793,749 shares of Common Stock were exchanged for services rendered by consultants:
Fair value of services rendered			$195,250
Issuance of Common Stock			$195,250
During the fiscal year ending December 31, 2003, the Company transferred accrued interest on advances from a principal stockholder to be exchanged for 410,358 shares of Common Stock:
Accrued interest			$102,386
Issuance of Common Stock			$102,386
During the fiscal year ending December 31, 2003, 3,187,500 shares of Common Stock were issued as incentive for funds secured against notes payable under a private placement funding:

	Nine months ended September 30,		Period October 16, 1987 (Date of Inception) Through September 30, 2004
	2004	2003
Fair value of Finance costs			$796,875
Issuance of Common Stock			$796,875
During the nine months ending September 30, 2004, 3,535,720 shares of Common Stock were issued as incentive for funds secured against notes payable under a private placement funding:
Fair value of Finance costs	$987,323		$987,323
Issuance of Common Stock	$987,323		$987,323
During the nine months ending September 30, 2004, the Company transferred accrued interest on advances from a principal stockholder to Additional Paid-In Capital account to be exchanged for 166,603 shares of Common Stock:
Accrued interest	$47,955		$47,955
Issuance of Common Stock	$47,955		$47,955

See notes to unaudited consolidated financial statements

BIOFIELD CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.    GOING CONCERN BASIS OF ACCOUNTING — As shown in the accompanying financial statements, Biofield Corp. (the "Company") continues to incur significant losses. As of September 30, 2004, the Company's current liabilities exceeded its current assets by $5 million and its total liabilities exceeded its total assets by $5.3 million. These factors raise substantial doubt about the Company's ability to continue as a going concern.

During 2002, the Company financed its operations almost entirely with $1,750,000 of borrowings obtained from, or with the assistance of, Dr. David M. Long, Jr., M.D., Ph.D., its Chairman, Chief Executive Officer and principal stockholder ("Dr. Long"), and certain of his affiliates.

In the first quarter of 2003, the Company instituted a cost reduction program that included lowering salaries of its six then current employees and some of its consultants, minimizing use of outside consultants, arranging with its employees and a consultant to accept options to acquire the Company's Common Stock for a portion of their services, and limiting its marketing activities. In January 2003, Dr. Long advanced $475,000 to enable the Company to meet its then projected minimum financial requirements. As of September 30, 2004, the aggregate amount due to Dr. Long and his affiliates, including advances made by him in 2003 and 2004, liability for a three-year promissory note amounting to $450,000 and interest accrued on all the debts due to him, is $2,446,821, and is also entitled to receive 576,760 shares of the Company's Common Stock for interest due up to September 30, 2004 on an advance of $1,050,000 made by him in 2003.

During the seven months commencing April 16, 2003, the Company was unable to meet its payroll commitments. Five of its six employees agreed to the deferment of the payment of the salary due to them, payable with 100% interest thereon, until the receipt of the proceeds from new funding. The Company also granted options to acquire 514,227 shares of Common Stock to these employees at an exercise price of $0.33 per share, the closing market price of the Common Stock on the date of the grant, in consideration for the reduction in remuneration accepted by them during the first four months of 2003.

In June 2003, the Company's bank line of credit was increased by $200,000 to $1.2 million upon the furnishing of additional collateral provided to the bank by Dr. Long and certain of his affiliates. The line expired on November 2, 2004, and is being renewed on the basis of assurance given by Dr. Long and his affiliates that they will continue to provide collateral for the line of credit.

In October 2003, the Company entered into an agreement with a placement agent for assistance in obtaining short-term bridge financing agreement of up to $700,000 (subsequently increased to $1 million) in a private placement on a best effort basis. In December 2003, the Company received gross proceeds of $637,500 against issuance of $637,500 principal amount of notes payable and 3,187,500 shares of Common Stock, at a cost of $796,875 which is being amortized over 365 days. Additionally, the Company made cash payments of $129,807 for financing costs that are also amortized over the same period.

During January and February 2004, the Company received further gross proceeds of $362,500 and issued an additional $362,500 of notes payable and 1,812,500 shares of Common Stock, at a cost of $453,125 which is being amortized over the remaining 365 days since the initial sale in December 2004. Additionally, the Company made cash payments of $46,038 for financing costs that are also amortized over the same period.

On May 3, 2004, the Company signed a similar agreement with the same placement agent to secure further short-term bridging finance of up to $800,000. Under the new agreement, the Company sold $329,000 of its securities it was closed on August 30, 2004. The Company received gross proceeds of $100,000, $154,000 and $75,000 against aggregate issuance of $329,000 principal amount of notes payable and 1,645,000 shares of Common Stock, at a cost of $509,950 on June 1, 2004, July, 2004 and August, 2004, respectively The value of Common Stock which is being amortized over the period of the notes all of which expire on May 31, 2005. Additionally, the Company made cash payments of $35,900 for financing costs that are also amortized over the same period.

On September 8, 2004, the Company signed an agreement for $50,000 with the placement agent on the same terms and conditions, and received gross proceeds of $15,644 against issuance of notes payable of $15,644 and shares of Common Stock of 78,220 at a cost of $24,248 on September 8, 2004.

As of September 30, 2004, the Company has capitalized a total of $1,997,507 of finance costs, representing the value of Common Stock issued of $1,784,198 and finance expenses of $213,309, of which $ 1,218,317 is amortized, leaving an aggregate cost of $779,190 unamortized.

The Company used the proceeds from the two placements to finance the expense to complete its FDA application to obtain approval to market the Biofield Diagnostic System in the United States, marketing of the Company's device in certain European countries and to keep the Company operational for during the first nine months of 2004. The Company's submission of a 510(k) application to the notified body, KEMA Registered Quality, Inc., for review prior to formal submission to the FDA, the first step to obtain formal regulatory clearance that allow the marketing and sale of the Company's device in the United States, has been approved. The notified body submitted a formal 510(k) application to the FDA on November 16, 2004. Simultaneously, the Company is attempting to raise long-term capital of approximately $5 million to $7 million to enable it to commercialize its device (assuming FDA approval is obtained) and maintain its operations. The infusion of long-term capital is essential for the Company to continue its operations. There is no assurance the Company will be successful in securing the long-term capital or the balance of the short-term funding.

The Company has depleted all its cash resources and two of the five employees left on September 30, 2004. The Company has not paid its employees for September 2004 and October 2004. More employees are likely to depart unless the Company obtains immediate cash and pays the back pay. The Company's existence is dependent upon management's ability to secure immediately cash to resolve its current liquidity problems. However, no assurance can be given that management's actions will result in profitable operations or the resolution of the Company's liquidity problems. The accompanying consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might result should the Company be unable to continue as a going concern.

2.    THE COMPANY — The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Accordingly, the results from operations for the three months and nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004. The unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements as at December 31, 2003, and the footnotes thereto which are included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003.

3.    CONSOLIDATED FINANCIAL STATEMENTS — The consolidated financial statements include the accounts of the Company and Biofield International, Inc. All intercompany transactions and balances have been eliminated in consolidation.

4.     NET LOSS PER SHARE — The basic and diluted loss per share is computed based on the weighted average number of common shares outstanding. Common equivalent shares totaling 2,428,409 are not included in the share calculations since the effect of their inclusion would be antidilutive.

5.    STOCK-BASED EMPLOYEE COMPENSATION — At September 30, 2004, the Company had three stock-based employee compensation plans. The Company accounts for these plans under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation:

	Three months ended		Nine months ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Net loss, as reported	$(851,644)	$(685,118)	$(2,394,671)	$(1,607,398)
Add: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1,415)	(22,798)	(4,245)	(132,546)
Pro forma net loss	$(853,059)	$(707,916)	$(2,398,916)	$(1,739,944)
Earnings per share:
Basic and diluted loss per share:
As reported	$(0.03)	$(0.02)	$(0.08)	$(0.06)
Pro forma	$(0.03)	$(0.02)	$(0.08)	$(0.07)

Under SFAS No. 123, the fair value of stock-based awards is calculated through the use of option-pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which differ significantly from the Company's stock option grants. These models also require subjective assumptions, including future stock price volatility and expected lives of each option grant.